As filed with the U.S. Securities and Exchange Commission on February 11, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

ON

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PMGC HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	5912	85-1399981
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

120 Newport Center Drive, Ste. 250

Newport Beach, CA 92660

(888) 445-4886

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Graydon Bensler

Chief Executive Officer and Chief Financial Officer

PMGC Holdings Inc.

120 Newport Center Drive, Ste. 250

Newport Beach, CA 92660

(888) 445-4886

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq. Matthew Siracusa, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Telephone: (212) 658-0458	Michael Harris, Esq. Constantine Christakis, Esq. Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach Gardens, Florida 33410 (561) 686-3307

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 11, 2025

PRELIMINARY PROSPECTUS

Up to 969,386 Shares of Common Stock Underlying Common Stock Purchase Warrants

PMGC Holdings Inc.

This prospectus relates to the offer and sale, from time to time, by the selling security holders identified in this prospectus (the “Selling Shareholders”) or their permitted transferees, of up to 969,386 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of certain Common Stock Purchase Warrants issued to the Selling Shareholders (each, a “Warrant”) pursuant to the warrant inducement agreements (each, a “Warrant Inducement Agreement”) entered into between the Company and such Selling Shareholders dated January 27, 2025. Each of the Warrants has an exercise price of $2.75 per share and will be exercisable at any time on or after the Shareholder Approval Date (as such term is defined in the Warrant, and such date, the “Initial Exercise Date”) and on or prior to 5:00pm (New York, New York time) on the five year anniversary of the Initial Exercise Date, provided that if such date is not a Trading Day (as such term is defined in the Warrant), the immediately following Trading Day but not thereafter.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Shareholders by reason of stock splits, stock dividends and other events described therein.

See “Selling Shareholders” for additional information regarding the Selling Shareholders.

We are not selling any shares of our shares of Common Stock pursuant to this prospectus, and we will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Shareholders. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of Common Stock. We are registering the securities for resale pursuant to the Warrant Inducement Agreement. Our registration of the securities covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the shares of Common Stock issuable pursuant to the Warrant Inducement Agreement or the exercise of the Warrants. We cannot predict when and in what amounts or if the Warrants will be exercised. See the section of this prospectus entitled “Selling Shareholders” for more information. However, we will receive proceeds of an aggregate of approximately $2.7 million if the Selling Shareholders exercise all of their Warrants for cash. See “Use of Proceeds.”

The Selling Shareholders may offer and sell the securities covered by this prospectus from time to time. The Selling Shareholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and a “smaller reporting company” and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ELAB.” On February 11, 2025, the last reported sales price of the Common Stock was $1.70 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2025.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the placement agent, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

i

ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Company,” “PMGC,” the “registrant,” “we,” “our” or “us” in this prospectus mean PMGC Holdings Inc. and its wholly owned subsidiaries, PMGC Capital LLC, Northstrive Biosciences Inc. and PMGC Research Inc.;

●	“year” or “fiscal year” means the year ending December 31; and

●	all dollar or $ references, when used in this prospectus, refer to United States dollars.

Any prospectus supplement may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Investors should be aware that the historical financial information presented in our previously filed Annual Report on Form 10-K includes Elevai Skincare Inc., which has since been divested. For financial information reflecting this divestiture as of September 30, 2024, investors should refer to our Current Report on Form 8-K filed on January 17, 2025, which includes pro forma financial statements reflecting the impact of the transaction as of such date. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference” in both this prospectus and any prospectus supplement).

MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of certain events such as the impact of the war in Ukraine and Israel, any possible recession may have on the sales of our products and any future outbreaks of coronavirus (COVID-19). Accordingly, those third-party projections may be overstated and should not be given undue weight. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. Any website references (URLs) in this prospectus are inactive textual references only and are not active hyperlinks. Therefore, such website references and information accessible from the websites do not constitute a part of, and is not incorporated by reference into, the registration statement of which this prospectus forms a part. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus.

The Company

We manage and operate a diverse portfolio of three wholly owned subsidiaries across the medical aesthetics and biopharmaceutical sectors:

●	Northstrive Biosciences Inc. is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines and therapeutic products. Our lead asset, EL-22, is leveraging a first-in-class engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists.

●	PMGC Research Inc., based in Canada, is currently dedicated to medical scientific research and development efforts, utilizing Canadian research grants and partnering with leading Canadian Universities to push the boundaries of innovation.

●	PMGC Capital LLC is a multi-strategy investment firm focused on direct investments, strategic lending, and acquiring undervalued companies and assets across diverse markets. Our mission is to identify and seize high-potential opportunities, delivering sustainable growth and maximizing returns on capital.

We are dedicated to enhancing our portfolio through the acquisition of operating companies and innovative biotechnology assets that align with our growth mission, while actively pursuing opportunities to foster growth and drive innovation.

On January 16, 2025, we completed the divestiture of the assets relating to our prior Elevai Skincare Inc. business. Elevai Skincare Inc., previously specializing in developing and commercializing physician-dispensed skincare products, is no longer part of our operations. Post closing of the asset sale, we changed the name of Elevai Skincare Inc. to PMGC Impasse Corp. on January 17, 2025. The Skincare asset divestiture enables us to dedicate more resources and time to advancing our initiatives and assets in larger markets with unmet needs, creating greater growth opportunities for the Company and its shareholders. Our efforts will focus on the clinical development of biotechnology assets through NorthStrive Biosciences Inc. while leveraging our R&D capabilities through PMGC Research Inc. Moreover, this strategic shift positions us to actively explore and execute potential business acquisitions and high-value biotechnology assets, further strengthening our portfolio and driving long-term growth.

Business Strategy

PMGC Holdings Inc. currently operates as a holding company focusing on developing and acquiring biotechnology assets and advancing novel science and discoveries through collaborative strategic research and development partnerships. We intend to find and acquire additional innovative biotechnology assets and operating companies in agnostic sectors.

Research and Development

PMGC Research Inc. collaborates with academic institutions in Canada to advance scientific discoveries and innovative research.. Its partnership with Dr. Stanislav Sokolenko’s Lab at Dalhousie University, supported by the Mitacs Accelerate Grants Program.

Biotechnology Product Development

Northstrive Biosciences Inc. is advancing its lead asset, EL-22, an engineered probiotic designed to preserve muscle mass during weight loss treatments. EL-22 has completed a Phase 1 clinical trial in South Korea, showing promising safety and tolerability results. The Company plans to file an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (the “FDA”) to evaluate EL-22 in combination with GLP-1 receptor agonists. Additionally, EL-32, a preclinical probiotic expressing dual myostatin and activin-A inhibitors, is being developed for muscle preservation in obesity treatments.

Investments

PMGC Capital LLC is a multi-strategy investment firm focused on direct investments, strategic lending, and acquiring undervalued companies and assets across diverse markets. Its mission is to identify and seize high-potential opportunities, delivering sustainable growth and maximizing returns on capital. This expansion into capital investment allows the Company to further diversify its portfolio and potential acquire further assets at discounted valuations.

Competition

PMGC Holdings Inc. and its respective subsidiaries, operate in highly competitive and risky industries. Key competitors for NorthStrive Biosciences in the biopharmaceutical sector include companies developing obesity treatments, including GLP-1 receptor agonists and muscle preservation therapies. Key competitors for PMGC Capital in the investment sector include multi-strategy investment firms targeting high yield and return on capital in undervalued companies and assets.

Intellectual Property

We have developed a comprehensive portfolio of intellectual property, consisting of patents, patent applications, domain names, know-how and trade secrets. As of the date of this prospectus, we have two registered domain names, one issued patent, four non-provisional patent applications filed, four provisional patent application and four International Patent Corporation Treaty (“PCT”) applications filed.

We believe our intellectual property adequately protects our products and technology and may prevent others from commercializing products or methods substantially similar to ours.

PMGC Holdings Inc.

Patents

Below is a table, with footnotes, that includes our United States and International Patent Cooperation Treaty (PCT-Global) patent applications with its referenced property number that are material to our business as of January 24, 2025 as well as our two anticipated patent applications:

Property No.	Patent Title	Application Number and Filing Date	Application Type	Jurisdiction	Ownership Status and Expiration Date
1.	Fusion Protein of Myo-2 for Use in Treating Muscle Loss in Obese Patients	63/639,722, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025

2.	Combination Therapy of a Fusion Protein of Myo-2 with a GLP-1 Receptor Agonist for Use in Treating Muscle Loss in Obese Patients	63/639,723, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025

3.	Pharmaceutical Composition for Treatment of Muscle Loss Due to Obesity	63/639,727, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025

4.	Combination Therapy for Treatment of Muscle Loss Due to Obesity	63/639,728, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025

Below is a table that includes our United States and International Patent Cooperation Treaty (PCT-Global) patent applications as of February 11, 2025.

Patent Title	Filing Date	Application Type	Jurisdiction
Fusion Protein of Myo-2 for Use in Treating Muscle Loss in Obese Patients (1)	9/30/2024	Non-provisional	USA
Combination Therapy of a Fusion Protein of Myo-2 with a GLP-1 Receptor Agonist for Use in Treating Muscle Loss in Obese Patients (2)	9/30/2024	Non-Provisional	USA
Pharmaceutical Composition for Treatment of Muscle Loss Due to Obesity (3)	10/15/2024	Non-provisional	USA
Combination Therapy for Treatment of Muscle Loss Due to Obesity (4)	04/28/2025	Non-provisional	USA

(1)	Non-provisional patent application based on Property.

(2)	Non-provisional patent application based on Property.

(3)	Non-provisional patent application based on Property.

(4)	Non-provisional patent application based on Property.

If approved, our International PCT patent applications will cover all 152 nations which are signatories of the PCT. However, our IP strategy generally recognizes the United States, United Kingdom, European Union, Canada, Japan, Australia and China as targets for extending patent protection under the PCT. Decisions regarding which countries to extend patent coverage under the PCT is taken on a case-by-case basis, subject to normal business considerations such as value and return on investment.

Domain Names

We have the right to use the following domain registration issued in the United States, as noted below:

Number	Issue Date	Expiration Date	Registration Agency	Domain Name	Owner
1	July 31, 2024	July 31, 2027	GoDaddy	www.pmgcholdings.com	PMGC Holdings Inc.
2	April 10, 2024	April 10, 2025	GoDaddy	www.northstrivebio.com	PMGC Holdings Inc.

NorthStrive Biosciences Inc.

Patents

Property No.	Licensed Product/ Nation	Registration Number	Registration Date	Title
1.	EL-22 Korea	10-0857861-0000	2008.09.03	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
2.	EL-22 Korea	10-0872042-0000	2008.11.28	Cell Surface Expression Vector of Myostatin and Microorganisms Transformed Thereby
3.	EL-22 USA	8470551	2013.06.25	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
4.	EL-22 Japan	05634867	2014.10.24	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
5.	EL-22 China	ZL200780101116.2	2013.06.19	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof

Patent Applications

Property No.	Licensed Product/ Nation	Patent Application Serial No	Filing Date	Title
1.	EL-32 USA	18/627,462	2024.04.05	Pharmaceutical composition for alleviation, treatment, and prevention of sarcopenia containing microorganism transformed with cell surface display vector operably linked with gene encoding myostatin and activin A proteins as active ingredient
2.	EL-32 Korea	10-2022-0136606	2022.10.21	A pharmaceutical composition for alleviation, treatment and prevention of sarcopenia containing a microorganism transformed with a vector expressing myostatin and activin A on the cell surface as an active ingredient

Going Concern

As of September 30, 2024, management has determined there is substantial doubt about the Company’s ability to continue as a going concern. The Company may need to obtain funds to support its working capital, the methods of which include, without limitation, the following:

●	this offering;

●	other available sources of financing (including debt) from banks and other financial institutions; and

●	financial support from the Company’s related parties.

There can be no assurance that the Company will be successful in securing sufficient funds to sustain its operations. See “Risk Factors” at page 8.

Recent Developments

●	On January 27, 2025, the Company entered into a warrant inducement agreement with certain warrant holders (the “Warrant Holders”), in which the Warrant Holders agreed to reduce the exercise price of warrants that were previously issued to the Warrant Holders by the Company in a public offering (the “Existing Warrants”), which shares of Common Stock underlying the Existing Warrants were registered for sale under the registration statement on Form S-1, as amended (File No. 333-281987), and exercise the Existing Warrants in exchange for the Company issuing warrants (the “New Warrants”) with an exercise price of $2.75 per share (subject to adjustment pursuant to the terms of the warrant agreement for such New Warrants, the “New Warrant Agreement”), to purchase 969,386 shares of Common Stock, in the aggregate. The transactions contemplated by the Warrant Inducement Agreement and the New Warrant Agreement (the “Warrant Inducement Transactions”) were consummated or January 28, 2025. Pursuant to the Warrant Inducement Transactions, the Company received aggregate gross proceeds up to approximately $1,938,772, before deducting expenses payable by the Company.

●	On January 27, 2025, we filed a shelf registration statement on Form S-3 (File No. 333-284505) containing a base prospectus covering the offering, issuance, and sale by us of up to $100,000,000 of Common Stock, preferred stock, warrants, rights, units and debt securities.

●	In January 2025, the Company announced the sale of its Elevai Skincare subsidiary and signaled a shift toward acquiring transformative assets. This divestiture is part of the Company’s broader strategy to position itself as a diversified holding entity with interests across various growth sectors.

●	In January 2025, Elevai Biosciences Inc. changed its name to Northstrive Biosciences Inc., Elevai Research Inc. changed its name to PMGC Research Inc., and PMGC Capital LLC was formed.

●	In December 2024, Jordan R. Plews resigned as Director of the Company. His resignation was not due to any disagreement with the Company on matters related to operations, policies or practices. This transition marks a continuation of the Company’s strategic adjustments as it evolves its corporate governance structure.

●	In December 2024, PMGC Capital LLC was formed as a multi-strategy investment and advisory services vehicle focused on direct investments, strategic lending, and acquiring undervalued companies and assets across diverse markets. Its mission is to identify and seize high-potential opportunities, delivering sustainable growth and maximizing returns on capital.

●	In December 2024, the Company completed its reincorporation from Delaware to Nevada. The reincorporation was executed through an Agreement and Plan of Merger dated as of November 22, 2024, by and between Elevai Labs Inc. and PMGC Holdings Inc., in which Elevai Labs Inc. merged with and into PMGC Holdings Inc., with PMGC Holdings Inc. surviving. The reincorporation did not affect business operations, management or stockholder ownership interests and enables the Company to operate under Nevada corporate laws.

●	In December 2024, the Company dismissed TPS Thayer, LLC (“TPS Thayer”) as its independent registered public accounting firm and engaged HTL International, LLC (“HTL International”) as its replacement, reflecting the Company’s efforts to strengthen its financial oversight. HTL International and TPS Thayer had entered into a strategic collaboration in November 2024, in which TPS Thayer’s audit partners and team members transitioned to HTL.

●	On November 27, 2024, the Company effected a 1-for-200 reverse stock split, aligning its share structure with the compliance requirements of The Nasdaq Stock Market LLC (“Nasdaq”).

The reverse stock split was on a ratio of two hundred old common shares for every one share of new post reverse split Common Stock.

The impact on the number of Common Stock, warrants and stock options, the weighted average shares outstanding, and the basic and diluted loss per share as disclosed in our consolidated financial statements are as follows:

Quarterly periods ended September 30, 2024, and 2023:

246,880 Common stock outstanding as of September 30, 2024 (December 31, 2023: 86,648).

294,608 Equity warrants outstanding as of September 30, 2024, with a weighted average exercise price of $78 per share.

1,535 Derivative liability warrants outstanding as of September 30, 2024, with a weighted average exercise price of $500 per share.

6,103 stock options outstanding as of September 30, 2024, with a weighted average exercise price of $304 per share.

Basic and diluted weighted average shares outstanding, and loss per share as follows:

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Basic and diluted loss per share	$(13.55)	(15.62)	(45.13)	(63.50)
Weighted average shares outstanding	110,796	50,116	95,526	49,504

Years ended December 31, 2023, and 2022:

86,648 Common Stock outstanding as of December 31, 2023 (December 31, 2022: 47,843).

Nil Preferred stock outstanding as of December 31, 2023 (December 31, 2022: 28,554).

1,750 Equity warrants outstanding as of December 31, 2023 (December 31, 2022 – Nil), with a weighted average exercise price of $600 per share.

1,535 Derivative liability warrants outstanding as of December 31, 2023 (December 31, 2022 – 1,160), with a weighted average exercise price of $500 per share (December 31, 2022 - $402 per share).

7,616 stock options outstanding as of December 31, 2023 (December 31, 2022 – 6,831), with a weighted average exercise price of $342 per share (December 31, 2022 - $216 per share).

Basic and diluted weighted average shares outstanding, and loss per share as follows:

	Year	Year
	ended	ended
	December 31,	December 31,
	2023	2022
Basic and diluted loss per share	$(80.06)	(37.79)
Weighted average shares outstanding	53,730	47,645

Corporate History and Structure

PMGC Holdings Inc. was originally incorporated in Delaware in June 2020 under the name Reactive Medical Labs Inc. In December 2024, we reincorporated in Nevada through a merger agreement pursuant to the Agreement and Plan of Merger dated as of November 22, 2024, by and between Elevai Labs Inc. and PMGC Holdings Inc. Following the reincorporation, our corporate name changed to PMGC Holdings Inc., and our operations and governance are now subject to Nevada corporate laws.

In June 2021, we entered into a stock transfer agreement with Reactive Medical Inc., a Canadian company, whereby we acquired substantially all of the assets and liabilities of Reactive Medical Inc. Under this agreement, we acquired 100% of the issued and outstanding common shares of Reactive Medical Inc. Before the agreement, BWL Investments Ltd., a British Columbia corporation, owned 100% of the issued and outstanding common shares of Reactive Medical Inc. In consideration for these shares, we issued 100 shares of our Common Stock to BWL Investments Ltd. Upon completion of the stock transfer agreement, Reactive Medical Inc. became our wholly owned subsidiary. In September 2022, Reactive Medical Inc. changed its name to Elevai Research Inc.

This strategic move to Nevada, along with our historical and ongoing corporate actions, reflects our commitment to enhancing operational flexibility and pursuing opportunities for growth.

As of the date of this prospectus, we are qualified to do business as a foreign corporation in the state of California. Our telephone number is (888) 445-4886. Our website address is www.pmgcholdings.com. Information contained on our website or connected thereto or on any other website referred to herein or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Our principal executive offices remain located at 120 Newport Center Dr. #250, Newport Beach, CA 92660.

We have three operating wholly owned subsidiaries, Northstrive Biosciences Inc., PMGC Research Inc. and PMGC Capital LLC.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

The RESALE offering

Common Stock offered	969,386 shares

Shares of Common Stock outstanding before this offering(1)	4,042,295 shares

Shares of Common Stock outstanding after this offering(2)	5,011,681 shares

Use of proceeds	We will not receive any proceeds from the sale of Common Stock being registered in this prospectus. However, we expect to receive proceeds from the exercise of the Warrants, if any.

Trading Symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ELAB.”

Risk factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

(1)	As of January 5, 2025.

(2)	Assumes the issuance of all shares issuable upon exercise of the Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks described below. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our Common Stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial, which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our Common Stock could decline. As a result, you could lose some or all of any investment you may make in our Common Stock.

Risks Related to Our Financial Condition

Our financial statements have been prepared on a going-concern basis and our continued operations are in doubt.

The uncertainty about our ability to continue in operation is based on our continuing losses from operation, limited revenue and limited working capital, among other things which existed as of year-end December 31, 2023 and December 31, 2022. As of September 30, 2024 and December 31, 2023, the Company had net working capital of $6,097,404 and $3,622,091, respectively, and has an accumulated deficit of $11,334,888 and $7,023,890, respectively. Included in the accumulated deficit are losses of $4,310,998 for the nine months ended September 30, 2024 and $4,301,517 for the year ended December 31, 2023. Given all these facts, we are dependent on obtaining funding from operations and the sale of debt or equity to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our ability to continue as a going concern depends on the success of any future offering and receipt of additional funds through debt or equity financing and our operations. In the event we are unable to obtain such funding, we may have to delay, reduce or eliminate certain of our planned operations, including some of our research and development and/or clinical validation studies to demonstrate aesthetic improvement, reduce overall overhead expense, or divest assets. This in turn may have an adverse effect on our ability to realize the value of our assets. If we are unable to continue as a going concern, you may lose all or part of your investment.

We have a history of net losses, and we may not be able to achieve or maintain profitability in the future.

We have incurred net losses each year since our inception, and we may not be able to achieve or maintain profitability in the future. We incurred net losses of $4,310,998 and $3,143,601, for the nine months ended September 30, 2024 and 2023, respectively and $4,301,517 and $1,800,268 in the years ended December 31, 2023 and 2022, respectively. Our expenses will likely increase in the future and may be more costly than we expect and may not result in increased revenue or growth in our business. These offerings may require significant capital investments and recurring costs, maintenance, depreciation, asset life and asset replacement costs, and if we are not able to maintain sufficient levels of utilization of such assets or such offerings are otherwise not successful, our investments may not generate sufficient returns and our financial condition may be adversely affected. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow on a consistent basis. If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition, results of operations and prospects could be adversely affected. If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur significant losses in the future and may not be able to achieve or maintain profitability.

Our current growth may not be indicative of our future growth and, if we begin to grow rapidly, we may not be able to effectively manage our growth or evaluate our future prospects. If we fail to effectively manage our future growth or evaluate our future prospects, our business could be adversely affected.

We have experienced minimal growth since our launch in 2020. For example, our revenue increased from nil in 2020 to $827 in 2021, to $766,277 in 2022, to $1,712,595 in 2023, and increased to $1,747,570 for the nine months ended September 30, 2024. Moreover, the number of our full-time employees increased as of September 30, 2024. As of the date of this prospectus, we have one (1) full time employee. This growth has placed significant demands on our management, financial, operational, technological and other resources. The anticipated growth and expansion of our business depends on a number of factors, including our ability to:

●	Identify and acquire biotechnology assets and companies with strong commercial potential;

●	Efficiently integrate acquired businesses and optimize their operations;

●	Secure financing and capital to support acquisitions and subsequent growth;

●	Develop and commercialize biotechnology innovations through our portfolio companies;

●	Protect and expand our intellectual property portfolio, including patents, trademarks, and proprietary technologies;

●	Navigate the complex regulatory landscape for drug development, medical devices, and other biotechnology-related products; and

●	Establish strategic partnerships to enhance market penetration and revenue generation.

Such growth and expansion of our business will place significant demands on our management and operations teams and require significant additional resources, financial and otherwise, to meet our needs, which may not be available in a cost-effective manner, or at all. We expect to continue to expend substantial resources on:

●	Mergers and acquisitions to expand our biotechnology portfolio;

●	Research and development initiatives within our acquired companies;

●	Patents and patent enforcement and other intellectual property protections to maintain competitive advantages;

●	Regulatory compliance, including FDA and other global regulatory approvals;

●	Sales and marketing efforts to support commercialization strategies; and

●	General administration, including increased finance, legal, and accounting expenses associated with operating as a public company.

These investments may not result in the growth of our business. Even if these investments do result in the growth of our business, if we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy our client requirements or maintain high-quality product offerings, any of which could adversely affect our business, financial condition, results of operations and prospects. You should not rely on our historical rate of revenue growth as an indication of our future performance or the rate of growth we may experience in any new category or internationally.

In addition, to support continued growth, we must effectively integrate, develop and motivate a large number of new employees while maintaining our corporate culture. We face significant competition for personnel. To attract top talent, we have had to offer, and expect to continue to offer, competitive compensation and benefits packages before we can validate the productivity of new employees. We may also need to increase our employee compensation levels to remain competitive in attracting and retaining talented employees. The risks associated with a rapidly growing workforce will be particularly acute as we choose to expand into new product categories and global markets. Additionally, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could have an adverse effect on our business, financial condition, results of operations and prospects.

We are also required to manage numerous relationships with various vendors and other third parties. Further growth of our operations, client base, or internal controls and procedures may not be adequate to support our operations. If we are unable to manage the growth of our organization effectively, our business, financial condition, results of operations and prospects may be adversely affected.

We will need additional capital to conduct our operations and develop our products and our ability to obtain the necessary funding is uncertain.

During the nine months ended September 30, 2024 and the years ended December 31, 2023, and December 31, 2022 we used a significant amount of cash to finance our continued operations, and we need to obtain significant additional capital resources in order to develop products going forward. We may not be successful in maintaining our normal operating cash flow and the timing of our capital expenditures may not result in cash flows sufficient to sustain our operations through the next twelve months. If financing is not sufficient and additional financing is not available or available only on terms that are detrimental to our long-term survival, it could have a major adverse effect on our ability to pursue our clinical research and product development programs and could ultimately affect our ability to continue to function. The timing and degree of any future capital requirements and our ability to meet such capital requirements in a timely manner, on favorable terms or at all will depend on many factors, including:

●	the accuracy of the assumptions underlying our estimates for capital needs in 2025 and beyond;

●	scientific progress in our research and development programs;

●	the magnitude and scope of our research and development programs and our ability to establish, enforce and maintain strategic arrangements for research, development, product testing, manufacturing, third-party agreements and marketing;

●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

●	the number and type of pipeline product that we pursue; and

●	the development of major widespread events, including the possibility of a recession in the U.S. and globally, market volatility the potential for future pandemics or outbreaks such as any future COVID-19 outbreak, geopolitical conflict and other events which could impact us and third parties on which we depend.

Additional financing through strategic collaborations, public or private equity or debt financings or other financing sources may not be available on acceptable terms, or at all. Additional equity financing could result in significant dilution to our stockholders, and any debt financings will likely involve covenants restricting our business activities. Additional financing may not be available on acceptable terms, or at all. Further, if we obtain additional funds through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, pipeline product or products that we might otherwise seek to develop and commercialize on our own. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or product development initiatives, any of which could have a material adverse effect on our financial condition or business prospects.

Risks Related to Our Business, Our Portfolio Companies, and the Biotechnology Industry

Our acquired technologies and products under development could be rendered obsolete by technological, regulatory, or medical advances.

The biotechnology industry is highly competitive and rapidly evolving. The technologies and product candidates developed by our portfolio companies may become obsolete or uneconomical due to advancements in scientific research, new treatment modalities, disruptive innovations, or competitive products that better or more cost-effectively address the conditions our assets aim to target.

Competitors, including well-funded pharmaceutical and biotechnology companies, academic institutions, and research organizations, may develop more effective, safer, or commercially viable solutions, rendering the technologies we acquire or invest in less attractive or non-competitive. Additionally, shifts in regulatory frameworks or treatment paradigms could impact the viability of certain products in our portfolio.

To mitigate these risks, we focus on acquiring intellectual property rights, including patents and proprietary technologies, to safeguard competitive advantages. However, there is no guarantee that our patents will be sufficient to prevent competitors from developing similar or superior solutions. Furthermore, if our portfolio companies fail to innovate or adapt to industry advancements, the commercial potential of their technologies may diminish, negatively affecting our business, financial condition, and long-term growth strategy.

To sustain our continued growth, we will need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

We may experience growth in the number of our employees and the scope of our operations. To that extent, the resulting growth and expansion of our sales force will place a significant demand on our financial, managerial and operational resources. We may not be able to accurately forecast the number of employees required, the timing of their hire or the associated costs with our expansion and/or our entrance into new markets. The extent of any expansion we may experience will be driven largely by the success of our new products. As a result, management’s ability to project the size of any such expansion and its cost to the company is limited by the following uncertainties: (i) we will not have previously sold any of the new products and the ultimate success of these new products and applications is unknown; (ii) we will be entering new markets; and (iii) the costs will be partially driven by factors that may not be fully in our control (e.g., timing of hiring, market salary rates, ability to hire new managerial and senior staff). Our success will also depend on the ability of our executive officers and senior management to continue to implement and improve our operational, information management and financial control systems to comply with the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and to expand, train and manage our employee base. Our inability to manage growth effectively could cause our operating costs to grow even faster than we are currently anticipating and adversely affect our results of operations.

If we are unable to secure strategic commercial partnerships, licensing agreements, funding, or other key business relationships following successful clinical results, our revenue potential may be limited.

Unlike traditional biotechnology companies that build internal sales forces, we focus on strategic pathways to commercialization, including partnerships, licensing agreements, acquisitions, and collaborations with larger pharmaceutical and biotechnology companies. Our ability to generate revenue and successfully bring products to market depends on multiple factors, including:

●	Achieving positive clinical trial results that demonstrate the viability, efficacy, and safety of our portfolio companies’ technologies;

●	Securing strategic commercial partnerships or licensing agreements with larger pharmaceutical or biotechnology companies to support late-stage clinical trials, regulatory approvals, manufacturing, and distribution;

●	Attracting additional funding to continue development efforts, including non-dilutive funding sources such as government grants, private partnerships, and strategic investments;

●	Navigating regulatory requirements, including obtaining FDA, European Medicines Agency (“EMA”), or other global regulatory approvals necessary for commercialization;

●	Protecting and enforcing intellectual property, including patents and proprietary technologies, to maintain competitive advantages and prevent market erosion from competitors;

●	Managing operational and financial risks associated with product development timelines, regulatory setbacks, and clinical trial failures; and

●	Avoiding disruptions from changing government regulations, healthcare reimbursement policies, or shifts in market demand that could impact product viability.

In addition to the risks associated with clinical and regulatory success, our business strategy is dependent on external partners who may not have aligned priorities, sufficient resources, or the willingness to enter into agreements on terms favorable to us. If we are unable to secure the necessary partnerships, licensing deals, funding, or commercialization pathways, we may struggle to generate revenue or achieve sustainable growth.

Furthermore, external factors such as macroeconomic conditions, evolving healthcare policies, investor sentiment toward the biotechnology sector, and industry competition could significantly impact our ability to successfully bring products to market. Any failure to effectively manage these risks could materially and adversely affect our financial condition, business strategy, and long-term growth prospects.

Potential business combinations and licensing agreements could require significant management attention and prove difficult to integrate, which could divert attention away from management, disrupt our normal course of business, dilute stockholder value, and adversely affect our operating results.

As a biotechnology-focused holding company, our business strategy relies heavily on acquiring, licensing, and investing in biotechnology assets, early-stage life sciences companies, and commercial-stage enterprises. Business combinations and licensing agreements involve several inherent risks, including:

●	Challenges in integrating newly acquired companies or licensed technologies into our existing structure, including management information systems, personnel, regulatory compliance, intellectual property protection, and financial reporting systems;

●	Dependence on third-party licensors for key intellectual property, which may limit our control over development timelines, commercial strategies, or pricing decisions;

●	The risk of acquiring or licensing assets that fail to generate expected revenue or return on investment due to scientific, regulatory, or market challenges;

●	Potential failure to secure exclusive rights in licensing agreements, exposing us to competitive pressures and reduced market opportunity;

●	Unanticipated costs and liabilities, including intellectual property disputes, regulatory compliance issues, or unforeseen operational inefficiencies;

●	Potential delays or failures in the commercialization of acquired or licensed product candidates due to clinical trial setbacks, changes in regulatory requirements, or loss of key industry partnerships;

●	Disruption of ongoing business operations within acquired or partnered companies, leading to employee turnover, loss of strategic partners, or reputational risks; and

●	Challenges in integrating financial, accounting, and intellectual property portfolios, which could result in difficulties in reporting and forecasting earnings.

Additionally, we may not realize the expected benefits of any business combination or licensing agreement if we fail to successfully integrate these businesses, optimize their research and development efforts, or effectively monetize their intellectual property. Any setbacks in evaluating, structuring, integrating, or commercializing acquired or licensed assets could have an adverse effect on our revenue, operating results, and overall strategic growth.

If we fail to cost-effectively acquire, license, or develop biotechnology assets, our business could be adversely affected.

Our success depends in part on our ability to acquire and license promising biotechnology assets, advance them through preclinical and clinical stages, and secure commercial partnerships for further development and distribution. If we fail to do so cost-effectively, our business, financial condition, and growth prospects may be adversely affected Risks related to the acquisition, licensing and development of biotechnology assets include:

●	Dependence on licensing: We rely on in-licensing agreements for a significant portion of our biotechnology assets. If we are unable to secure favorable licensing terms or if licensors terminate agreements, our ability to develop and commercialize key technologies may be compromised.

●	Intellectual property risks: Our business depends on the strength and enforceability of our licensed and acquired intellectual property. If we are unable to obtain or maintain robust patent protections, we may lose competitive advantages. Additionally, disputes over intellectual property ownership, validity, or infringement could result in costly litigation and potential loss of key assets.

●	Regulatory uncertainty: Acquiring or licensing assets requires navigating complex regulatory frameworks. Any failure to obtain necessary regulatory approvals or unexpected changes in regulatory requirements could result in delays, increased costs, or inability to commercialize certain products.

●	Competitive market pressures: The biotechnology industry is highly competitive, and other companies with greater resources may outbid us for attractive assets or develop competing products that render our acquisitions or licenses obsolete.

●	Capital constraints: Advancing biotechnology assets requires significant capital for preclinical and clinical development. If we are unable to secure sufficient funding, we may be forced to delay, scale down, or abandon promising programs.

Furthermore, external factors such as macroeconomic conditions, evolving healthcare policies, investor sentiment toward the biotechnology sector, and industry competition could significantly impact our ability to successfully bring products to market. Any failure to effectively manage these risks could materially and adversely affect our financial condition, business strategy, and long-term growth prospects.

If we fail to secure strategic partnerships or commercialization agreements, our revenue potential may be limited.

Rather than building an internal sales force, we rely on strategic partnerships, licensing agreements, and collaborations with pharmaceutical and biotechnology companies to bring our portfolio assets to market. Our ability to generate revenue and successfully commercialize these assets depends on:

●	Securing commercial partnerships with pharmaceutical companies willing to invest in late-stage clinical development and regulatory approval;

●	Licensing our assets to established players who have the infrastructure to manufacture, distribute, and market biotechnology products;

●	Attracting non-dilutive funding sources such as government grants, private partnerships, and strategic investments to support product development;

●	Successfully negotiating revenue-sharing agreements, royalty structures, and milestone payments that provide sufficient financial return;

●	Managing potential conflicts of interest with licensors, co-development partners, or other stakeholders that may have competing priorities; and

●	Avoiding disruptions from changing government regulations, reimbursement policies, or shifts in market demand that could impact commercialization pathways.

If we are unable to secure strategic partnerships or licensing agreements, we may face challenges in bringing our portfolio assets to market, which could significantly impact our revenue potential and long-term viability.

Our brand and reputation may be diminished due to intellectual property disputes, perceived scientific failures, or negative publicity, which could have an adverse effect on our business.

In the biotechnology industry, intellectual property is a critical competitive asset. Any loss of confidence in our ability to protect our intellectual property, secure regulatory approvals, or successfully develop our portfolio assets could harm our reputation and business prospects. Risks include:

●	Patent litigation and intellectual property challenges: If our patents, or those of our licensors, are challenged, invalidated, or circumvented, we could lose key competitive advantages and revenue opportunities. Competitors or third parties may also claim that our licensed or acquired technologies infringe on their intellectual property, resulting in costly litigation.

●	Public perception of scientific validity: If any of our portfolio companies experience clinical trial failures, safety concerns, or unexpected regulatory hurdles, our brand and ability to attract investors or partners may be negatively impacted.

●	Negative publicity in the biotechnology industry: Misinformation, activist campaigns, or unfavorable media coverage related to biotechnology, drug pricing, or perceived ethical concerns could reduce investor confidence and impact our ability to secure partnerships.

●	Dependence on third-party data and clinical results: We rely on external research partners, licensors, and academic collaborations for much of the underlying data supporting our biotechnology assets. If any of these third parties publish misleading or inaccurate findings, or if data discrepancies emerge, our reputation could suffer.

●	Evolving social media and digital risks: With the rapid spread of information on social media, any negative sentiment regarding our portfolio companies, partners, or industry practices could quickly impact investor and stakeholder confidence.

If our brand reputation is damaged, it may become more difficult to attract investment, secure licensing agreements, or acquire high-value biotechnology assets, all of which could have a material adverse impact on our business.

Economic downturns, shifts in healthcare investment trends, regulatory changes, and evolving market demand for biotechnology products could negatively affect our business.

We have positioned our business as a biotechnology-focused holding company, acquiring and licensing promising life sciences technologies with the intent to develop, commercialize, or out-license them to strategic partners. The biotechnology sector is highly sensitive to economic conditions, regulatory environments, investment cycles, and shifts in healthcare and pharmaceutical spending. Changes in these areas could significantly impact our ability to execute our business strategy. Economic downturns, fluctuations in capital markets, and changing investment trends in the biotechnology sector may adversely affect our ability to secure financing, complete acquisitions, and license or commercialize our portfolio companies’ assets. Factors that could impact our business include:

●	Capital market conditions and investor sentiment: The biotechnology industry is dependent on access to capital for research, clinical development, and regulatory approvals. Economic recessions, rising interest rates, inflation, or market downturns could reduce the availability of funding from venture capital, institutional investors, and public markets. A decline in investor confidence in biotechnology stocks could negatively affect our ability to raise capital, acquire new assets, or finance ongoing operations.

●	Regulatory and policy changes: Government regulations, reimbursement policies, and drug approval processes can shift rapidly, affecting the commercialization prospects of our biotechnology assets. If regulators impose stricter safety requirements, pricing controls, or reimbursement restrictions, it may impact the potential market for certain therapies and reduce the value of our acquired or licensed assets.

●	Shifts in pharmaceutical and biotechnology research and development spending: Large pharmaceutical companies and institutional investors dictate much of the demand for biotechnology innovations. If there is a shift away from investing in the types of assets we acquire or license—such as a focus on gene therapy over small molecules, or increased preference for in-house research and development versus external licensing—it may negatively affect our business strategy.

●	Intellectual property and patent risks: Biotechnology companies rely heavily on intellectual property protections, including patents, exclusivity periods, and licensing rights. If we are unable to secure strong IP protections, or if patents related to our portfolio assets expire, are challenged, or become unenforceable, we could lose competitive advantages and revenue potential. Additionally, litigation risks related to patent disputes could lead to costly legal battles, settlements, or lost licensing deals.

●	Market demand for biotechnology products: The success of our portfolio companies’ assets depends on healthcare providers, insurers, and patients perceiving their benefits over existing treatments. If scientific advancements, competitive innovations, or pricing pressures reduce the demand for our acquired or licensed technologies, our ability to monetize these assets could be impaired.

●	Public perception and media influence: The biotechnology sector is highly scrutinized by regulatory agencies, advocacy groups, and media outlets. Negative coverage of clinical trial failures, ethical concerns related to biotechnology innovations (e.g., gene editing, stem cell therapy), or pricing controversies could impact investor confidence, regulatory approvals, and commercial adoption of our assets.

●	Dependence on strategic partnerships: Since we do not build an internal sales force, we rely on external partnerships for commercialization. If potential partners—such as pharmaceutical companies or larger biotechnology firms—are unwilling to license, acquire, or invest in our assets due to economic pressures, shifting priorities, or competitive concerns, our revenue potential may be significantly limited.

A general decline in healthcare and biotechnology investments, unexpected changes in regulatory requirements, or shifts in the demand for certain therapies could adversely affect our ability to execute our growth strategy. If we fail to anticipate industry trends, secure financing, maintain strong intellectual property protections, or establish successful commercialization partnerships, our business, financial condition, and results of operations could be materially and adversely affected.

If we cannot maintain our company culture or focus on our strategic mission as we grow, our success and competitive position may be harmed.

We believe our entrepreneurial approach, scientific focus, and commitment to acquiring and developing high-value biotechnology assets have been key contributors to our success to date. As a biotechnology-focused holding company, our ability to identify promising assets, secure strategic partnerships, and drive innovation relies heavily on maintaining a strong leadership vision, a disciplined investment strategy, and a culture of transparency and scientific integrity.

As we scale our operations, pursue acquisitions, and develop the infrastructure of a public company, we may face challenges in maintaining these core principles. Factors that could negatively impact our corporate culture and strategic mission include:

●	Operational expansion and complexity: As we acquire and license additional biotechnology assets, we may need to expand our management team, increase regulatory and compliance functions, and establish new operational structures. This could create challenges in maintaining our entrepreneurial decision-making process and alignment with our long-term strategy.

●	Attracting and retaining talent: The biotechnology industry is highly competitive, and our ability to execute our business model depends on recruiting and retaining experienced scientists, regulatory experts, and business development professionals. If we fail to maintain a corporate culture that attracts top-tier talent, it could impact our ability to manage and grow our portfolio effectively.

●	Alignment of acquired companies and partners: As we acquire or partner with biotechnology companies, differences in corporate culture, management philosophies, or strategic priorities could create integration challenges, slowing execution and reducing operational efficiency.

●	Increased public company responsibilities: As a publicly traded entity, we must comply with additional regulatory, reporting, and governance requirements. If these obligations divert management's attention away from our core mission of identifying and developing valuable biotechnology assets, it could negatively impact our growth trajectory.

●	Balancing short-term and long-term goals: Investor expectations, market conditions, and financial pressures may require us to make short-term decisions that could conflict with our long-term strategic vision. If we prioritize immediate financial performance over scientific innovation and strategic acquisitions, it could weaken our competitive advantage in the biotechnology sector.

If we fail to preserve our entrepreneurial mindset, maintain our disciplined approach to asset selection, or sustain a culture that fosters innovation and collaboration, our ability to compete, execute acquisitions successfully, and generate long-term shareholder value could be significantly impaired. A loss of focus on our strategic mission could adversely affect our business, financial condition, and long-term growth prospects.

If we lose key personnel or are unable to attract and retain other qualified personnel, we may be unable to execute our business plan, and our business could be materially adversely affected.

As of February 11, 2025, we have only one (1) full-time employee. Our executive leadership and key personnel provide services to us primarily through consulting agreements. Braeden Lichti, our Founder and Chairman, serves as a non-employee consultant and plays a critical role in shaping the strategic direction of the company. Through his company, NorthStrive Companies, Inc., Braeden provides consulting services and, from time to time, funding and advisory services to support our acquisitions, corporate restructuring efforts, and overall growth strategy.

Graydon Bensler, our Chief Executive Officer and Chief Financial Officer, also serves in a non-employee capacity through his consulting agreement with us. Our business strategy relies heavily on these key individuals for capital markets expertise, merger and acquisition execution, regulatory oversight, and financial structuring.

Our success depends on our continued ability to attract, retain, and motivate highly qualified management, business development, finance, regulatory, and scientific personnel. The biotechnology and life sciences industries are highly competitive, and securing experienced professionals with the necessary expertise is challenging. In particular, our ability to successfully execute our acquisition and licensing strategy depends on retaining key executives and advisors with deep experience in biotechnology asset evaluation, intellectual property protection, clinical development, and financial structuring.

We are expanding our executive leadership team by hiring key personnel, including a new Chief Financial Officer, a President for NorthStrive Biosciences, and a Communications & Media Lead for PMGC Holdings. However, as part of our corporate restructuring, we also terminated our Chief Marketing Officer and Chief Commercial Officer, which may have an adverse impact on certain operational functions.

Although we maintain “key employee” insurance policies on our executive officers that would compensate us for the loss of their services, replacing critical personnel could be difficult and time-consuming. The loss of Braeden Lichti, Graydon Bensler, or other senior personnel could significantly disrupt our ability to execute our strategic business plan, impair investor confidence, and hinder capital-raising and M&A activities.

Moreover, given our reliance on non-employee consultants for executive management, we are exposed to additional risks, including:

●	The potential for misalignment between our long-term strategic goals and consultants' personal or business interests;

●	Limited day-to-day oversight and direct control over key operational decisions;

●	The risk that consulting agreements may not be renewed or could be terminated, leading to leadership instability;

●	Increased difficulty in retaining executive talent who may be recruited by competing firms offering full-time roles with equity-based incentives; and

●	Dependence on external funding sources, including capital contributions from NorthStrive Companies, Inc., which may fluctuate based on market conditions and investment opportunities.

If we fail to recruit and retain qualified personnel—particularly in finance, acquisitions, clinical development, and regulatory affairs—our ability to execute acquisitions, commercialize biotechnology assets, and achieve long-term profitability could be materially impaired. A leadership transition or prolonged vacancies in key roles could negatively affect our financial condition, business operations, and future growth.

We may be unable to accurately forecast revenue and appropriately plan our expenses in the future.

Revenue forecasting presents significant challenges as we continue to expand our biotechnology portfolio, acquire new assets, secure licensing agreements, and pursue commercial partnerships. Unlike traditional operating companies with consistent revenue streams, our revenue generation depends on various factors, including:

●	The successful completion of acquisitions and licensing deals;

●	The ability of our portfolio companies to advance product candidates through clinical and regulatory milestones;

●	The timing and terms of strategic partnerships, royalty agreements, and potential asset monetization events; and

●	Market conditions, investment cycles, and availability of funding for early-stage biotechnology assets.

We base our expense levels and investment plans on revenue projections and anticipated gross margins. However, due to the unpredictable nature of the biotechnology industry, revenue realization may not align with our projections. If our assumptions prove incorrect, we may overspend on acquisitions, clinical development, or business expansion without generating the expected financial returns, adversely impacting our business, financial condition, and results of operations.

Additionally, PMGC Capital LLC, our newly established multi-strategy investment vehicle, introduces additional financial and operational risks. As we deploy capital across different asset classes, including biotechnology equities, private investments, and structured financial instruments, our ability to generate consistent returns will be influenced by market volatility, economic downturns, and sector-specific risks. If PMGC Capital LLC underperforms or fails to achieve targeted returns, it could affect our ability to allocate capital efficiently, potentially impacting the overall financial health of our holding company.

We have a limited operating history at our current scale, which may make it difficult to evaluate our business and future prospects.

We began commercial operations in 2020 and have undergone significant strategic transitions, evolving from a single-product skincare company into a biotechnology-focused holding company with multiple subsidiaries and investment vehicles. Given our relatively short operating history at this scale, we have limited financial data available to evaluate the long-term viability and success of our business model.

Our evolving strategy presents increased risks, uncertainties, and challenges, including:

●	The ability to successfully integrate and manage multiple biotechnology assets with different risk profiles, regulatory pathways, and commercialization strategies;

●	Navigating the uncertainties of clinical development, licensing negotiations, and regulatory approvals across our portfolio companies;

●	The reliance on PMGC Capital LLC as a multi-strategy investment vehicle, which introduces exposure to market volatility and investment risks beyond traditional biotechnology operations; and

●	The necessity of securing consistent external funding to finance acquisitions, clinical trials, and operational growth.

Any evaluation of our business must consider these risks, as well as the unpredictability of biotechnology asset monetization, regulatory timelines, and capital market conditions. Our limited operating history at our current scale may make it difficult for investors and stakeholders to accurately assess our future financial performance and long-term viability.

A disruption in our operations could have an adverse effect on our business.

As a biotechnology-focused holding company, we rely on a combination of licensing agreements, acquisitions, research partnerships, and strategic investments. Our operations, including those of our portfolio companies, licensors, and third-party manufacturers, are subject to various risks, including:

●	Disruptions in research and development at partner institutions, contract research organizations (“CROs”), or third-party laboratories;

●	Regulatory and compliance issues that could delay clinical trials, impact licensing agreements, or restrict the commercialization of biotechnology assets;

●	Cybersecurity threats and data integrity risks, particularly concerning confidential clinical research data, intellectual property, and regulatory filings;

●	Market volatility and investment risks associated with PMGC Capital LLC, our multi-strategy investment vehicle, which could impact capital allocation decisions;

●	Supply chain disruptions affecting critical raw materials, specialized equipment, or active pharmaceutical ingredients (APIs) necessary for drug development; and

●	Global economic conditions, pandemics, geopolitical conflicts, and border disputes that may affect cross-border licensing agreements, manufacturing, or capital markets.

Since we do not manufacture or distribute physical products directly, we are dependent on third-party contract manufacturers, biotechnology partners, and pharmaceutical collaborators for the development, scaling, and commercialization of our portfolio assets. If any of these third parties face operational failures, financial distress, or regulatory setbacks, our business, financial condition, and results of operations could be negatively impacted.

Our business is at an early stage of asset development, and we may not successfully develop, License, or commercialize biotechnology assets.

As of the date of this prospectus, we have not yet commercialized any biotechnology assets at scale, and our business model relies on acquiring, licensing, and monetizing promising biotechnology technologies rather than direct product development. Our ability to generate revenue and grow our business depends on:

●	Successfully identifying and acquiring high-potential biotechnology assets in early or mid-stage development;

●	Securing regulatory approvals for portfolio companies’ product candidates in different jurisdictions;

●	Establishing commercial partnerships or licensing agreements with pharmaceutical companies, research institutions, and biotechnology firms;

●	Managing intellectual property risks, including patent expiration, challenges, and disputes; and

●	Navigating market competition, scientific advancements, and evolving healthcare policies that may impact the value and relevance of our assets.

Given the complexities of drug development and regulatory approvals, there is a significant risk that assets within our portfolio:

●	May fail to demonstrate safety or efficacy in clinical trials, leading to project abandonment or financial losses;

●	May face unforeseen regulatory challenges that delay commercialization or limit market access;

●	May be rendered obsolete by competitors’ innovations, market trends, or changing treatment standards; or

●	May struggle to attract commercial partners, impacting our ability to generate licensing revenue.

Furthermore, the success of PMGC Capital LLC, our multi-strategy investment vehicle, introduces additional financial and operational risks. If biotechnology market volatility, unsuccessful investments, or capital misallocation affect our ability to sustain operations and finance acquisitions, it could impair our long-term growth prospects.

Uncertainty in market demand, regulatory approval, and investment cycles could impact our future growth.

Unlike companies that generate revenue from direct product sales, our ability to generate consistent financial returns depends on strategic licensing, asset monetization, and investment performance. Our long-term success relies on:

●	Accurately anticipating industry trends and investing in biotechnology assets with high commercial potential;

●	Securing FDA, EMA, and other regulatory approvals for key assets within our portfolio;

●	Effectively negotiating licensing agreements and revenue-sharing deals with pharmaceutical and biotechnology partners; and

●	Managing investment risks associated with PMGC Capital LLC, which may be affected by market downturns, liquidity constraints, and shifting investor sentiment in the biotechnology sector.

If we fail to secure regulatory approvals, commercial partnerships, or licensing deals for our portfolio assets, our ability to generate meaningful revenue, sustain operations, and expand our investment portfolio may be significantly impacted. Additionally, unforeseen macroeconomic factors, public health crises, regulatory changes, or geopolitical tensions could further compound risks and limit our growth potential.

We may incur product liability or intellectual property claims that could harm our business.

As a biotechnology-focused holding company, we do not manufacture or sell physical products directly. Instead, we acquire, license, and develop biotechnology assets through our portfolio companies, many of which may engage in drug development, medical device innovation, or therapeutic biotechnology applications. These industries inherently involve significant legal, regulatory, and liability risks, including:

●

Clinical trial risks: Our portfolio companies may conduct preclinical and clinical trials that expose participants to investigational treatments. Any adverse events, unforeseen side effects, or trial-related injuries could lead to legal claims, regulatory scrutiny, and financial liabilities.

●

Product liability risks for licensed or commercialized assets: If any of our acquired or licensed technologies progress to commercialization, we or our partners could face product liability claims related to safety concerns, manufacturing defects, mislabeling, or improper usage instructions. Regulatory agencies, including the FDA, EMA, and other global health authorities, may require market withdrawals, labeling changes, or additional safety warnings, which could negatively impact the commercial viability of a product.

●	Third-party intellectual property claims: The biotechnology industry is highly patent-driven, and competitors, research institutions, or other companies may challenge the validity of our patents or claim that our portfolio assets infringe on their intellectual property. If we or our licensing partners are sued for patent infringement, trade secret misappropriation, or IP violations, we could face costly legal battles, licensing fees, or restrictions on commercialization.

●	Regulatory compliance and liability risks: Biotechnology and pharmaceutical companies must comply with stringent regulatory requirements, including Good Manufacturing Practices (GMP), Good Clinical Practices (GCP), and post-market surveillance obligations. If a portfolio company fails to meet these standards, we could be subject to regulatory fines, warnings, or litigation.

There is a risk that our insurance policies and our portfolio companies’ insurance policies are inadequate to cover liabilities.

Although we maintain general liability and directors’ & officers’ (D&O) insurance, these policies may not fully cover potential liabilities arising from product safety issues, regulatory penalties, or IP disputes. Additionally, some of our portfolio companies, licensees, or strategic partners may not maintain adequate insurance coverage, which could expose us to indirect liabilities. If such insurance policies are not adequate, our financial results may be adversely impacted.

We face additional business risks through our multi-strategy investment vehicle, PMGC Capital LLC, which risks may adversely impact our financial performance.

Through PMGC Capital LLC, our multi-strategy investment vehicle, we engage in public and private investments, structured financing, and biotechnology-related asset trading. These financial activities introduce additional risks, including:

●	Investment losses and market volatility: If we invest in biotechnology equities, structured finance deals, or private placements, we may experience significant losses due to market fluctuations, sector downturns, or investment miscalculations.

●	Exposure to third-party legal and compliance risks: Some investments may involve joint ventures, co-development agreements, or financing arrangements with third parties. If these partners fail to meet regulatory requirements or face lawsuits, we could be indirectly exposed to financial, reputational, or legal consequences.

●	Liquidity and capital constraints: If PMGC Capital LLC underperforms, we may have limited access to capital for acquisitions or operational needs, which could disrupt our biotechnology strategy and portfolio growth.

Our employees, independent contractors, consultants, strategic partners, and third parties may engage in unethical misconduct, regulatory noncompliance, or other improper activities that could harm our business.

As a biotechnology-focused holding company, we rely on a network of independent consultants, advisors, licensing partners, contract research organizations (CROs), pharmaceutical collaborators, and strategic investment partners to execute our business strategy. We are exposed to the risk that these third parties, as well as our employees, independent contractors, and vendors, may engage in unethical, fraudulent, or illegal activities that could have significant regulatory, financial, and reputational consequences.

We also face the risk of abusive sales and marketing practices through our portfolio companies and licensing partners, which risks may adversely impact our financial performance. While we do not directly commercialize products, our portfolio companies and licensing partners may be involved in sales and distribution agreements that expose us to commercial compliance risks, including anti-kickback and unfair trade practices laws. Such risks may include:

●	Improper financial incentives: Licensing or sales arrangements that incentivize monetary gain over patient outcomes could be subject to regulatory scrutiny under anti-kickback laws and fair competition statutes.

●	Misleading marketing claims: Portfolio companies, partners, or distributors could misrepresent the efficacy, safety, or regulatory status of biotechnology assets, leading to potential litigation or consumer backlash.

●	Unethical distribution practices: Partners or licensees may engage in self-dealing, unauthorized discounting, or stockpiling inventory to manipulate financial results, which could negatively impact product valuation and revenue expectations.

Additionally, we operate in highly regulated industries, including biotechnology, pharmaceuticals, and public markets, and misconduct by third parties could include:

●	Regulatory noncompliance: Failure to adhere to FDA, EMA, and other foreign regulatory standards, including improper handling of clinical trial data, inaccurate regulatory filings, and noncompliance with good manufacturing practices (GMP) or good clinical practices (GCP).

●	Intellectual property violations: Unauthorized disclosure of trade secrets, proprietary technologies, or confidential licensing agreements, which could result in patent disputes or loss of competitive advantages.

●	Financial misrepresentation or securities law violations: Improper reporting of financial transactions, investment performance, or acquisition valuations, which could lead to regulatory investigations by the SEC, FINRA, or other governing bodies.

●	Investment or trading violations: Since we operate PMGC Capital LLC, a multi-strategy investment vehicle, we are also exposed to risks related to insider trading, conflicts of interest, and improper market practices by third-party investment managers or financial partners.

●	Fraudulent licensing or partnership agreements: Misrepresentation of clinical trial data, exaggeration of asset valuation, or deceptive licensing negotiations by third parties could result in unfavorable deals, financial losses, or reputational harm.

Because we rely on third-party contractors and partners rather than a fully integrated internal workforce, our ability to monitor compliance is inherently limited. We may not always be able to detect, deter, or prevent misconduct before it results in regulatory investigations, fines, legal proceedings against us or our portfolio companies, reputational damage, diminished investor confidence, legal costs, loss of strategic relationships with licensing partners, biotechnology startups or financial institutions, to name only some. Further, even if we are not directly responsible for unethical conduct, any association with misconduct by partners or portfolio companies could damage our reputation and negatively impact our ability to raise capital, attract strategic investors, or execute future M&A transactions.

If we are unable to detect, mitigate, or respond to unethical behavior in a timely manner, our business, financial condition, and long-term growth strategy could be significantly impacted.

Our portfolio companies’ products and technologies may fail to achieve the broad adoption necessary for commercial success, which may negatively impact our financial performance.

The commercial success of the biotechnology assets being developed by our portfolio companies and strategic partners depends on:

●	Physician and healthcare provider adoption: Even if our portfolio companies successfully develop innovative therapies, medical devices, or biologics, their products must gain broad acceptance among physicians, hospitals, and healthcare institutions to achieve significant market penetration.

●	Competitive landscape: The biotechnology and pharmaceutical industries are highly competitive, with many well-funded companies developing alternative treatments, gene therapies, small-molecule drugs, and novel biologics. If superior or more cost-effective solutions enter the market, demand for our licensed or acquired assets may be diminished.

●	Regulatory approval and reimbursement challenges: Many biotechnology innovations require FDA, EMA, or other global regulatory approvals. Additionally, payers, including insurance providers and government healthcare programs, must determine reimbursement eligibility. If our portfolio companies fail to obtain regulatory approvals or favorable reimbursement terms, market adoption may be limited.

●	Investment and market sentiment: PMGC Capital LLC, our multi-strategy investment vehicle, actively invests in biotechnology companies and public markets. The valuation and adoption of our portfolio assets may be affected by broader investment trends, market downturns, and changes in investor sentiment toward biotechnology stocks.

●	Manufacturing and supply chain risks: Even if portfolio companies receive regulatory approval, scaling manufacturing, ensuring consistent supply, and maintaining cost-efficient production remain significant challenges.

●	Physician skepticism or resistance: New therapies and treatment modalities often face skepticism from medical professionals, particularly if they challenge existing treatment paradigms or require new training, infrastructure, or procedural adjustments.

●	Scientific and clinical validation: Our success depends on portfolio companies generating robust clinical data that proves safety, efficacy, and superiority over existing treatments. If clinical trials fail to demonstrate clear advantages, regulatory agencies or healthcare providers may hesitate to adopt new technologies.

We cannot assure that these biotechnology assets will achieve commercial success or achieve commercial success at a level needed for our business to profit. In such cases, our financial performance may be negatively impacted. Furthermore, our ability to generate returns on acquired and licensed assets depends on their ability to differentiate from competing technologies, secure market share, and establish strong intellectual property protections. If our portfolio companies fail to achieve market acceptance, struggle with regulatory hurdles, or cannot differentiate from competing technologies, our ability to monetize our assets, secure licensing deals, and generate shareholder value may be negatively impacted.

The outcome of clinical and product testing for our portfolio companies is uncertain.

Our portfolio companies rely on clinical trials and validation studies to demonstrate the safety, efficacy, and commercial viability of their biotechnology assets. If clinical testing fails to produce positive, timely, or cost-effective results, it may hinder regulatory approvals, limit physician adoption, and reduce the likelihood of securing commercial partnerships.

Failure to achieve strong clinical outcomes could delay, prevent, or limit revenue generation, negatively impacting our ability to monetize assets, secure licensing deals, and sustain business operations. Any setbacks in clinical development could adversely affect our financial condition and long-term growth strategy.

Even if our portfolio companies’ technologies are successful, rapid advancements in biotechnology could make them obsolete.

The biotechnology and pharmaceutical industries evolve rapidly, and new discoveries could render our portfolio companies’ technologies obsolete. Even if their products demonstrate positive clinical results, adoption may be limited due to competing treatments, evolving scientific advancements, or superior alternative solutions.

Maintaining competitiveness requires continuous innovation, additional investment, and strategic adaptation. If our portfolio companies fail to keep pace with technological progress or market demands, the commercial viability of their assets—and our ability to generate revenue—could be negatively impacted, which may adversely impact our financial performance.

The high costs of manufacturing biotechnology products may negatively impact profitability.

Biotechnology products often require complex, costly manufacturing processes. If our portfolio companies fail to optimize production, scale efficiently, or negotiate favorable supply chain agreements, their profit margins may be significantly lower than competing therapies.

Even if these portfolio companies’ products achieve regulatory approval, the products must be priced competitively while covering production costs. If the portfolio companies cannot achieve cost efficiencies or command premium pricing, profitability may be limited, negatively impacting our financial performance.

Evolving regulations governing biotechnology, pharmaceuticals, and investments could negatively impact our business.

Our portfolio companies and investment strategies are subject to extensive government regulation, which varies across federal, state, and international markets. Changes in laws governing biotechnology, drug approvals, licensing, and investment disclosures could impact our ability to develop, acquire, or commercialize biotechnology assets. Regulatory challenges may include:

●	Delays or restrictions on product approvals due to changes in FDA or EMA guidelines.

●	Increased compliance costs related to clinical trials, manufacturing, and post-market surveillance.

●	Limitations on licensing agreements or commercial partnerships due to regulatory uncertainties.

●	Restrictions on investment strategies within PMGC Capital LLC, including compliance with SEC, FINRA, or global financial regulations.

●	Patent law changes affecting intellectual property protections for portfolio assets.

Regulatory trends show increasing scrutiny over biotechnology ingredients, drug pricing, and marketing practices, requiring us to adapt our business model, investment strategies, and licensing terms to comply with evolving laws. If regulatory changes negatively impact biotechnology valuations, investment returns, or portfolio company operations, our financial condition, business performance, and future growth prospects could be negatively affected.

Government regulations and private party actions relating to the marketing and advertising of biotechnology and pharmaceutical products may restrict, inhibit, or delay commercialization efforts.

Our portfolio companies and licensing partners are subject to strict advertising and promotional regulations governing biotechnology, pharmaceuticals, and medical devices. If a portfolio company markets or advertises a product outside of its approved indications, regulatory agencies such as the FDA, Federal Trade Commission (“FTC”), or international health authorities could issue warning letters, impose fines, or initiate enforcement actions that may result in mandatory corrective measures or product sales restrictions.

Additionally, government agencies regulate claims related to product efficacy, safety, and comparative benefits. Regulators may require robust clinical evidence to substantiate marketing claims, and failure to meet these requirements could lead to demand for claim modifications, product labeling revisions, or advertising restrictions.

●	Unauthorized health claims, exaggerated efficacy statements, or misleading promotions could trigger regulatory scrutiny, fines, or forced marketing adjustments.

●	Variations in international advertising laws create compliance challenges, requiring us and our portfolio companies to adapt promotional strategies across different jurisdictions.

●	Failure to comply with the FTC’s Guides on Endorsements and Testimonials could lead to enforcement actions requiring transparent disclosures, limitations on marketing partnerships, or penalties for misleading advertising.

If regulatory authorities impose restrictions on advertising or promotional claims, it could delay product adoption, limit revenue generation, and negatively impact commercialization efforts for our portfolio companies. Such actions could also damage investor confidence, impact licensing opportunities, and hinder our ability to monetize biotechnology assets effectively and negatively impact our financial performance.

The development and acquisition of therapeutic product candidates could expose us to significant legal and regulatory risks.

Our acquisition and development of innovative therapeutic product candidates, specifically with our lead asset, EL-22, could expose us to significant legal and regulatory risks. The development and commercialization of therapeutic product candidates, including EL-22, are subject to extensive regulation by the FDA and other regulatory authorities. The regulations govern all aspects of product development, including pre-clinical studies, clinical trials, manufacturing and marketing. Any failure to comply with the regulations might result in significant delays in product development, approval and commercialization or suspension or termination of clinical trials. Any non-compliance could lead to enforcement actions, including warning letters, fines, injunctions and withdrawal of marketing approvals.

The ability to proceed with human clinical trials for our product candidates is contingent upon receiving FDA clearance of our IND submission. If the FDA requires us to provide extensive additional data to demonstrate safety and efficacy, including without limitation, generating additional preclinical data, conducting further toxicology or pharmacology studies or addressing unforeseen issues, we may face significant delays or be unable to proceed as planned. In addition, as one of the first companies pursuing an oral myostatin formulation combined with GLP-1 receptor agonists, we may encounter heightened regulatory scrutiny. Regulators may impose unexpected conditions, mandate more extensive trials or request additional safety and efficacy data, all of which could increase our costs and delay timelines.

Any unexpected requirements or delays in the approval process could adversely impact our ability to bring EL-22, or any of our other therapeutic product candidates, to market and achieve commercial success.

We license from a third party the rights to product candidates related to the potential prevention and treatment of muscular and obesity-related conditions, and are therefore subject to the risk that we lose the license after investing substantial resources into the research and development of these product candidates.

Under a License Agreement entered into on April 30, 2024 between MOA Life Plus Co., Ltd., a South Korean corporation (“MOA”) and the Company (“License Agreement”), MOA granted the Company an exclusive license to commercialize under certain of MOA’s patent rights concerning two licensed products,: (i) a clinical stage engineered probiotic expressing myostatin and, (ii) preclinical engineered probiotic expressing dual myostatin & activin-A antigens (collectively, “Licensed Products”). If MOA terminates the License Agreement, or if we breach our obligations under the License Agreement, which include, amongst other things, using commercially reasonable efforts to develop the Licensed Products in accordance with the License Agreement, or the license expires before we can successfully commercialize a product candidate, or investment in research, development, and commercialization efforts for such product candidate(s) would be lost. Additionally, if we or MOA fail to adequately protect or informed the related intellectual property rights relating to the Licensed Products, we may not realize the perceived or potential benefits of the License Agreement.

Since we expect to continue to rely on third parties to conduct, supervise and monitor pre-clinical and clinical trials with respect to the Licensed Products, if these third parties fail to perform in a satisfactory manner and one that meets applicable regulatory, scientific and safety requirements, it may materially harm our business.

We will rely on CROs and other third parties to ensure the proper and timely conduct of our pre-clinical and clinical trials for the Licensed Products. While we establish agreements governing the activities of such CROs and other third parties, we and our partners will have limited influence over their actual performance. Nevertheless, we and our partners will be responsible for ensuring that each of our clinical trials is conducted in accordance with its protocol, and that all legal, regulatory and scientific standards are met. Our reliance on the CROs and other third parties does not relieve us of our regulatory responsibilities.

We, our partners and our CROs must comply with current Good Clinical Practices, or cGCPs, as defined by the FDA and the International Conference on Harmonization, for conducting, recording and reporting the results of preclinical studies and clinical trials, to ensure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA enforces these cGCPs through periodic inspections of trial sponsors, principal investigators, and clinical trial sites. If we or our CROs fail to comply with cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or other regulators may require us to perform additional clinical trials before approving any marketing applications. Our clinical trials will require a sufficiently large number of test subjects to evaluate the safety and effectiveness of a product candidate. If our CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, fail to recruit properly qualified patients or fail to properly record or maintain patient data, we may be required to repeat such clinical trials, which would delay the regulatory approval process.

Our contracted CROs will not be our employees, and we cannot control whether they devote sufficient time and resources to our clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities that could harm our competitive position. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to failing to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not obtain regulatory approval for, or successfully commercialize our product candidates. Our financial results and the commercial prospects for such products and any product candidates we develop would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

We also expect to rely on other third parties to manufacture, store and distribute drug products for any clinical trials we may conduct. Any performance failure or defect resulting from our manufacturers or distributors could delay or hinder clinical development or marketing approval of our product candidates or commercialization of our products, if approved, producing additional losses and depriving us of potential product revenue.

Because our future commercial success with respect to the Licensed Products depends on gaining regulatory approval for our products, we cannot generate revenue without obtaining approvals.

Our long-term success and generation of revenue with respect to the Licensed Products will depend upon the successful development of these product candidates from our research and development activities. Product development is very expensive and involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. For example, the FDA indicates that approximately 70% of drugs proceed past Phase 1 studies, 33% proceed past Phase 2, and just 25%-30% proceed past Phase 3 to Phase 4 which is the final phase in the FDA review and approval process for marketing therapeutic product candidates. The process for obtaining regulatory approval to market product candidates is expensive, usually takes many years, and can vary substantially based on the type, complexity, and novelty of the product candidates involved. Our ability to generate revenue from the Licensed Products would be adversely affected if we are delayed or unable to successfully develop our products.

We cannot guarantee that any marketing application for our product candidates will be approved. If we do not obtain regulatory approval of our products or we are significantly delayed or limited in doing so, we cannot generate revenue, and we may need to significantly curtail operations.

If we are unable to successfully complete preclinical testing and clinical trials of the Licensed Products or experience significant delays in doing so, our business will be materially harmed.

We expect to invest material efforts and financial resources in the development of the Licensed Products. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of the Licensed Products.

The commercial success of the Licensed Products will depend on several factors, including:

●	successful completion of preclinical studies and clinical trials;

●	receipt of marketing and pricing approvals from regulatory authorities;

●	obtaining and maintaining patent and trade secret protection for the Licensed Products;

●	establishing and maintaining manufacturing relationships with third parties or establishing our own manufacturing capability; and

●	commercializing our products, if and when approved, whether alone or in collaboration with others.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete development of, or to successfully commercialize, the Licensed Products, which would materially harm our business. Most pharmaceutical products that do overcome the long odds of drug development and achieve commercialization still do not recoup their cost of capital. If we are unable to design and develop each drug to meet a commercial need far in the future, the approved drug may become a commercial failure and our investment in those development and commercialization efforts will have been commercially unsuccessful.

The Licensed Products may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

Adverse events (“AEs”) or serious adverse events (“SAEs”), that may be observed during clinical trials of the Licensed Products could cause us, other reviewing entities, clinical trial sites or regulatory authorities to interrupt, delay or halt such trials and could cause denial of regulatory approval. If AEs or SAEs are observed in any clinical trials of the Licensed Products, our ability to obtain regulatory approval for the Licensed Products may be negatively impacted.

Serious or unexpected side effects caused by an approved product could result in significant negative consequences, including the following:

●	regulatory authorities may withdraw prior approval of the product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy (“REMS”) which may restrict the manner in which the product can be distributed or administered;

●	we may be required to add labeling statements, such as warnings or contraindications;

●	we may be required to change the way the product is administered or conduct additional clinical trials;

●	we may decide or be forced to temporarily or permanently remove the affected product from the marketplace;

●	we could be sued and held liable for harm caused to patients; and

●	our reputation may suffer.

These events could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing the Licensed Products and impair our ability to generate revenues from the commercialization of these products.

Because third parties may be developing competitive products without our knowledge, we may later learn that competitive products are superior to the Licensed Products which may force us to terminate our research efforts of one or more product candidates.

We face potential competition from companies that may be developing competitive products that are superior to one or more of the Licensed Products. If in the future, we learn of the existence of one or more competitive products, we may be required to:

●	cease our development efforts for a product candidate;

●	cause a partner to terminate its support of a product candidate;

●	cause a potential partner to terminate discussions about a potential license.

Any of these events may occur after we have spent substantial sums in connection with the clinical research of one or more product candidates.

The divestiture of our Elevai Skincare business could negatively impact our operations and strategic positioning.

In January 2025, we completed the divestiture of our Elevai Skincare business as part of our strategic shift toward a biotechnology-focused holding company. While this divestiture enables us to focus on our core business of acquiring and developing biotechnology assets, it may result in operational, legal, and strategic challenges, including:

●	Disruptions in operations and market perception: The transition away from the skincare segment may cause short-term operational inefficiencies, impact our brand recognition, and result in adverse market perception, potentially affecting investor confidence and market valuation.

●	Legal claims from former employees: Employees who were terminated as part of the divestiture may bring claims against us for wrongful termination, severance disputes, or other employment-related matters. Even if meritless, these claims could lead to legal expenses, reputational risks, and potential financial settlements.

●	Loss of strategic relationships: The sale of the skincare business may result in the loss of long-standing customer relationships, distribution partners, and supplier agreements, impacting our ability to leverage past business networks.

●	Limited diversification and growth constraints: While the divestiture aligns with our biotechnology investment strategy, it reduces business diversification, potentially limiting future growth opportunities.

If we fail to manage this transition effectively, we may incur unforeseen costs, legal liabilities, and operational inefficiencies, which could adversely impact our financial condition, results of operations, and long-term growth prospects.

Risks Related to Our Dependence on Third Parties

We depend on our collaborators to help us develop and test our proposed products, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.

Our strategy for the development, product testing and commercialization of our proposed products may require entering into collaborations with corporate partners, licensors, licensees and others. We may then be dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our potential collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

Under agreements with collaborators, we may rely significantly on such collaborators to, among other things:

●	design and conduct product testing and studies to demonstrate aesthetic improvement;

●	fund research and development activities with us;

●	pay us fees upon the achievement of milestones; and

●	market with us any commercial products that result from our collaborations.

Should we collaborate with others in the development and commercialization of potential products, those expected product pipeline timelines may be delayed if collaborators fail to conduct these activities in a timely manner, or at all. In addition, our potential collaborators could terminate their agreements with us, and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

Our reliance on the activities of our non-employee consultants, third-party vendors, and operational contractors, whose activities are not wholly within our control, may lead to delays in development of our proposed products.

As an early-stage company, we rely extensively upon and have relationships with in-house consultants and with expertise in strategy or other business matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities. These consultants may have commitments to other commercial and non-commercial entities. We have limited control over the operations of our consultants and can expect only limited amounts of time to be dedicated to our research, development and business goals.

Certain market opportunity data and forecasts in this prospectus were obtained from third-party sources and were not independently verified by us. We believe the estimates of market opportunity data and forecasts of market growth included in this prospectus are reliable, but may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.

This prospectus contains certain data and information that we obtained from various government and private entity publications and reports. There is no guarantee that any particular number or percentage of market participants covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. While we have not independently verified the data and information contained therein and such data and information may have been collected using third-party methodologies, we believe that the data and information, including projections based on a number of assumptions, from these third-party publications and reports used in this prospectus is reliable. Any expansion in the medical aesthetics industry on a number of factors, including the cost and perceived value associated with our product offerings and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecast in this prospectus, our business could fail to grow at the rate we anticipate, if at all, which could adversely affect our business, financial condition, results of operations and prospects. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth. For more information regarding the estimates of market opportunity and forecasts of market growth included in this prospectus, see the section titled “Business— Market, Industry and Other Research-Based Data.”

We or our third-party vendors may experience in the future network or system failures, or service interruptions, including cybersecurity attacks, or other technology risks. Our inability to protect our systems and data against such risks could harm our business and reputation.

Our ability to operate uninterrupted and provide high levels of service depends upon the performance of our internal network, systems and related infrastructure, and those of our third-party vendors. Any significant interruptions in, or degradation of, the quality of the services, including infrastructure storage and support, that these third parties provide to us could severely harm our business and reputation and lead to the loss of customers and revenue. Our internal network, systems, and related infrastructure, in addition to the networks, systems, and related infrastructure of our third-party vendors, may be vulnerable to computer viruses and other malware that infiltrate such systems and networks, as well as physical or electronic security breaches, natural disasters, and similar disruptions. They have been and may continue to be the target of attempts to identify and exploit network and system vulnerabilities, penetrate or bypass security measures in order to interrupt or degrade the quality of the services we receive or provide, or otherwise gain unauthorized access to our networks and systems or those of our third-party vendors. These vulnerabilities or other attempts at access may result from, or be caused by, human error or technology failures, however, they may also be the product of malicious actions by third parties intending to harm our business. The methods that may be used by these third parties to cause interruptions or failures or to obtain unauthorized access to information change frequently, are difficult to detect, evolve rapidly, and are increasingly sophisticated and hard to defend against.

Although we have not experienced any security breaches or attempted security breaches and continue to invest in security measures, we cannot be certain that our defensive measures, and those employed by our third-party vendors, will be sufficient to defend against all such current and future methods.

Any actual or perceived security breach, whether experienced by us or a third-party vendor; the reporting or announcement of such an event, or reports of perceived security vulnerabilities of our systems or the systems of our third-party service providers whether accurate or not; or our failure or perceived failure to respond or remediate an event or make adequate or timely disclosures to the public, regulatory or law enforcement agencies following any such event may be material and lead to harm to our financial condition, business reputation, and prospects of future business due to, among other factors: loss of customer confidence arising from interruptions or outages, delays, failure to meet contractual obligations, and loss of data or public release of confidential data; increase regulatory scrutiny on us; compromise our trade secret and intellectual property; expose us to costly uninsured liabilities such as material fines, penalties, liquidated damages, and overall margin compression due to renegotiation of contracts on less favorable terms or loss of business; liability for claims relating to misuse of personal information in violation of contractual obligations or data privacy laws; and potential theft of our intellectual property.

A security breach could occur and persist for an extended period of time without detection. We expect that any investigation of a security breach could take a substantial amount of time, and during such time we may not necessarily know the extent of the harm or how best to remediate it, and certain errors or actions could be repeated or compounded before they are discovered and remediated, all of which could further increase the costs and consequences of such a breach. Further, detecting and remediating such incidents may require specialized expertise and there can be no assurance that we will be able to retain or hire individuals who possess, or otherwise internally develop, such expertise. Our remediation efforts therefore may not be successful. The inability to implement, maintain, and upgrade adequate safeguards could have a material and adverse impact on our business, financial condition and results of operations. Moreover, there could be public announcements regarding any data security-related incidents and any steps we take to respond to or remediate such incidents.

The occurrence of any such failure may also subject us to costly lawsuits, claims for contractual indemnities, as well as divert valuable management, research and development, information technology, and marketing resources toward addressing these issues and delay our ability to achieve our strategic initiatives. In addition, we gather, as permitted by law, non-public, personally-identifiable financial information from customers, such as names, addresses, telephone numbers, bank and credit card account numbers and financial transaction information, and the compromise of such data, which may subject us to fines and other related costs of remediation.

Our business could be negatively impacted by cybersecurity threats and other security threats and disruptions.

Because our business relies on proprietary technology and computer systems, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or confidential information, threats to physical security, and domestic terrorism events. Our information technology networks and related systems are critical to the operation of our business and our research and development efforts. We are also involved with information technology systems for certain third parties, which generally face similar security threats. Cybersecurity threats in particular, are persistent, evolve quickly and include, but are not limited to, computer viruses, attempts to access information, denial of service and other electronic security breaches believe that we have implemented appropriate measures and controls and invested in skilled information technology resources to appropriately identify threats and mitigate potential risks, but there can be no assurance that such actions will be sufficient to prevent disruptions to critical systems, the unauthorized release of confidential information or corruption of data. A security breach or other significant disruption involving these types of information and information technology networks and related systems could:

●	disrupt the proper functioning of these networks and systems and therefore its operations and/or those of third parties on which we rely;

●	result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, our proprietary, confidential, sensitive or otherwise valuable information, or that of third parties with which we collaborate or otherwise depend, which others could use to compete against us or for disruptive, destructive or otherwise harmful purposes and outcomes;

●	delay or compromise preclinical or clinical studies or the analysis and use of data collected in our efforts to develop product candidates;

●	require significant attention and resources of management and key personnel to remedy any damages or other adverse consequences that result;

●	subject us to claims for breach of contract, damages, credits, penalties or termination with respect to our relationships with third parties, or regulatory actions by governmental agencies; and

●	damage our reputation with industry participants, existing or prospective strategic alliances, and the public generally.

Any or all of the foregoing could have a material negative impact on its business, financial condition and prospects.

If our third-party suppliers, logistics, and manufacturers do not comply with ethical business practices or with applicable laws and regulations, our reputation, business, financial condition, results of operations and prospects could be harmed.

Our reputation and our clients’ willingness to purchase our products depend in part on our suppliers’, packagers’, manufacturers’, and formulators’ compliance with ethical employment practices, such as with respect to child labor, wages and benefits, forced labor, discrimination, safe and healthy working conditions, and with all legal and regulatory requirements relating to the conduct of their businesses. We do not exercise control over our suppliers, packagers, shippers, manufacturers, and formulators and cannot guarantee their compliance with ethical and lawful business practices. If our suppliers, packagers, shippers, manufacturers, or formulators fail to comply with applicable laws, regulations, safety codes, employment practices, human rights standards, quality standards, environmental standards, production practices, or other obligations, norms, or ethical standards, our reputation and brand image could be harmed, and we could be exposed to litigation, investigations, enforcement actions, monetary liability, and additional costs that would harm our reputation, business, financial condition, results of operations and prospects.

If we, or our third-party manufacturers fail to comply with environmental laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts, business operations and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

Risks Related to Our Intellectual Property

If we fail to protect or enforce our intellectual property or confidential proprietary information relating to our current and any future medical aesthetics products or medical aesthetics pipeline product, others could compete against us more directly and we may not be able to compete effectively in our market.

Our success depends in part on our ability to protect our intellectual property rights. We rely on a combination of trademarks, trade secrets, confidential proprietary information, domains, patent rights and other intellectual property rights to protect our intellectual property. We also rely on and patent applications licensed by us for the Licensed Products which we are contractually obligated to file, prosecute and maintain under our License Agreement with MOA. Patent protection is limited in time, and we may be unsuccessful in developing and commercializing a product before a patent expires and the underlying technology becomes available for commercialization by competitors, in which case our investment of substantial time and resources towards the applicable product or product candidate could be lost without the realization of the benefits we anticipated or sought.

Certain of our technology may not be subject to protection through patents, which leaves us vulnerable to theft of our technology.

Certain parts of our know-how and technology are not patentable or are trade secrets. To protect our proprietary position in such know-how and technology, we have entered and intend to require all employees, consultants, advisors and collaborators to enter into confidentiality and invention ownership agreements with us. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, competitors who independently develop substantially equivalent technology may harm our business. There can be no assurances that we will be able to enforce these agreements or alternatively, these agreements may be deemed to be unenforceable. If we cannot adequately protect or enforce our intellectual property rights, we may not be able to adequately compete, and our business and prospects could be adversely affected.

We may not be able to protect our proprietary technology, which could harm our ability to operate profitably.

The molecular biology and bioprocessing industries place considerable importance on obtaining patent and trade secret protection for new technologies, medical aesthetics products and processes. Our success will depend, to a substantial degree, on our ability to obtain and enforce patent protection for our products, preserve any trade secrets and operate without infringing the proprietary rights of others. We cannot assure you that:

●	we will succeed in obtaining any patents, obtain them in a timely manner, or that the breadth or degree of protection that any such patents will protect our interests;

●	the use of our technology will not infringe on the proprietary rights of others;

●	patent applications relating to our products candidates will result in the issuance of any patents or that, if issued, such patents will afford adequate protection to us or will not be challenged, invalidated or infringed;

●	we will be successful or effective in monitoring, enforcing or otherwise protecting our patents or other intellectual property rights from third party infringement; or

●	patents will not be issued to other parties, which may be infringed by our potential medical aesthetics products or technologies.

Considerable research in the areas of stem cells, molecular biology and bioprocessing is being performed in countries outside of the United States, and a number of our competitors are located in those countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our target markets and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential partners or customers in our target markets. If we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed.

Our research, development and commercialization activities may infringe or otherwise violate or be alleged to infringe or otherwise violate patents owned or controlled by other parties. Additionally, a number of biotechnology companies, universities, and research institutions have filed patent applications or hold issued patents related to technologies potentially relevant to our portfolio assets. The scope and validity of these patents can be unpredictable, and we cannot determine in advance whether any claims in pending applications will be granted or how they may impact our ability to commercialize or license certain technologies. If third-party patents are found to cover technologies used in our portfolio assets, we may be unable to license these patents at a reasonable cost, if at all, or develop suitable alternatives. This could limit our ability to advance certain biotechnology assets through research, development, and commercialization.

Competitors in the field of aesthetics have developed large portfolios of patents and patent applications in fields relating to our business. Additionally, there may also be patent applications that have been filed but not published that, when issued as patents, could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages and/or we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. Further, if a patent infringement suit were brought against us, during the pendency of the litigation, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. If we are unable to effectively navigate intellectual property risks, our ability to license, develop, and commercialize our biotechnology assets could also be negatively impacted.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

We may employ individuals who were previously employed at universities or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, and we are not currently subject to any claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties, we may in the future be subject to such claims. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights that are important or necessary to the development of our future products. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our prospective products, in which case we would be required to obtain a license from these third parties. There can be no assurance that such third parties will grant us the necessary licenses on commercially reasonable terms or at all. Failure to obtain such licenses on commercially reasonable terms could limit or eliminate our ability to develop or commercialize our future product candidates, which would have a negative impact on our business and results of operations.

Risks Related to Our Capital Requirements and Finances

If we fail to generate sufficient cash flow from our operations, we will be unable to continue to develop and commercialize our products.

We expect capital outlays and operating expenditures to increase over the next several years as we expand our operations, and our commercialization, product validation studies, research and development and manufacturing activities. However, our present and future funding requirements will depend on many factors, including, among other things:

●	the level of research and development investment required to maintain and improve our competitive position;

●	the success of our product sales and related collections;

●	our need or decision to acquire or license complementary businesses, products or technologies or acquire complementary businesses;

●	costs relating to the expansion of the sales force, management and operational support;

●	competing technological and market developments; and

●	costs relating to changes in regulatory policies or laws that affect our operations.

As a result of these factors, we may need to raise additional funds, and we cannot be certain that such funds will be available to us on acceptable terms when needed, if at all. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish potentially valuable rights to our future products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to expand our operations, develop new products, take advantage of future opportunities or respond to competitive pressures or unanticipated customer requirements.

Risks Related to the Ownership of Our Securities

The price of our Common Stock may be adversely affected by the future issuance and sale of shares of our Common Stock or other equity securities.

We cannot predict the size of future issuances or sales of our Common Stock or other equity securities, future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our Common Stock. The issuance and sale of substantial amounts of Common Stock or other equity securities or announcement that such issuances and sales may occur, could adversely affect the market price of our Common Stock.

Future sales by stockholders, or the perception that such sales may occur, may depress the price of our Common Stock.

The sale or availability for sale of substantial amounts of our shares in the public market or exercise of Common Stock warrants or other derivative securities or the perception that such sales could occur, could adversely affect the market price of our Common Stock and also could impair our ability to raise capital through future offerings of our shares. As of February 5, 2025, we had 4,042,295 outstanding shares of Common Stock. Any decline in the price of our Common Stock may encourage short sales, which could place further downward pressure on the price of our Common Stock and may impair our ability to raise additional capital through the sale of equity securities.

The issuance of shares upon exercise of derivative securities may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon exercise of options and settlement of outstanding derivative securities may result in substantial dilution to the interests of other shareholders since these selling shareholders may ultimately convert or exercise and sell all or a portion of the full amount issuable upon exercise. If all derivative securities outstanding as of February 11, 2025, including the Warrants, were converted or exercised into shares of Common Stock, there would be approximately an additional 976,723 shares of Common Stock outstanding as a result. The issuance of these shares will have the effect of further diluting the proportionate equity interest and voting power of holders of our Common Stock.

Our Common Stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our Common Stock.

Our Common Stock has experienced and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market prices of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time.

We may not be able to continue to satisfy listing requirements of Nasdaq to maintain a listing of our Common Stock.

Our Common Stock is currently listed on Nasdaq and we must meet certain financial and liquidity criteria to maintain such listing. If we violate the maintenance requirements for continued listing of our Common Stock, our Common Stock may be delisted.

There can be no assurance that we will maintain compliance with any of the other Nasdaq continued listing requirements. If the Common Stock is delisted, it could be more difficult to buy or sell the Common Stock or to obtain accurate quotations, and the price of the shares of Common Stock could suffer a material decline. Delisting could also impair our ability to raise capital.

In addition, our Board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock. In addition, the delisting of our Common Stock could significantly impair our ability to raise capital.

We currently do not intend to declare dividends on our Common Stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our Common Stock.

We currently do not expect to declare any dividends on our Common Stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our Board, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial conditions. In addition, terms of any future debt or preferred securities may further restrict our ability to pay dividends on our Common Stock. Accordingly, your only opportunity to achieve a return on your investment in our Common Stock may be if the market price of our Common Stock appreciates and you sell your shares at a profit. The market price for our Common Stock may never exceed, and may fall below, the price that you pay for such Common Stock. See “Dividend Policy.”

An investment in our securities is speculative and there can be no assurance of any return on any such investment.

An investment in our securities is speculative and there can be no assurance that investors will obtain any return on their investment. Investors may be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities and in the future, we hope to rely on revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding.

The requirements of being a public company may strain our resources, divert management’s attention and affect our results of operations.

As a public company in the United States, we face increased legal, accounting, administrative and other costs and expenses. We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. For example, Section 404 requires that our management report on the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. If we fail to maintain compliance under Section 404, or if in the future management determines that our internal control over financial reporting are not effective as defined under Section 404, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our Common Stock. Any failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, particularly if we become fully subject to Section 404 and its auditor attestation requirements, which will increase costs. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. A number of those requirements will require us to carry out activities we have not done previously. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

New laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, may evolve over time as new guidance is provided by the courts and other bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a public company subject to these rules and regulations, we may find it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult in the future for us to attract and retain qualified members of our Board, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts may cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

If there is no active public market for our Common Stock, you may be unable to sell your shares at or above your purchase price.

Although our Common Stock is listed on Nasdaq, an active trading market for our shares may not be sustained following the purchase of your Common Stock. You may be unable to sell your shares quickly or at the market price if trading in shares of our Common Stock is not active. Further, an inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of Common Stock as consideration.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT OUR BUSINESS OPERATIONS AND THE VALUE OF OUR SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	Our ability to raise sufficient capital from this offering;

●	Our ability to effectively operate our business segments;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and the securities being offered hereby.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

All of the securities offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales. However, we will receive proceeds of an aggregate of approximately $2.7 million if the Selling Shareholders exercise all of their Warrants for cash, excluding fees payable to Univest Securities, LLC and other expenses. We intend to use any proceeds from the exercise of the Warrants for working capital and general corporate purposes. We will have broad discretion in the way we use these proceeds. We may use proceeds from the exercise of the Warrants in ways with which you may not agree or in ways which may not yield a significant return.

The Selling Shareholders will pay any underwriting discounts and selling commissions and pay any brokerage fees or commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in selling the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Stockholders under this prospectus.

DIVIDEND POLICY

We have not declared or paid any dividends on our capital stock to date. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Nevada law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

MARKET INFORMATION

Our Common Stock is currently listed on Nasdaq under the symbol “ELAB.” As of February 5, 2025, there were 43 holders of record of our Common Stock. The actual number of stockholders of our Common Stock is greater than the number of record holders and includes holders of our Common Stock whose shares of Common Stock are held in street name by brokers and other nominees.

PMGC HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On December 31, 2024, PMGC Holdings Inc. (“PMGC”, formerly known as Elevai Labs Inc.), and Elevai Skincare, Inc., a wholly owned subsidiary of PMGC (together, the “Seller”), entered into an Asset Purchase Agreement with Carmell Corporation (the “Buyer”), pursuant to which the Seller agreed to sell its skincare and healthcare business to the Buyer (the “Sale”), for (i) shares of common stock of the Buyer, having a market value of $1,075,463; (ii) Buyer’s assumption of certain liabilities of the Seller; and, (iii) $56,525 in cash.

Following the Closing, Buyer will pay additional earn-out consideration for the Sale, if and when payable: (a) Buyer will pay to Seller, for each year ending on the anniversary of the date of the Closing (the “Closing Date”) during the five-year period following the Closing, an amount, if any, equal to 5% of the Net Sales (as defined in the Asset Purchase Agreement) of Buyer generated during such year from Seller’s existing products as of the Closing; and (b) Buyer will pay to Seller a one-time payment of $500,000 if Buyer achieves $500,000 in net revenue from sales of the Seller’s existing hair and scalp products as of the Closing on or before the 24-month anniversary of the Closing Date.

The unaudited pro forma consolidated financial statements were derived from the Company’s historical consolidated financial statements for the respective periods. The unaudited pro forma consolidated balance sheet as of September 30, 2024 gives effect to the Sale as if it had occurred on September 30, 2024. The unaudited pro forma consolidated financial statements of operations for the years ended December 31, 2023, and 2022, and for the nine months ended September 30, 2024 give effect to the Sale as if it had occurred on January 1, 2022.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable as of January 16, 2025. Assumptions underlying the pro forma adjustments related to the Sale are described in the accompanying notes. The pro forma adjustments reflected herein are based on management’s expectations regarding the Sale. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to indicate the results of operations of future periods or the results of operations that actually would have been realized had the Sale been executed on the dates for the periods presented.

The unaudited pro forma consolidated financial statements should be read in conjunction with the audited December 31, 2023 consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K filed on March 29, 2024 and the unaudited September 30, 2024 consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q filed on November 14, 2024.

PMGC HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2024

As of:	Historical	Transaction accounting adjustment – Sale		Pro forma
ASSETS
Current Assets
Cash	$6,425,670	$56,525	(a)	$6,482,195
Receivables, net	27,887	(16,889	)(b)	10,998
Prepaids and deposits	787,848	(111,064	)(b)	676,784
Inventory, net	986,421	(986,421	)(b)	-
Investment in securities	-	1,075,463	(c)	1,075,463
Total Current Assets	8,227,826	17,614		8,245,440

Deposit	-	-		-
Property and equipment, net	52,528	(51,235	)(b)	1,293
Intangibles, net	2,823,530	-		2,823,530
Operating lease right-of-use asset	101,471	(101,471	)(b)	-
TOTAL ASSETS	$11,205,355	$(135,092)		$11,070,263
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$1,216,191	$(771,693	)(b)	$444,498
Customer deposits	39,583	(39,583	)(b)	-
Due to related parties	419,457	-		419,457
Current portion of consideration payable	350,000	-		350,000
Current portion of lease liability	103,309	(103,309	)(b)	-
Derivative liabilities	1,882	-		1,882
Total Current Liabilities	2,130,422	(914,585)		1,215,837

Consideration payable	519,711	-		519,711
Operating lease liability	-	-		-
TOTAL LIABILIITES	$2,650,133	$(914,585)		$1,735,548

Commitments and Contingencies

EQUITY
Common stock, $0.0001 par value, 300,000,000 shares authorized; 246,880 and 86,648 shares issued and outstanding as of September 30, 2024, and December 31, 2023, respectively	4,938	-		4,938
Additional paid-in capital	19,884,944	-		19,884,944
Accumulated other comprehensive income	228	-		228
Accumulated deficit	(11,334,888)	779,493	(d)	(10,555,395)
TOTAL EQUITY	8,555,222	779,493		9,334,715
TOTAL LIABILITIES AND EQUITY	$11,205,355	$(135,092)		$11,070,263

PMGC HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2024

	Historical	Transaction accounting adjustments – Sale		Pro forma
		(i)	(ii)
Revenue	$1,747,570	$(1,747,570)	$87,379	$87,379
Cost of sales	468,763	(468,763)	-	-
Gross profit	$1,278,807	$(1,278,807)	$87,379	$87,379

Expenses
Depreciation and amortization	7,779	(7,367)	-	412
Marketing and promotion	1,209,041	(932,671)	-	276,370
Consulting fees	817,030	(32,610)	-	784,420
Office and administrative	2,096,372	(1,716,437)	-	379,935
Professional fees	587,954	(321,522)	-	266,432
Investor relations	141,484	(7,056)	-	134,428
Research and development	268,786	(209,136)	-	59,650
Foreign exchange (gain) loss	1,660	(673)	-	987
Travel and entertainment	160,612	(149,359)	-	11,253
Total Expenses	$5,290,718	$(3,376,831)	$-	$1,913,887

Net loss before other income (expense)	$(4,011,911)	$2,098,024	87,379	$(1,826,508)

Other income (expense)
Change in fair value of derivative liabilities	367,277	-	-	367,277
Interest expense	(702,675)	18,099	-	(684,576)
Interest income	245	-	-	245
Other income	36,066	(36,066)	-	-
Net loss	$(4,310,998)	$2,080,057	$87,379	$(2,143,562)

Other comprehensive income (loss)
Currency translation adjustment	26	-	-	26
Total comprehensive loss	$(4,310,972)	$2,080,057	$87,379	$(2,143,536)

Basic and diluted loss per share	$(45.13)			$(22.44)
Weighted average shares outstanding	95,526			95,526

PMGC HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2023

	Historical	Transaction accounting adjustments – Sale		Pro forma
		(i)	(ii)
Revenue	$1,712,595	$(1,712,595)	$85,630	$85,630
Cost of sales	578,015	(578,015)	-	-
Gross profit	$1,134,580	$(1,134,580)	$85,630	$85,630

Expenses
Depreciation and amortization	10,295	(9,741)	-	554
Marketing and promotion	660,291	(403,841)	-	256,450
Consulting fees	459,498	(179,731)	-	279,767
Office and administrative	2,329,067	(2,231,481)	-	97,586
Professional fees	579,111	(446,511)	-	132,600
Investor relations	91,009	-	-	91,009
Research and development	426,243	(418,833)	-	7,410
Foreign exchange (gain) loss	6,130	(2)	-	6,128
Travel and entertainment	339,147	(319,762)	-	19,385
Total Expenses	$4,900,791	$(4,009,902)	$-	$890,889

Net loss before other income (expense)	$(3,766,211)	$2,875,322	$85,630	$(805,259)

Other income (expense)
Listing expense	(450,079)	-	-	(450,079)
Change in fair value of derivative liabilities	(71,266)	-	-	(71,266)
Interest income	5,564	-	-	5,564
Interest expense	(19,525)	19,525	-	-
Loss on sale of equipment	-	-	-	-
Net loss	$(4,301,517)	$2,894,847	$85,630	$(1,321,040)

Other comprehensive income (loss)
Currency translation adjustment	91	-	-	91
Total comprehensive loss	$(4,301,426)	$2,894,847	$85,630	$(1,320,949)

Basic and diluted loss per share	$(80.06)			$(24.59)
Weighted average shares outstanding	53,730			53,730

PMGC HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2022

	Historical	Transaction accounting adjustments – Sale		Pro forma
		(i)	(ii)
Revenue	$766,277	$(766,277)	$38,314	$38,314
Cost of sales	318,968	(318,968)	-	-
Gross profit	$447,309	$(447,309)	$38,314	$38,314

Expenses
Depreciation and amortization	5,034	(4,507)	-	527
Marketing and promotion	192,863	(190,845)	-	2,018
Consulting fees	324,395	(109,317)	-	215,078
Office and administrative	1,019,708	(1,007,083)	-	12,625
Professional fees	192,409	(159,684)	-	32,725
Investor relations	74,003	-	-	74,003
Research and development	228,747	(194,582)	-	34,165
Foreign exchange (gain) loss	2,749	-	-	2,749
Travel and entertainment	198,442	(178,921)	-	19,521
Total Expenses	$2,238,350	$(1,844,939)	-	$393,411

Net loss before other income (expense)	$(1,791,041)	$1,397,630	$38,314	$(355,097)

Other income (expense)
Listing expense	-	-	-	-
Change in fair value of derivative liabilities	(12,754)	-	-	(12,754)
Interest income	7,702	-	-	7,702
Interest expense	(2,629)	-	-	(2,629)
Loss on sale of equipment	(1,546)	1,546	-	-
Net loss	$(1,800,268)	$1,399,176	$38,314	$(362,778)

Other comprehensive income (loss)
Currency translation adjustment	(91)	-	-	(91)
Total comprehensive loss	$(1,800,359)	$1,399,176	$38,314	$(362,869)

Basic and diluted loss per share	$(37.79)			$(7.61)
Weighted average shares outstanding	47,644			47,644

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma financial statements of PMGC Holdings Inc. (the “Company”) were prepared in accordance with Article 11 of Regulation S-X and are based on the historical consolidated financial information of the Company. The consolidated financial information has been adjusted in the accompanying pro forma financial statements to give effect to the disposition of the Company’s skincare and healthcare business.

The unaudited pro forma consolidated balance sheet as of September 30, 2024 gives effect to the Sale as if it had occurred on September 30, 2024. The Sale gross proceeds do not reflect all settlement statement adjustments contemplated by the Asset Purchase Agreement, or any additional earn-out considerations.

The unaudited pro forma consolidated financial statements of operations for the years ended December 31, 2023, and 2022, and the nine months ended September 30, 2024 give effect to the Sale as if it had occurred on January 1, 2022.

On November 27, 2024, the Company consolidated its common shares on a ratio of two hundred old common shares for every one new post-consolidated common share. All current and comparative references to the number of common shares, weighted average number of common shares, and loss per share have been restated to give effect to this share consolidation.

2.	Adjustments to the Pro Forma Consolidated Balance Sheet

Explanations of the adjustments to the pro forma consolidated balance sheet are as follows:

a.	The cash portion of the Sale consideration, amounting to $56,525.

b.	Divesture of the skincare and healthcare business, and certain transferred liabilities.

c.	The portion of the Sale consideration related to the common stock of the Buyer, having a market value of $1,075,463.

d.	Estimated gain on the Sale transaction. The gain on sale does not include any additional earn out consideration (“Contingent Consideration”) that may become receivable under the Asset Purchase Agreement. The Company will record Contingent Consideration at the time when the contingency is resolved.

3.	Adjustments to the Pro Forma Consolidated Statements of Operations

Explanations of the adjustments to the pro forma consolidated statements of operations are as follows:

(i)	To remove the direct historical results of operations of the Company’s skincare and healthcare business.

(ii)	To include 5% of Net Sales of the skincare and healthcare business as earn-out royalty consideration within the terms of the Sale, to give effect to the Sale as if it had occurred on January 1, 2022.

The gain on Sale is not included as pro forma adjustments in the pro forma consolidated statements of operations as it is a nonrecurring item. Such amounts are only presented as adjustments to accumulated deficit in the pro forma consolidated balance sheet (see Note 2(d)).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations related to future events and our future financial performance that involve risks, uncertainties and assumptions, such as statements regarding our intentions, plans, objectives, expectations, forecasts and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under the section titled “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Special Note Regarding Forward-Looking Statements.” All amounts included herein with respect to the fiscal years ended December 31, 2023 and 2022 are derived from our audited consolidated financial statements included elsewhere in this prospectus and for the nine month periods ended September 30, 2024 and September 30, 2023 set forth below from our unaudited interim financial statements, each of which we prepared in accordance with U.S. Generally Accepted Accounting Principles or US GAAP.

Organization and Overview of Operations

PMGC Holdings Inc. manages and operates a diverse portfolio of three wholly owned subsidiaries across the medical aesthetics and biopharmaceutical sectors:

●	Northstrive Biosciences Inc. is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines and therapeutic products. Our lead asset, EL-22, is leveraging a first-in-class engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists.

●	PMGC Research Inc., based in Canada, is currently dedicated to medical scientific research and development efforts, utilizing Canadian research grants and partnering with leading Canadian Universities to push the boundaries of innovation.

●	PMGC Capital LLC is a multi-strategy investment firm focused on direct investments, strategic lending, and acquiring undervalued companies and assets across diverse markets. Our mission is to identify and seize high-potential opportunities, delivering sustainable growth and maximizing returns on capital.

PMGC Holdings Inc. is committed to expanding its portfolio by seeking to acquire operating companies and biotechnology assets that have high market potential while also exploring strategic spin-off opportunities to support our growth and advance our cutting-edge initiatives.

Recent Developments

●	In January 2025, the Company announced the sale of its Elevai Skincare subsidiary and signaled a shift toward acquiring transformative assets. This divestiture is part of the Company’s broader strategy to position itself as a diversified holding entity with interests across various growth sectors.

●	In January 2025, Elevai Biosciences Inc. changed its name to Northstrive Biosciences Inc., Elevai Research Inc. changed its name to PMGC Research Inc. and PMGC Capital LLC was formed.

●	In December 2024, Jordan R. Plews resigned as Director of the Company. His resignation was not due to any disagreement with the Company on matters related to operations, policies or practices. This transition marks a continuation of the Company’s strategic adjustments as it evolves its corporate governance structure.

●	In December 2024, PMGC Capital LLC was formed as a multi-strategy investment and advisory services vehicle focused on direct investments, strategic lending, and acquiring undervalued companies and assets across diverse markets. Its mission is to identify and seize high-potential opportunities, delivering sustainable growth and maximizing returns on capital.

●	In December 2024, the Company completed its reincorporation from Delaware to Nevada. The reincorporation was executed through an Agreement and Plan of Merger dated as of November 22, 2024, by and between Elevai Labs Inc. and PMGC Holdings Inc., in which Elevai Labs Inc. merged with and into PMGC Holdings Inc., with PMGC Holdings Inc. surviving. The reincorporation did not affect business operations, management or stockholder ownership interests and enables the Company to operate under Nevada corporate laws.

●	In December 2024, the Company dismissed TPS Thayer, LLC (“TPS Thayer”) as its independent registered public accounting firm and engaged HTL International, LLC (“HTL International”) as its replacement, reflecting the Company’s efforts to strengthen its financial oversight. HTL International and TPS Thayer had entered into a strategic collaboration in November 2024, in which TPS Thayer’s audit partners and team members transitioned to HTL.

●	On November 27, 2024, the Company effected a 1-for-200 reverse stock split, aligning its share structure with Nasdaq compliance requirements.

The reverse stock split was on a ratio of two hundred old common shares for every one share of new post reverse split Common Stock.

The impact on the number of Common Stock, warrants and stock options, the weighted average shares outstanding, and the basic and diluted loss per share as disclosed in our consolidated financial statements are as follows:

Quarterly periods ended September 30, 2024, and 2023:

246,880 Common Stock outstanding as of September 30, 2024 (December 31, 2023: 86,648).

294,608 Equity warrants outstanding as of September 30, 2024, with a weighted average exercise price of $78 per share.

1,535 Derivative liability warrants outstanding as of September 30, 2024, with a weighted average exercise price of $500 per share.

6,103 stock options outstanding as of September 30, 2024, with a weighted average exercise price of $304 per share.

Basic and diluted weighted average shares outstanding, and loss per share as follows:

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Basic and diluted loss per share	$(13.55)	(15.62)	(45.13)	(63.50)
Weighted average shares outstanding	110,796	50,116	95,526	49,504

Years ended December 31, 2023, and 2022:

86,648 Common Stock outstanding as of December 31, 2023 (December 31, 2022: 47,843).

Nil Preferred stock outstanding as of December 31, 2023 (December 31, 2022: 28,554).

1,750 Equity warrants outstanding as of December 31, 2023 (December 31, 2022 – Nil), with a weighted average exercise price of $600 per share.

1,535 Derivative liability warrants outstanding as of December 31, 2023 (December 31, 2022 – 1,160), with a weighted average exercise price of $500 per share (December 31, 2022 - $402 per share).

7,616 stock options outstanding as of December 31, 2023 (December 31, 2022 – 6,831), with a weighted average exercise price of $342 per share (December 31, 2022 - $216 per share).

Basic and diluted weighted average shares outstanding, and loss per share as follows:

	Year	Year
	ended	ended
	December 31,	December 31,
	2023	2022
Basic and diluted loss per share	$(80.06)	(37.79)
Weighted average shares outstanding	53,730	47,645

Outlook

Management’s Plans

Over the next twelve months, we intend to focus on:

●	Growing revenue by achieving successful returns on capital through PMGC Capital LLC, our multi-strategy investment vehicle, by acquiring and managing undervalued assets, public and private investments, and structured financing opportunities.

●	Establishing new wholly owned subsidiaries to develop and commercialize newly acquired or licensed biotechnology assets across various unrelated pharmaceutical indications.

●	Utilizing clinical validation studies to strengthen the commercial potential and scientific credibility of our portfolio companies’ technologies.

●	Advancing clinical development to progress NorthStrive Biosciences, Inc.’s clinical assets toward Investigational New Drug (IND) applications.

●	Pursuing additional acquisitions of operating companies and biotechnology assets to expand and diversify our portfolio.

●	Evaluating potential spin-offs of wholly owned subsidiaries, creating new publicly traded companies to unlock shareholder value.

Results of Operations

Comparison of the nine months ended September 30, 2024.

The following table provides certain selected financial information for the periods presented:

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023	Change
Revenue	$1,747,570	$1,014,004	$733,566
Cost of revenue	$468,763	$341,122	$127,641
Gross profit	$1,278,807	$672,882	$605,925
Gross profit percentage	73%	$66%	7%
Depreciation and Amortization	$7,779	$7,824	$(45)
Marketing and Promotion	$1,209,041	$316,436	$892,605
Consulting Fees	$817,030	$316,468	$500,562
Office and Administration	$2,096,372	$1,628,931	$467,441
Professional Fees	$587,954	$450,384	$137,570
Investor Relations	$141,484	$84,820	$56,664
Research and Development	$268,786	$303,769	$(34,983)
Foreign exchange (gain) loss	$1,660	$(480)	$2,140
Travel and entertainment	$160,612	$250,000	$(89,388)
Total operating expenses	$5,290,718	$3,358,152	$1,932,566
Loss from operations	$(4,011,911)	$(2,685,270)	$(1,326,641)
Other income (expense)[1]	$(299,087)	$(458,331)	$159,244
Net loss	$(4,310,998)	$(3,143,601)	$(1,167,397)
Total Comprehensive Loss	$(4,310,972)	$(3,142,839)	$(1,168,133)
Basic and dilutive loss per share of common stock	$(0.226)	$(0.318)	$0.092
Weighted average number of shares outstanding – basic and diluted	19,105,176	9,900,744	9,204,432

[1]	Other expenses relate to interest income, interest expense, insurance settlement and fair value gain/loss on derivative liability.

Revenue

Revenue for the nine months ended September 30, 2024, was $1,747,570 as compared to $1,014,004 for the nine months September 30, 2023, an increase of $733,566.

Our revenue by product category is as follows:

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Enfinity	$1,131,737	$509,088
Empower	612,051	408,166
Scalp & hair cleanser	3,782	-
White label distributor	-	96,750
Total Revenue	$1,747,570	$1,014,004

During the nine months ended September 30, 2024, and 2023, the Company sold 8,600 and 4,469 bottles of Enfinity, respectively, an increase of 4,131 bottles or 92%. In addition, the Company sold 1,232 (eight packs) of Empower tubes in 2024, compared to 969 (eight packs) of Empower tubes during 2023, and an increase of 263 (eight packs) or 27%. The increase in sales volumes is primarily due to enhanced market acceptance, continued growth in the number of US accounts, onboarding of international distributors, and repeat business from current customers and distributors. During the nine months ended September 30, 2023, the Company also sold its media containing its Elevai ExosomesTM under a white label deal. This white label distribution agreement ended on January 16, 2024.

Cost of Revenue

Cost of Revenue for the nine months ended September 30, 2024, was $468,763 as compared to $341,122 for the nine months ended September 30, 2023.

Our cost of revenue by product category is as follows:

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Enfinity	$315,401	$192,044
Empower	153,362	110,988
White label distributor	-	38,090
Total Cost of Revenue	$468,763	$341,122

The increase in cost of revenue is directly attributed to the increase in sales during the nine months ended September 30, 2024, compared to 2023. The following is a breakdown of the components of the cost of revenue:

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Cost of inventory	$220,653	$187,135
Sales commission	139,722	86,567
Shipping cost	108,011	60,750
Inventory write down and wastage	377	6,670
Total Cost of Revenue	$468,763	$341,122

Gross Profit

Gross profit for the nine months ended September 30, 2024, was $1,278,807, as compared to $672,882 for the nine months ended September 30, 2023, an increase of $605,925. This represents an overall gross margin percentage of 73% for the nine months ended September 30, 2024, compared to 66% in 2023. The overall increase in gross margin percentage is primarily due to the Company selling Enfinity at a higher gross margin due to less commissions paid to salespersons compared to overall sales. Additionally, the cost to produce each unit of Enfinity decreased as the Company saw gross margin improvements due to operational efficiencies gained and securing better volume pricing with some of its key suppliers.

The following is a breakdown of gross profit percentage by product category:

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Enfinity	72%	62%
Empower	75%	73%
Scalp & hair cleanser	100%	-
White label distributor	-	61%
Overall Gross Profit Percentage	73%	66%

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2024, were $268,786 compared to $303,769 for the nine months ended September 30, 2023, a decrease of $34,983. Research and Development related to the Company’s Enfinity and Empower products, and development of new products for the Company. The decrease in research and development is mainly driven by the company performing more tests on new products to improve formulation efficiency in the nine months ended September 30, 2023. During both the nine months ended September 30, 2024 and 2023, the Company’s laboratory staff worked on increasing efficiency and refining the production process. The decrease in this expense is partially offset by amortization of intangible assets of $61,019 and $Nil that was recognized in research and development expenses during the years ended September 30, 2024 and 2023, respectively.

Marketing and Promotion

Marketing and promotion expenses for the nine months ended September 30, 2024, were $1,209,041 compared to $316,436 for the nine months ended September 30, 2023, an increase of $892,605. During the nine months ended September 30, 2024, the Company increased its marketing and promotion efforts to drive sales and support the Company’s existing customers, which included incurring digital advertising costs of $388,283, public relations costs of $331,317, giving out product samples with a cost of $127,919 (nine months ended September 30, 2023 - $96,184), and attending and sponsoring industry conferences.

Office and Administrative Expenses

Office and administrative expenses for the nine months ended September 30, 2024, were $2,096,372, compared to $1,628,931 for the nine months ended September 30, 2023, an increase of $467,441. The increase is mainly the result of salaries and wages of $1,310,420 and office rent of $106,694 incurred during the nine months ended September 30, 2024, compared to $1,000,313 and $89,600 of salaries and wages and office rent, respectively, in the nine months ended September 30, 2023, a combined increase of $327,201. Additionally, the increase is a result on insurance costs of $352,222 during the nine months ended September 30, 2024, compared to $23,804 in the nine months ended September 30, 2023, as the Company was required to purchase director and officer insurance due to being publicly traded. The Company increased its headcount and moved into a larger office location to accommodate the commercialization of its products and growth in operations in July 2023. During the nine months ended September 30, 2024, office and administrative expenses also include share-based compensation of $53,977, compared to $337,551 in the nine ended September 30, 2023. This decrease is due to a director resigning on February 29, 2024, the termination of the Chief Marketing Officer and the Chief Commercial Officer and the termination of four other employees in June 2024, and the resignation of the Chief Medical Officer in August 2024. This resulted in the forfeiture of 394,990 options, as well as resulting in the reversal of the share-based compensation.

Consulting Fees

Consulting fees for the nine months ended September 30, 2024, were $817,030, compared to $316,468 for the nine months ended September 30, 2023, an increase of $500,562. During the nine months ended September 30, 2024, and 2023, the Company incurred consulting fees in relation to recruitment, strategic introductions, business advisory, international relations, and strategy. In addition, the Company received services from a number of parties (including companies controlled by related parties and Chief Financial Officer (“CFO”)) in a consulting capacity. The increase in consulting fees is consistent with the increase in operations.

Professional Fees

Professional fees for the nine months ended September 30, 2024, was $587,954, compared to $450,384 for the nine months ended September 30, 2023, an increase of $137,570. Professional fees comprise of legal, audit and accounting services. The increase during the nine months ended September 30, 2024 is primarily due to an increase in audit, legal and accounting services as the company is now listed on the Nasdaq.

Travel and Entertainment Expenses

Travel and entertainment for the nine months ended September 30, 2024, was $160,612, compared to $250,000 for the nine months ended September 30, 2023, a decrease of $89,388. Travel and entertainment expenses are related primarily to costs incurred during the attendance of industry trade shows and conferences. The decrease relates to fewer conferences and trade shows visited by staff of the Company in the nine months ended September 30, 2024.

Investor Relations Expenses

Investor relations expenses for the nine months ended September 30, 2024, was $141,484, compared to $84,820 for the nine months ended September 30, 2023. The increase in investor relations expenses is consistent with the Company’s growth strategy, which includes promotion to current and potential investors as the company is now listed on the Nasdaq.

The following table provides certain selected financial information for the periods presented:

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Change
Revenue	$527,478	$554,654	$(27,176)
Cost of revenue	$133,577	$188,509	$(54,932)
Gross profit	$393,901	$366,145	$27,756
Gross profit percentage	75%	$66%	9%
Depreciation and Amortization	$2,686	$2,439	$247
Marketing and Promotion	$94,514	$99,709	$(5,195)
Consulting Fees	$235,461	$82,781	$152,680
Office and Administration	$553,808	$664,922	$(111,114)
Professional Fees	$249,889	$143,654	$106,235
Investor Relations	$36,862	$9,100	$27,762
Research and Development	$95,260	$86,374	$8,886
Foreign exchange (gain) loss	$875	$(3,113)	$3,988
Travel and entertainment	$44,383	$65,830	$(21,447)
Total operating expenses	$1,313,738	$1,151,696	$162,042
Loss from operations	$(919,837)	$(785,551)	$(134,286)
Other income (expense)[1]	$(581,420)	$2,504	$(583,924)
Net loss	$(1,501,257)	$(783,047)	$(718,210)
Total Comprehensive Loss	$(1,502,271)	$(782,660)	$(719,611)
Basic and dilutive loss per common share	$(0.068)	$(0.078)	$0.01
Weighted average number of shares outstanding – basic and diluted	22,159,118	10,023,002	12,136,116

[1]	Other expenses relate to interest income, interest expense, insurance settlement and fair value gain/loss on derivative liability.

Revenue

Revenue for the three months ended September 30, 2024, was $527,478, as compared to $554,654 for the three months September 30, 2023, a decrease of $27,176.

Our revenue by product category is as follows:

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023
Enfinity	$369,012	$252,035
Empower	154,684	205,869
Scalp & hair cleanser	3,782
White label distributor	-	96,750
Total Revenue	$527,478	$554,654

During the three months ended September 30, 2024, and 2023, the Company sold 2,616 and 2,388 bottles of Enfinity, respectively, an increase of 228 bottles or 10%. This increase in sales volumes is primarily due to increased market acceptance, continued growth in the number of US accounts, onboarding of international distributors, and repeat business from current customers and distributors. The Company sold 288 (eight packs) of Empower tubes in 2024, compared to 483 (eight packs) of Empower tubes during 2023, a decrease of 195 (eight packs) or 40%. During the three months ended September 30, 2024, the Company sold 100 units of its scalp and hair cleanser. During the three months ended September 30, 2023, the Company sold 48 liters under a white label distributor agreement. The Company no longer earns revenue from this white label distributor.

Cost of Revenue

Cost of Revenue for the three months ended September 30, 2024, was $133,577 as compared to $188,509 for the three months ended September 30, 2023.

Our cost of revenue by product category is as follows:

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023
Enfinity	$96,774	$93,661
Empower	36,803	56,758
White label distributor	-	38,090
Total Cost of Revenue	$133,577	$188,509

The decrease in cost of revenue is partly attributable to the decrease in sales during the three months ended September 30, 2024, compared to 2023. However, the Company managed to increase gross margin despite the decline in sales as explained further below. The following is a breakdown of the components of the cost of revenue:

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023
Cost of inventory	$61,714	$113,239
Sales commission	40,520	39,150
Shipping cost	31,343	32,372
Inventory write down	-	3,748
Total Cost of Revenue	$133,577	$188,509

Gross Profit

Gross profit for the three months ended September 30, 2024, was $393,901 as compared to $366,145 for the three months ended September 30, 2023, an increase of $27,756. This represents an overall gross margin percentage of 75% for three months ended September 30, 2024, compared to 66% in 2023. The overall increase in gross margin percentage is primarily due to the Company selling Enfinity at a higher gross margin due to less commissions paid to salespersons compared to overall sales. Additionally, the cost to produce each unit of Enfinity decreased as the company saw gross margin improvements due to operational efficiencies gained and securing better volume pricing with some of its key suppliers.

The following is a breakdown of gross profit percentage by product category:

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023
Enfinity	74%	63%
Empower	76%	72%
Hair & scalp cleanser	100%	-
White label distributor	-	61%
Overall Gross Profit Percentage	75%	66%

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2024, were $95,260 compared to $86,374 for the three months ended September 30, 2023, an increase of $8,886. Research and development related to the Company’s Enfinity, Empower and development of new products for the Company. This increase in research and development expenses is mainly due to the amortization of intangible assets and increased consulting fees related to research and development in the current period. During both the three months ended September 30, 2024, and 2023, the Company’s lab staff worked on increasing efficiency and refining the production process.

Marketing and Promotion

Marketing and promotion expenses for the three months ended September 30, 2024, were $94,514 compared to $99,709 for the three months ended September 30, 2023, a decrease of $5,195. During the three months ended September 30, 2024, the Company decreased its marketing and promotion expenses in an effort to conserve cash now that the Company has achieved higher market acceptance.

Office and Administrative Expenses

Office and administrative expenses for the three months ended September 30, 2024, were $553,808, compared to $664,922 for the three months ended September 30, 2023, a decrease of $111,114. This decrease is mainly attributable to a decrease in the share-based compensation recognized in office and administrative expenses from $158,815 for the three months ended September 30, 2023 to $43,493 for the three months ended September 30, 2024. This decrease is due to a director resigning on February 29, 2024, the termination of the Chief Marketing Officer and the Chief Commercial Officer and the termination of three other employees in June 2024, and the resignation of the Chief Medical Officer in August 2024. These terminations and resignations all have an impact of decreasing share-based compensation for the three months ended September 30, 2024. Payroll also decreased from $392,163 to $265,957 during the three months ended September 30, 2024, compared to 2023, which is also attributable to these terminations and resignations.

Consulting Fees

Consulting fees for the three months ended September 30, 2024, were $235,461, compared to $82,781 for the three months ended September 30, 2023. This represents an increase of $152,680 from the three months ended September 30, 2023 to the three months ended September 30, 2024. During the three months ended September 30, 2024, and 2023, the Company incurred consulting fees in relation to recruitment, strategic introductions, business advisory, international relations, and strategy. In addition, the Company received services from a number of parties (including companies controlled by related parties and CFO) in a consulting capacity. The increase in consulting fees is consistent with the increase in operations.

Professional Fees

Professional fees for the three months ended September 30, 2024, were $249,889, compared to $143,654 for the three months ended September 30, 2023, an increase of $106,234. Professional fees were comprised of legal, audit and accounting services. The increase during the three months ended September 30, 2024 is primarily due to an increase in audit, legal and accounting services as the company is now listed on the Nasdaq.

Travel and Entertainment Expenses

Travel and entertainment expenses for the three months ended September 30, 2024 were $44,383, compared to $65,830 for the three months ended September 30, 2023, a decrease of $21,447. Travel and entertainment expenses are related primarily to costs incurred during the attendance of industry trade shows and conferences. The decrease relates to less conferences and trade shows visited by staff of the Company in the three months ended September 30, 2024.

Investor Relations Expenses

Investor relations expenses for the three months ended September 30, 2024, were $36,862, compared to $9,100 for the three months ended September 30, 2023. The increase is due to the Company engaging in more investor relation activities as it is now a publicly listed entity.

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and ultimately the attainment of profitable operations.

As of September 30, 2024, and December 31, 2023, the Company had a net working capital of $6,097,404 and $3,622,091, respectively, and has an accumulated deficit of $11,334,888 and $7,023,890, respectively. Furthermore, for the nine months ended September 30, 2024, and 2023, the Company incurred a net loss of $4,310,998 and $3,143,601, respectively and used $3,486,435 and $2,168,661, respectively of cash flows for operating activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Our principal liquidity requirements are for working capital, capital expenditure, research and development and inventory production. We fund our liquidity requirements primarily through cash on hand, cash flows from operations, the issuance of common, warrants and preferred stock, and the issuance of notes. As of September 30, 2024, we had cash of $6,425,670, with $3,326,851 as of December 31, 2023.

The following table provides selected financial data as of September 30, 2024, and December 31, 2023, respectively.

	September 30, 2024	December 31, 2023	Change
Current assets	$8,227,826	$4,919,444	$3,308,382
Current liabilities	$2,130,422	$1,297,353	$833,069
Working capital	$6,097,404	$3,622,091	$2,475,313

The following table summarizes our cash flows from operating, investing and financing activities:

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023	Change
Cash used in operating activities	$(3,486,435)	$(2,168,661)	$(1,317,774)
Cash used in investing activities	$(171,480)	$(11,191)	$(160,289)
Cash provided by financing activities	$6,757,501	$1,501,086	$5,256,415

Cash Flow from Operating Activities

For the nine months ended September 30, 2024, net cash flows used in operating activities was $3,486,435 compared to $2,168,661 used during the nine months ended September 30, 2024, respectively, primarily due to net loss and timing of settlement of assets and liabilities.

Cash Flows from Investing Activities

During the nine months ended September 30, 2024, and 2023, we used $171,480 and $11,191, respectively, in investing activities. In the current period this cash flow primarily related to the payment of $162,320 for intangible assets relating to the purchase of a license to produce stem cells and the purchase of rights to develop, manufacture and commercialize licensed products. The cash flow during the current period also relates to the purchase of equipment for our laboratory space to be used for the production of inventory and research and development.

Cash Flows from Financing Activities

During the nine months ended September 30, 2024, we had net cash flow provided by financing activities of $6,757,501 compared to cash flow provided by financing activities of $1,501,086 in the nine months ended September 30, 2023. During the nine months ended September 30, 2024, and 2023, the Company raised $6,993,059 and $1,463,586, respectively, through the issuance of Common Stock and common stock purchase warrants; $914,442 and $Nil, respectively, through the issuance of notes; and $Nil and $37,500, respectively, upon the exercise of stock options in exchange for Common Stock. The cash provided by financing activities during the nine months ended September 30, 2024, was partially offset by the repayment of notes of $1,150,000.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to revenue recognition, the collectability of receivables, valuation of inventory, fair value of derivative liabilities and stock options, useful lives and recoverability of long-lived assets, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined.

The Company’s policy for property and equipment requires judgement in determining whether the present value of future expected economic benefits exceeds capitalized costs. The policy requires management to make certain estimates and assumptions about future economic benefits related to its operations. Estimates and assumptions may change if new information becomes available. If information becomes available suggesting that the recovery of capitalized cost is unlikely, the capitalized cost is written off/impaired to the consolidated statement of operations.

The assessment of whether the going concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but not limited to, 12 months from the date the financial statements are issued. The Company is aware that material uncertainties related to events or conditions may cast substantial doubt upon the Company’s ability to continue as a going concern.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer. Revenue is measured based on the consideration the Company expects to receive in exchange for those products. In instances where financial acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenues are recognized under ASC 606, “Revenue from Contracts with Customers,” in a manner that reasonably reflects the delivery of its products and services to customers in return for expected consideration.

The Company generates revenue through the sale of skincare products. Revenue from the sale of skincare products are recognized at the point in time when the Company considered revenue realized or realizable and earned, which is typically when all of the five following criteria are met: (1) the contract with the customer is identifiable (i.e. when a sales transaction has been entered into between the Company and the customer), (2) the performance obligation in the contract is identifiable (i.e. the customer has ordered a known quantity of product to be delivered), (3) the transaction price is determinable (i.e. the customer has agreed to the Company’s price for the products ordered), (4) the Company is able to allocate the transaction price to the performance obligations in the contract, and (5) the performance obligations have been satisfied, which is typically upon delivery of the product to the customer.

Transaction prices for performance obligations are explicitly outlined in relevant agreements; therefore, the Company does not believe that significant judgements are required with respect to the determination of the transaction price, including any variable consideration identified.

The Company is responsible for providing the products to customers. As a result, the Company is considered the principal when providing products to customers. As the Company collects payment at the time of the customer order, its contracts do not have a significant financing component. Customers are entitled to replacement or full refund of any damaged or defective product, after the return of the damaged or defective product to the Company. There were no significant returns or refunds during the nine months ended September 30, 2024, and 2023.

Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. dollar. The functional currency of the Company’s Canadian subsidiary, PMGC Research Inc. (“PMGC Research”) is the Canadian dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets, liabilities, and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

The accounts of PMGC Research are translated to U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated into U.S. dollars at the period-end exchange rate while revenues and expenses are translated at the average exchange rates during the period. Related exchange gains and losses are included in a separate component of stockholders’ equity as accumulated other comprehensive income (loss).

Inventory

Inventory consists of raw materials, work-in-progress and finished goods and are valued at the lower of cost or net realizable value. The Company’s manufacturing process involves the production of our proprietary stem cell-derived Elevai ExosomesTM. Finished goods consists of a new generation of cosmetic topical products containing our proprietary stem cell-derived Elevai ExosomesTM. Cost is determined using the weighted average cost formula. Net realizable value is determined on the basis of anticipated sales proceeds less the estimated selling expenses. Management compares the cost of inventories with the net realizable value and an allowance is made to write down inventories to net realizable value, if lower.

Stock-Based Compensation

Employees - The Company accounts for share-based compensation under the fair value method which requires all such compensation to employees, including the grant of employee stock options, to be calculated based on its fair value at the measurement date (generally the grant date), and recognized in the consolidated statement of operations over the requisite service period.

Non-employees - During June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”) to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees. Under the requirements of ASU 2018-07, the Company accounts for share-based compensation to non-employees under the fair value method which requires all such compensation to be calculated based on the fair value at the measurement date (generally the grant date) and recognized in the statement of operations over the requisite service period.

During the nine months ended September 30, 2024, and 2023, the Company recorded $57,521 and $346,548, respectively, in share-based compensation expense, of which $53,977 and $337,550, and $3,544 and $8,998, respectively is included in office and administration and research and development, respectively.

Determining the appropriate fair value model and the related assumptions requires judgment. During the nine months ended September 30, 2024, and year ended December 31, 2023, the fair value of each option grant was estimated using a Black-Scholes option-pricing model.

The expected volatility represents the historical volatility of comparable publicly traded companies in similar industries, adjusted for variables such as stock price, market capitalization and life cycle. Due to limited historical data, the expected term for options granted is equal to the contractual life. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of stock options. The Company has not paid and does not anticipate paying cash dividends on its shares of Common Stock; therefore, the expected dividend yield is assumed to be zero.

Concentrations

Customers

For the nine months ended September 30, 2024, no single customer represented 10% or more of the Company’s revenue. During the nine-month period ended September 30, 2023, the Company recorded 14% of its revenue from its largest customers. The Company’s largest customer, representing $139,149 of revenue, relates to sales to a wholesaler during the period.

Suppliers

During the nine months ended September 30, 2024, and 2023, the Company had 3 key suppliers that represented approximately 78% and 3 key suppliers that represented approximately 66%, respectively, of the cost incurred in the purchase and production of inventory. The table below represents a breakdown of each supplier as a percentage of the cost incurred. (Suppliers are shown from largest to smallest and do not necessarily represent the same suppliers period over period):

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Supplier 1	37%	26%
Supplier 2	29%	23%
Supplier 3	12%	17%
	78%	66%

The Company continually evaluates the performance of its suppliers and the availability of alternatives to substitute or supplement its inventory production supply chain. The Company believes that a breakdown in supply from one of its key suppliers would be overcome in a short amount of time given the availability of alternatives.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is material to investors.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, eases certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Future Related Party Transactions

The Corporate Governance Committee of our Board of Directors is required to approve all related party transactions. All related party transactions are made or entered into on terms that are no less favorable to use than can be obtained from unaffiliated third parties.

Impact of Inflation

We do not believe the impact of inflation on our Company is material.

Inflation Risk

We are also exposed to inflation risk. Inflationary factors, such as increases in labor costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses.

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. Our market risk exposure is generally limited to those risks that arise in the normal course of business, as we do not engage in speculative, non-operating transactions, nor do we utilize financial instruments or derivative instruments for trading purposes.

BUSINESS

Overview

We manage and operate a diverse portfolio of three wholly owned subsidiaries across the medical aesthetics and biopharmaceutical sectors:

●	Northstrive Biosciences Inc. is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines and therapeutic products. Our lead asset, EL-22, is leveraging a first-in-class engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists.

●	PMGC Research Inc., based in Canada, is currently dedicated to medical scientific research and development efforts, utilizing Canadian research grants and partnering with leading Canadian Universities to push the boundaries of innovation.

●	PMGC Capital LLC is a multi-strategy investment firm focused on direct investments, strategic lending, and acquiring undervalued companies and assets across diverse markets. Its mission is to identify and seize high-potential opportunities, delivering sustainable growth and maximizing returns on capital.

We are dedicated to enhancing our portfolio through the acquisition of operating companies and innovative biotechnology assets that align with our growth mission, while actively pursuing opportunities to foster growth and drive innovation.

As of January 16, 2025, we completed the divestiture of the assets relating to our prior Elevai Skincare Inc. business. Elevai Skincare Inc., previously specializing in developing and commercializing physician-dispensed skincare products, is no longer part of our operations. Post closing of the asset sale, we changed the name of Elevai Skincare Inc. changed its name to PMGC Impasse Corp. on January 17, 2025. The Skincare asset divestiture enables us to dedicate more resources and time to advancing our initiatives and assets in larger markets with unmet needs, creating greater growth opportunities for the Company and its shareholders. Our efforts will focus on the clinical development of biotechnology assets through NorthStrive Biosciences Inc. while leveraging our R&D capabilities through PMGC Research Inc. Moreover, this strategic shift positions us to actively explore and execute potential business acquisitions and high-value biotechnology assets, further strengthening our portfolio and driving long-term growth.

Business Strategy

PMGC Holdings Inc. currently operates as a holding company focusing on developing and acquiring biotechnology assets and advancing novel science and discoveries through collaborative strategic research and development partnerships. We intend to find and acquire additional innovative biotechnology assets and operating companies in agnostic sectors.

Northstrive Biosciences Inc.

Northstrive Biosciences Inc., a wholly owned subsidiary of PMGC Holdings Inc., is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines and therapeutic products. Currently, more than 40% of adults in the United States live with obesity - a figure predicted to rise to approximately 50% by 2030. Obesity is a leading risk factor for the development of serious health conditions, including Type 2 diabetes and heart failure. Goldman Sachs predicts that this epidemic will create a $100 billion market for anti-obesity players.

Our lead asset, EL-22, is leveraging a first-in-class engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. EL-22 has completed a Phase 1 clinical trial in South Korea, demonstrating it was generally well tolerated and safe in healthy volunteers. No subjects dropped out due to adverse events and no statistically significant difference was found between the intervention groups in the incidence of treatment emergent adverse events. Elevai intends to evaluate EL-22 for efficacy and safety in combination with popular weight-loss therapeutics currently on the market, with the goal of decreasing fat mass while preventing the muscle wasting that commonly occurs with weight-loss drugs. We are working towards filing an IND with the FDA to test EL-22 in human subjects. Our second asset, EL-32, is a preclinical engineered probiotic expressing dual myostatin & activin-A and also being positioned for the muscle preservation space as a combination to weight loss treatments, including GLP-1 receptor agonists. In a preclinical healthy mouse model, EL-32 demonstrated a statistically significant increase in Activin-A and myostatin antibodies, confirming the efficacy using the ELISA test.

PMGC Research Inc.

PMGC Research Inc., a wholly owned subsidiary of PMGC Holdings Inc., is dedicated to advancing innovative research and development initiatives in Canada by leveraging government grants and funding programs. Through strategic collaborations with leading research institutions and industry partners, PMGC Research Inc. aims to accelerate scientific discovery and transform cutting-edge technologies into commercially viable products.

PMGC Capital LLC

PMGC Capital LLC, a wholly owned subsidiary of PMGC Holdings Inc., is a multi-strategy investment vehicle engaged in investing, lending and pursuing diversified investment opportunities. PMGC Capital LLC actively supports the growth and expansion of PMGC Holdings’ portfolio companies. The subsidiary’s dynamic investment approach is designed to capitalize on high yield returns on capital and investing into and acquiring assets and companies that are undervalued.

Northstrive Biosciences Products

Northstrive Biosciences leverages a first-in-class engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. Our lead asset, EL-22, has completed a Phase 1 clinical trial in South Korea, demonstrating it was generally well tolerated and safe in healthy volunteers. No subjects dropped out due to adverse events and no statistically significant difference was found between the intervention groups in the incidence of treatment emergent adverse events.

Preclinical results of EL-22 from a 2022 study demonstrated physiological (serum creatine kinase level), physical (body weight change), and functional (rotarod test) improvements in the dystrophic features of mdx mice, a mouse model of Duchenne muscular dystrophy (DMD)1. Elevai believes that EL-22 has the potential to treat obesity in combination with popular weight loss therapeutics, including GLP-1 receptor agonists, by preserving muscle mass while decreasing fat mass. We plan to submit an Investigational New Drug (IND) application in 2025 that utilizes the licensed asset EL-22 for efficacy and safety in combination with popular weight-loss therapeutics currently on the market, with the goal of decreasing fat mass while preventing the muscle wasting that commonly occurs with weight-loss drugs. Regulatory bodies might require us to conduct preclinical bridge studies in order to pivot EL-22 from DMD to obesity indications.

Our second asset, EL-32, is a preclinical engineered probiotic expressing dual myostatin & activin-A and also positioned for the muscle preservation space as a combination to weight loss treatments, including GLP-1 receptor agonists.

Several key companies are actively developing GLP-1 drugs for obesity and complementary treatments to address associated conditions such as muscle wasting. These companies include:

1.	Novo Nordisk: Known for its GLP-1 drugs, Ozempic and Wegovy, Novo Nordisk remains a dominant player in the obesity drug market. They have shown significant efficacy in weight loss and improving cardiovascular health.

2.	Eli Lilly: Another major player with its GLP-1 drug, Mounjaro (tirzepatide), which has shown promising results in weight loss. Eli Lilly also acquired Versanis Bio, which is developing bimagrumab, a drug that helps increase lean muscle mass while reducing fat.

3.	Pfizer: Developing danuglipron, an oral GLP-1 analog, aimed at carving out a niche in the obesity market with a more convenient dosing regimen.

4.	Biohaven: Biohaven’t taldefgrobep is an investigational fusion protein targeting myostatin to impact skeletal muscle growth relevant to individuals living with overweight and obesity.

5.	Scholar Rock: Scholar Rock’s apitegromab is an inhibitor of the activation of latent myostatin, with the aim of improving patients’ motor function. Scholar Rock is assessing apitegromab’s ability to preserve lean muscle mass in individuals on GLP-1 receptor agonist therapy for obesity.

6.	Veru: Veru’s enobosarm is an androgen receptor modulator, also known as a SARM, to address the loss of muscle in patients undergoing weight loss therapy with GLP-1 drugs.

1.	Reference: Sung DK, Kim H, Park SE, Lee J, Kim JA, Park YC, Jeon HB, Chang JW, Lee J. A New Method of Myostatin Inhibition in Mice via Oral Administration of Lactobacillus casei Expressing Modified Myostatin Protein, BLS-M22, Int. J. Mol. Sci. 2022, 23, 9059. https://doi.org/10.3390/ijms23169059

These companies are at the forefront of developing both GLP-1 drugs and complementary treatments to address the growing need for effective obesity management and the prevention of muscle wasting associated with weight loss.

Operational and Competitive Strengths

We face competition from both commercialized obesity medications, as well as clinical candidates that are still in the development stage. We believe the primary competitive factors in our favor for EL-22 & EL-32 are the following:

●	Our First-in-Class Approach and Early Results

Northstrive Biosciences is developing EL-22, an engineered probiotic with myostatin antigens, to elicit an immune response that could help people achieve substantial fat loss while preserving muscle mass. Based on the generated preclinical data and the mechanism of the myostatin-activin signaling pathway effect on muscle wasting, we believe that EL-22 has the potential to treat obesity in combination with GLP-1 receptor agonists by preserving muscle mass while decreasing fat mass. In the preclinical studies1:

●	EL-22 showed a statistically significant increase in anti-myostatin IgG antibody concentration, where myostatin is a key negative regulator of muscle growth.

●	EL-22 showed a statistically significant decrease in creatine kinase levels, which indicates a decrease of muscle destruction.

●	EL-22 administered to mdx mice, a mouse model of Duchenne muscular dystrophy, had improved physical activity and gross motor function, as demonstrated by a longer duration during rotarod tests.

Based on the generated preclinical data and the mechanism of the myostatin-activin signaling pathway effect on muscle wasting, we believe that EL-22 has the potential to treat obesity in combination with GLP-1 by preserving muscle mass while decreasing fat mass. The Company intends to complete an IND submission in 2025 and to initiate clinical trials in the U.S. to evaluate the myostatin approach in combination with one or more GLP-1 receptor agonists in obesity. Our ability to proceed with human trials is contingent upon the FDA clearing the IND submission.

●	Our Candidates’ Ease of Use and Convenient Oral Administration

We believe our product candidates EL-22 and EL-32 would be the only oral myostatin formulations to date, making Northstrive Bioscience an early mover in the emerging GLP-1 combination space for muscle preservation. Existing approaches targeting obesity with combinations to preserve muscle mass while on weight loss therapies are administered through injectable forms; either subcutaneously or intravenously. Although effective, many patients in general prefer orally administered medications over injections due to factors like convenience, ease of administration, and fear of needles. Our product candidates have been designed to be oral capsules to provide benefits without any needling.

Reference:

[1]	Sung DK, Kim H, Park SE, Lee J, Kim JA, Park YC, Jeon HB, Chang JW, Lee J. A New Method of Myostatin Inhibition in Mice via Oral Administration of Lactobacillus casei Expressing Modified Myostatin Protein, BLS-M22, Int. J. Mol. Sci. 2022, 23, 9059. https://doi.org/10.3390/ijms23169059

Strategy

Northstrive Biosciences’ strategy focuses primarily on the clinical development and commercialization of novel medicines for the treatment of metabolic diseases, including obesity. We will need substantial capital to support our drug development and any related commercialization efforts for our drug candidates. The key elements of our strategy are:

●	Develop EL-22 & EL-32 for obesity.

Our metabolic drug pipeline is focused on the clinical development of EL-22, a first-in-class engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. Currently, more than 40% of adults in the United States live with obesity — a figure predicted to rise to approximately 50% by 2030.1 Obesity is a leading risk factor for the development of serious health conditions, including Type 2 diabetes and heart failure. Goldman Sachs predicts that this epidemic will create a $100 billion market for anti-obesity players.2

Approved GLP-1 drugs used in weight loss, such as Novo Nordisk’s Ozempic® (semaglutide) & Wegovy®(semaglutide) and Eli Lilly’s Zepbound (tirzepatide), and Mounjaro® (tirzepatide) have transformed the obesity treatment landscape. However, past studies of these highly effective drugs show that up to 20-50% of the weight loss is due to loss of lean muscle.3

Muscle is necessary for metabolism, strength, and physical function. As a result, we believe that one of the key unmet needs in the current obesity landscape is the avoidance of muscle loss while on weight loss treatments. Northstrive Biosciences is developing EL-22, an engineered probiotic with myostatin antigens, to elicit an immune response that could help people achieve substantial fat loss while preserving muscle mass.

Our second asset, EL-32, is a preclinical engineered probiotic expressing dual myostatin & activin-A and also positioned for the muscle preservation space as a combination to weight loss treatments, including GLP-1 receptor agonists.

We believe this urgent unmet medical need could be addressed by both EL-22 and EL-32, that may effectively prevent the loss of muscle mass and increase the fat loss experienced by older patients receiving GLP-1 drugs for the treatment of obesity.

References:

[1]	Ward ZJ, BleichSN, Cradock AL, Barrett JL, Giles CM, Flax CN, Long MW, GortmakerSL. Projected U.S. State-Level Prevalence of Adult Obesity and Severe Obesity. N Engl J Med 2019;381:2440-2450. https://www.nejm.org/doi/full/10.1056/NEJMsa1909301.

[2]	Why the anti-obesity drug market could grow to $100 billion by 2030. https://www.goldmansachs.com/insights/articles/anti-obesity-drug-market.html.

[3]	Sargeant JA, Henson J, King JA, Yates T, Khunti K, Davies MJ. A Review of the Effects of Glucagon-Like Peptide-1 Receptor Agonists and Sodium-Glucose Cotransporter 2 Inhibitors on Lean Body Mass in Humans. Endocrinol Metab (Seoul). 2019 Sep;34(3):247-262. doi: 10.3803/EnM.2019.34.3.247. PMID: 31565876; PMCID: PMC6769337.

Corporate History and Structure

PMGC Holdings Inc. has three wholly owned subsidiaries, PMGC Research Inc. (FKA Reactive Medical Inc.), Northstrive Biosciences, Inc. and PMGC Capital LLC.

Reactive Medical Labs Inc. (referred to herein as “Reactive Labs”) was incorporated in Delaware on June 9, 2020. On December 3, 2021, Reactive Labs changed its name to Elevai Labs, Inc. (referred to herein as “Elevai”). Reactive Medical Inc. (referred to herein as “Reactive”) was incorporated in British Columbia, Canada on February 5, 2018. On September 7, 2022, Reactive changed its name to Elevai Research Inc. Elevai Research Inc. is a wholly owned subsidiary of the Company.

On December 20, 2024, the Company re-domesticated to Nevada and changed its name to “PMGC Holdings Inc.”

In June 2021, we entered into a stock transfer agreement with Reactive, whereby we purchased substantially all of the assets and liabilities of Reactive. Under the stock transfer agreement, we acquired 100% of the issued and outstanding common shares of Reactive. Immediately before the stock transfer agreement BWL Investments Ltd., a British Columbia Canada corporation owned 100% of the issued and outstanding common shares of Reactive. In consideration of 100% of the issued and outstanding common shares of Reactive we issued 100 shares of our Common Stock to BWL Investments Ltd. Upon completion of the stock transfer agreement, Reactive became our wholly owned subsidiary. In September 2022, Reactive changed its name to Elevai Research Inc. On January 10, 2025, Elevai Research Inc. changed its name to PMGC Research Inc.

Market, Industry and Other Research-Based Data

Our Market and Industry

We have transitioned to a biotechnology holding company focused on acquiring, licensing, and developing biotechnology assets across various pharmaceutical indications. Our business model consists of two primary components:

1.	PMGC Capital LLC, our multi-strategy investment vehicle, which seeks to generate revenue through capital deployment in undervalued biotechnology assets, structured financings, and public and private market investments.

2.	NorthStrive Biosciences, Inc., our biotechnology subsidiary focused on advancing clinical-stage assets toward regulatory approval and commercialization.

As part of this strategic shift, we no longer operate in the physician-dispensed cosmetics or medical aesthetics markets. Instead, our focus is on developing and acquiring biotechnology assets that address critical unmet medical needs.

Industry Data

The global biotechnology market continues to grow, driven by advancements in gene therapies, regenerative medicine, and biologics. According to market research, the global biotechnology industry was valued at approximately $1.37 trillion in 2022 and is expected to grow at a CAGR of 12.8% from 2023 to 2030.28 This expansion is fueled by rising R&D investments, regulatory approvals, and the increasing adoption of biotechnology-based therapies.

The biopharmaceutical sector, which includes therapeutic proteins, monoclonal antibodies, and cell & gene therapies, represents a significant share of this growth. The market for gene therapies alone is expected to exceed $25 billion by 2028, with companies rapidly advancing clinical-stage assets in oncology, metabolic diseases, and neurodegenerative disorders.29

The weight-loss drug market has also emerged as a high-growth sector, with GLP-1 receptor agonists such as Novo Nordisk’s Ozempic® and Eli Lilly’s Mounjaro® driving unprecedented demand. Goldman Sachs projects the anti-obesity drug market could reach $100 billion by 2030.30 However, research indicates that up to 40% of weight loss from GLP-1 drugs comes from lean muscle loss, creating an unmet need for therapies that preserve muscle mass during treatment.31

Our Lead Asset – EL-22: A Myostatin-Targeting Probiotic for Obesity and Muscle Preservation

PMGC is currently developing EL-22, an engineered probiotic expressing myostatin antigens, designed to elicit an immune response that helps preserve muscle mass while promoting fat loss. Based on preclinical data and the role of myostatin-activin signaling in muscle metabolism, we believe EL-22 has the potential to:

●	Complement existing GLP-1 receptor agonists (e.g., Ozempic®, Wegovy®, Mounjaro®) by reducing muscle degradation while facilitating fat loss.

●	Improve muscle function and physical endurance, addressing key concerns associated with weight loss treatments.

Preclinical studies demonstrated that EL-22:

●	Significantly increased anti-myostatin IgG antibody concentration, blocking myostatin—a known negative regulator of muscle growth.

●	Reduced creatine kinase levels, indicating lower muscle destruction.

●	Improved physical activity and motor function in mdx mice, a model for Duchenne muscular dystrophy (DMD).[32]

PMGC intends to submit an Investigational New Drug (IND) application for EL-22 in 2025 and initiate clinical trials in the U.S. to evaluate its potential in combination with GLP-1 receptor agonists for obesity treatment. However, human trials are contingent upon FDA clearance of the IND submission.

With PMGC Capital LLC driving investment revenue and NorthStrive Biosciences Inc. advancing clinical assets like EL-22, our business is well-positioned to capitalize on emerging opportunities in biotechnology. By focusing on strategic acquisitions, clinical development, and high-growth markets, we aim to enhance shareholder value and establish PMGC Holdings as a leader in biotechnology innovation.

References

28.	Biotechnology Market Size Report, 2023-2030. (Grand View Research)

29.	Gene Therapy Market Growth, 2028. (Fortune Business Insights)

30.	Why the Anti-Obesity Drug Market Could Grow to $100 Billion by 2030. (Goldman Sachs)

31.	Sargeant JA, Henson J, King JA, Yates T, Khunti K, Davies MJ. A Review of the Effects of Glucagon-Like Peptide-1 Receptor Agonists on Lean Body Mass in Humans. Endocrinol Metab (Seoul). 2019 Sep;34(3):247-262. doi: 10.3803/EnM.2019.34.3.247. PMID: 31565876; PMCID: PMC6769337.

32.	Sung DK, Kim H, Park SE, Lee J, Kim JA, Park YC, Jeon HB, Chang JW, Lee J. A New Method of Myostatin Inhibition in Mice via Oral Administration of Lactobacillus casei Expressing Modified Myostatin Protein, BLS-M22. Int. J. Mol. Sci. 2022, 23, 9059. https://doi.org/10.3390/ijms23169059.

Currently, more than 40% of adults in the United States live with obesity — a figure predicted to rise to approximately 50% by 2030.24 Obesity is a leading risk factor for the development of serious health conditions, including Type 2 diabetes and heart failure. Goldman Sachs predicts that this epidemic will create a $100 billion market for anti-obesity players.25

Approved GLP-1 drugs used in weight loss, such as Novo Nordisk’s Ozempic® (semaglutide) & Wegovy®(semaglutide) and Eli Lilly’s Zepbound (tirzepatide), and Mounjaro® (tirzepatide) have transformed the obesity treatment landscape. However, past studies of these highly effective drugs show that up to 40% of the weight loss is due to loss of lean muscle.26

Muscle is necessary for metabolism, strength, and physical function. As a result, we believe that one of the key unmet needs in the current obesity landscape is the avoidance of muscle loss while on weight loss treatments. PMGC is developing EL-22, an engineered probiotic with myostatin antigens, to elicit an immune response that could help people achieve substantial fat loss while preserving muscle mass.

Based on the generated preclinical data and the mechanism of the myostatin-activin signaling pathway effect on muscle wasting, PMGC believes that EL-22 has the potential to treat obesity in combination with GLP-1 receptor agonists by preserving muscle mass while decreasing fat mass. In the preclinical studies,27

●	EL-22 showed a statistically significant increase in anti-myostatin IgG antibody concentration, where myostatin is a key negative regulator of muscle growth.

●	EL-22 showed a statistically significant decrease in creatine kinase levels, which indicates a decrease of muscle destruction.

●	EL-22 administered to mdx mice, a mouse model of Duchenne muscular dystrophy, had improved physical activity and gross motor function, as demonstrated by a longer duration during rotarod tests.

Based on the highlighted preclinical data, PMGC believes that EL-22 has the potential to treat obesity in combination with GLP-1 by preserving muscle mass while decreasing fat mass. The Company intends to complete an IND submission in 2025 and to initiate clinical trials in the U.S. to evaluate the myostatin approach in combination with one or more GLP-1 receptor agonists in obesity. Our ability to proceed with a human trial is contingent upon the FDA clearing the IND submission.

References:

[24]	Ward ZJ, BleichSN, Cradock AL, Barrett JL, Giles CM, Flax CN, Long MW, GortmakerSL. Projected U.S. State-Level Prevalence of Adult Obesity and Severe Obesity. N Engl J Med 2019;381:2440-2450. https://www.nejm.org/doi/full/10.1056/NEJMsa1909301.

[25]	Why the anti-obesity drug market could grow to $100 billion by 2030. https://www.goldmansachs.com/insights/articles/anti-obesity-drug-market.html.

[26]	Sargeant JA, Henson J, King JA, Yates T, Khunti K, Davies MJ. A Review of the Effects of Glucagon-Like Peptide-1 Receptor Agonists and Sodium-Glucose Cotransporter 2 Inhibitors on Lean Body Mass in Humans. Endocrinol Metab (Seoul). 2019 Sep;34(3):247-262. doi: 10.3803/EnM.2019.34.3.247. PMID: 31565876; PMCID: PMC6769337.

[27]	Sung DK, Kim H, Park SE, Lee J, Kim JA, Park YC, Jeon HB, Chang JW, Lee J. A New Method of Myostatin Inhibition in Mice via Oral Administration of Lactobacillus casei Expressing Modified Myostatin Protein, BLS-M22, Int. J. Mol. Sci. 2022, 23, 9059. https://doi.org/10.3390/ijms23169059.

Northstrive Biosciences Products

Northstrive Biosciences leverages a first-in-class engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. Our lead asset, EL-22, has completed a Phase 1 clinical trial in South Korea, demonstrating it was generally well tolerated and safe in healthy volunteers. No subjects dropped out due to adverse events and no statistically significant difference was found between the intervention groups in the incidence of treatment emergent adverse events.

Preclinical results of EL-22 from a 2022 study demonstrated physiological (serum creatine kinase level), physical (body weight change), and functional (rotarod test) improvements in the dystrophic features of mdx mice, a mouse model of Duchenne muscular dystrophy (DMD)1. PMGC believes that EL-22 has the potential to treat obesity in combination with popular weight loss therapeutics, including GLP-1 receptor agonists, by preserving muscle mass while decreasing fat mass. We plan to submit an Investigational New Drug (IND) application in 2025 that utilizes the licensed asset EL-22 for efficacy and safety in combination with popular weight-loss therapeutics currently on the market, with the goal of decreasing fat mass while preventing the muscle wasting that commonly occurs with weight-loss drugs. Regulatory bodies might require us to conduct preclinical bridge studies in order to pivot EL-22 from DMD to obesity indications.

Our second asset, EL-32, is a preclinical engineered probiotic expressing dual myostatin & activin-A and also positioned for the muscle preservation space as a combination to weight loss treatments, including GLP-1 receptor agonists.

Competition

Several key companies are actively developing GLP-1 drugs for obesity and complementary treatments to address associated conditions such as muscle wasting. These companies include:

1.	Novo Nordisk: Known for its GLP-1 drugs, Ozempic and Wegovy, Novo Nordisk remains a dominant player in the obesity drug market. They have shown significant efficacy in weight loss and improving cardiovascular health.

2.	Eli Lilly: Another major player with its GLP-1 drug, Mounjaro (tirzepatide), which has shown promising results in weight loss. Eli Lilly also acquired Versanis Bio, which is developing bimagrumab, a drug that helps increase lean muscle mass while reducing fat.

3.	Pfizer: Developing danuglipron, an oral GLP-1 analog, aimed at carving out a niche in the obesity market with a more convenient dosing regimen.

4.	Altimmune: Their GLP-1 drug, pemvidutide, has shown potential in weight loss and reduction of dyslipidemia.

5.	AstraZeneca, Bristol Myers Squibb, Novartis, and Amgen: These companies are in the early stages of developing obesity treatments, including various GLP-1 receptor agonists and other innovative pharmacological approaches.

6.	Shionogi: Developing S-309309, an oral MGAT2 inhibitor, which targets lipid metabolism for weight loss.

7.	Aphaia Pharma: Their APHD-012 mimics the metabolic benefits of bypass surgery.

Several key companies are actively developing GLP-1 drugs for obesity and complementary treatments to address associated conditions such as muscle wasting:

1.	Novo Nordisk: A leader in the GLP-1 drug market with its products Ozempic and Wegovy. These drugs have shown substantial efficacy in weight loss and improving cardiovascular health.

2.	Eli Lilly: Eli Lilly's GLP-1 drug, Mounjaro (tirzepatide), is known for its significant weight loss results. Additionally, Eli Lilly acquired Versanis Bio, which is developing bimagrumab, a drug that helps increase lean muscle mass while reducing fat.

3.	Pfizer: Pfizer is developing an oral GLP-1 analog, danuglipron, aimed at offering a more convenient dosing regimen for obesity treatment.

4.	Altimmune: Their GLP-1 drug, pemvidutide, has shown potential in weight loss and reducing dyslipidemia, contributing to overall metabolic health.

5.	AstraZeneca, Bristol Myers Squibb, Novartis, and Amgen: These companies are in the early stages of developing obesity treatments, including various GLP-1 receptor agonists and other innovative pharmacological approaches.

6.	Shionogi: Shionogi is developing S-309309, an oral MGAT2 inhibitor that targets lipid metabolism for weight loss.

7.	Aphaia Pharma: Their drug APHD-012 mimics the metabolic benefits of bypass surgery, offering a novel approach to weight loss.

These companies are at the forefront of developing both GLP-1 drugs and complementary treatments to address the growing need for effective obesity management and the prevention of muscle wasting associated with weight loss.

[1]	Reference: Sung DK, Kim H, Park SE, Lee J, Kim JA, Park YC, Jeon HB, Chang JW, Lee J. A New Method of Myostatin Inhibition in Mice via Oral Administration of Lactobacillus casei Expressing Modified Myostatin Protein, BLS-M22, Int. J. Mol. Sci. 2022, 23, 9059. https://doi.org/10.3390/ijms23169059.

Operational and Competitive Strengths

We operate in a highly competitive biotechnology and investment landscape, facing competition from pharmaceutical companies, biotechnology firms, and investment funds. Our key competitive advantages include:

●	Strategic Capital Deployment: Through PMGC Capital LLC, we seek to acquire undervalued assets, optimizing capital returns while expanding our portfolio.

●	Diversified Biotechnology Holdings: We establish wholly owned subsidiaries to develop clinical-stage and preclinical assets across multiple therapeutic areas.

●	Advancement of High-Potential Biotechnology Assets: Our subsidiary, NorthStrive Biosciences, Inc., is progressing EL-22, a lead asset targeting muscle preservation in obesity treatment.

●	Flexible M&A and Licensing Model: Our structure allows for strategic acquisitions, licensing deals, and potential spin-offs, creating value for shareholders.

As of the date of this prospectus, there are no FDA approved medical products utilizing exosomes.

Our Well Recognized and Award-winning Team and Brand

Executive Team

Graydon Bensler

Chief Executive Officer and Chief Financial Officer

Mr. Bensler is a financial professional and executive with over seven years of experience in financial consulting and management for both private businesses and U.S./Canadian publicly traded companies. He co-founded an EdTech curriculum management and scheduling company in 2017, which was implemented in academic institutions across Canada and the United States. From 2017 to 2019, he served as an account manager at a leading Canadian investor relations firm, collaborating with investment banks, brokers, and company executives across various sectors. Between 2019 and 2021, Mr. Bensler was a Senior Associate at Evans & Evans, a Canadian boutique investment banking firm, where he led valuations and facilitated public offerings for companies in Canada and the U.S. He holds a Bachelor of Management and Organizational Studies degree with a specialization in Finance from the University of Western Ontario and is a CFA Charterholder.

Daniel Mero

Co-Founder, Northstrive Biosciences Inc.

Mr. Mero is a biotechnology analyst who served as Research Director at PropThink, a leading online platform for healthcare investors. He has a talent for business development and identifying pharmaceutical licensing opportunities from top collaborators and university researchers. Mr. Mero was instrumental in discovering our lead asset, EL-22, and in the formation of NorthStrive Biosciences. He earned his Bachelor of Commerce degree with a specialization in Finance and Economics from the University of Toronto.

Scientific Advisory Board

Roger A. Fielding, PhD

Dr. Fielding serves as Team Lead and Senior Scientist of the Nutrition, Exercise Physiology, and Sarcopenia (NEPS) Team at the Jean Mayer USDA Human Nutrition Research Center on Aging at Tufts University. He is also a Professor of Nutrition at Tufts’ Friedman School of Nutrition Science and Policy, a Professor of Medicine at Tufts University School of Medicine, and the Associate Director of the Boston Claude D. Pepper Older Americans Independence Center. Dr. Fielding is an internationally recognized researcher studying the mechanisms contributing to age-associated decline in skeletal muscle mass and function, and the potential role of exercise, nutrition, physical activity, and other therapies in mitigating this process. He has published over 300 peer-reviewed papers and has a strong record of extramural funding from the NIH, USDA, foundations, and industry.

Eduardo Grunvald, MD

Dr. Grunvald is a board-certified obesity medicine physician and serves as the Director of the Weight Management Program at the University of California, San Diego. He evaluates and manages patients through their health and weight-loss journeys and has extensive experience using medications for weight management. As a professor in the Department of Medicine, Dr. Grunvald is active in teaching topics such as metabolism, weight regulation, and the treatment of obesity and weight-related medical conditions. He completed his residency training at the UC San Diego School of Medicine and earned his medical degree at the University of Washington School of Medicine. Dr. Grunvald is board certified in internal medicine and obesity medicine and is a fellow of the American College of Physicians (FACP).

Orian Shirihai, MD, PhD

Dr. Shirihai is a Professor of Medicine at the University of California, Los Angeles (UCLA), where he serves as Director of the UCLA Metabolism Research Theme. His laboratory focuses on mitochondrial structure, function, and quality control, making key contributions to mitochondrial biology, including the discovery of the life cycle of mitochondria and the relationship between mitochondrial architecture and nutrient utilization in metabolic diseases. Dr. Shirihai received his MD and PhD from the Technion - Israel Institute of Technology in 1997.

Justin Roadhouse

Analyst

Mr. Roadhouse is an analyst with experience in financial analysis and research. He has worked in various capacities within the financial industry, contributing to investment strategies and portfolio management. Mr. Roadhouse holds a degree in Finance and has been involved in multiple projects aimed at optimizing investment performance.

Braeden Lichti, a co-founder and our Chairman of the Board, has served as our strategic consultant since July 2020 through his firm NorthStrive Companies Inc. (“NorthStrive”). Mr. Lichti is the founder and CEO of NorthStrive since its inception in 2020. NorthStrive is a California corporation that focuses on identifying public markets venture capital investment opportunities in high-growth early-stage companies. NorthStrive is a sector agnostic privately held firm that has identified and invested, through its principal owners, in industries, including biotechnology, medical devices, and medical aesthetics. We believe Mr. Lichti will be a continued asset to the Company due to his network within the healthcare and aesthetic business community, and his experience identifying investment opportunities. Mr. Lichti will be beneficial to the Company as it seeks to identify new business and capital opportunities which led to the conclusion that NorthStrive should continue to be our advisor.

Kevin Green is an experienced healthcare executive with a broad background in life sciences and biotechnology finance and operations. He has over ten years of business development experience in the medical aesthetics field including Allergan Plc, a division of AbbVie Inc., Elsie Biotechnologynologies, and Bioniz, LLC. Kevin has been involved in multiple acquisitions for companies that remain our competitors, such as SkinMedica Inc. With Kevin’s broad operations and finance expertise, he brings relevant generalist experience to assist in our business development functions. He has been an advisor to us and made several key introductions between our founders and prominent executives and practitioners in the physician-dispensed aesthetic space. We expect Kevin to continue to network on our behalf and provide key input on key business dealings and product development moving forward.

Strategy

We aim to position PMGC Holdings Inc. as a leading biotechnology-focused investment and holding company, leveraging strategic acquisitions, capital deployment, and asset optimization to drive long-term growth.

Our strategy is built on three key pillars:

1.	Capital Deployment for Stronger Returns
Through PMGC Capital LLC, we focus on achieving high returns on capital by investing in undervalued assets, deploying treasury funds into public and private investments, and leveraging structured financings to maximize value.
2.

Acquiring and Scaling Biotechnology and High-Growth Operating Companies

We actively seek acquisitions in the biotechnology sector and other high-growth industries, financing their expansion through equity, debt, and available grants. By integrating synergistic businesses under our portfolio, we enhance operational efficiencies, accelerate commercialization, and unlock market opportunities.

3.

Spin-Offs and Strategic Portfolio Optimization

We continuously evaluate spin-off opportunities for wholly owned subsidiaries or specific assets, allowing us to unlock shareholder value and create independent, specialized companies. This approach enables us to capitalize on advanced scientific research and address significant unmet medical needs while maintaining a diversified and scalable business model.

Intellectual Property

PMGC Holdings Inc.

Patents

Below is a table, with footnotes, that includes our United States and International Patent Cooperation Treaty (PCT-Global) patent applications with its referenced property number that are material to our business as of January 24, 2025 as well as our two anticipated patent applications:

Property No.	Patent Title	Application Number and Filing Date	Application Type	Jurisdiction	Ownership Status and Expiration Date
1.	Fusion Protein of Myo-2 for Use in Treating Muscle Loss in Obese Patients	63/639,722, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025
2.	Combination Therapy of a Fusion Protein of Myo-2 with a GLP-1 Receptor Agonist for Use in Treating Muscle Loss in Obese Patients	63/639,723, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025
3.	Pharmaceutical Composition for Treatment of Muscle Loss Due to Obesity	63/639,727, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025
4.	Combination Therapy for Treatment of Muscle Loss Due to Obesity	63/639,728, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025

Below is a table that includes our granted United States patents as of January 24, 2025:

(1)	Granted patent based on Property.

Below is a table that includes our United States and International Patent Cooperation Treaty (PCT-Global) patent applications as of January 24, 2025:

Patent Title	Filing Date	Application Type	Jurisdiction
Fusion Protein of Myo-2 for Use in Treating Muscle Loss in Obese Patients (1)	9/30/2024	Non-provisional	USA
Combination Therapy of a Fusion Protein of Myo-2 with a GLP-1 Receptor Agonist for Use in Treating Muscle Loss in Obese Patients (2)	9/30/2024	Non-Provisional	USA
Pharmaceutical Composition for Treatment of Muscle Loss Due to Obesity (3)	10/15/2024	Non-provisional	USA
Combination Therapy for Treatment of Muscle Loss Due to Obesity (4)	04/28/2025	Non-provisional	USA

(1)	Non-provisional patent application based on Property.

(2)	Non-provisional patent application based on Property.

(3)	Non-provisional patent application based on Property.

(4)	Non-provisional patent application based on Property.

If approved, our International PCT patent applications will cover all 152 nations which are signatories of the PCT. However, our IP strategy generally recognizes the United States, United Kingdom, European Union, Canada, Japan, Australia and China as targets for extending patent protection under the PCT. Decisions regarding which countries to extend patent coverage under the PCT is taken on a case-by-case basis, subject to normal business considerations such as value and return on investment.

Trademarks

Docket Number	Trademark	Country / Region	Classes	Application No.	Registration No.	Status	Substatus
15981-0119	ELEVAI BIOSCIENCES	United States - (US)	5, 42	98533158		Filed - (F)	Pending - (PEND)
15981-0119.1	ELEVAI BIOSCIENCES (& Des.)	United States - (US)	5, 42	98533161		Filed - (F)	Pending - (PEND)

Domain Names

We have the right to use the following domain registration issued in the United States, as noted below:

Number	Issue Date	Expiration Date	Registration Agency	Domain Name	Owner
1	July 31, 2024	July 31, 2027	GoDaddy	www.pmgcholdings.com	PMGC Holdings Inc.
2	April 10, 2024	April 10, 2025	GoDaddy	www.northstrivebio.com	PMGC Holdings Inc.

NorthStrive Biosciences Inc.

Patents

Property No.	Licensed Product/ Nation	Registration Number	Registration Date	Title
1.	EL-22 Korea	10-0857861-0000	2008.09.03	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
2.	EL-22 Korea	10-0872042-0000	2008.11.28	Cell Surface Expression Vector of Myostatin and Microorganisms Transformed Thereby
3.	EL-22 USA	8470551	2013.06.25	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
4.	EL-22 Japan	05634867	2014.10.24	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
5.	EL-22 China	ZL200780101116.2	2013.06.19	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof

Patent Applications

Property No.	Licensed Product/ Nation	Patent Application Serial No	Filing Date	Title
1.	EL-32 USA	18/627,462	2024.04.05	Pharmaceutical composition for alleviation, treatment, and prevention of sarcopenia containing microorganism transformed with cell surface display vector operably linked with gene encoding myostatin and activin A proteins as active ingredient
2.	EL-32 Korea	10-2022-0136606	2022.10.21	A pharmaceutical composition for alleviation, treatment and prevention of sarcopenia containing a microorganism transformed with a vector expressing myostatin and activin A on the cell surface as an active ingredient

Trademarks

Docket Number	Trademark	Country / Region	Classes	Application No.	Registration No.	Status	Substatus
15981-0119	ELEVAI BIOSCIENCES	United States - (US)	5, 42	98533158		Filed - (F)	Pending - (PEND)
15981-0119.1	ELEVAI BIOSCIENCES (& Des.)

Sales and Marketing

As a biotechnology holding company, our sales and marketing efforts focus on maximizing asset value through strategic partnerships, licensing agreements, and investment-driven growth strategies rather than traditional direct sales models.

Commercialization and Licensing Strategy

●	We seek commercial partnerships, licensing agreements, and strategic acquisitions to monetize our biotechnology assets.

●	Instead of building a direct sales force, we collaborate with biotechnology, pharmaceutical, and healthcare companies to facilitate late-stage clinical development and commercialization.

●	Our approach includes leveraging key opinion leaders (KOLs), industry networks, and advisory boards to enhance visibility and credibility.

Marketing and Investor Relations

●	We actively market our portfolio companies, investment strategies, and biotechnology assets to institutional investors, venture partners, and strategic acquirers.

●	PMGC Capital LLC plays a key role in identifying and positioning undervalued biotechnology assets for long-term value creation.

●	We engage in scientific conferences, industry events, and investor presentations to generate interest and attract potential commercial partners or acquirers.

By focusing on strategic alliances, funding opportunities, and investment-driven asset growth, we aim to enhance portfolio value and drive commercialization through industry partnerships.

Our Facilities

Our principal executive office is located at 120 Newport Center Drive, Newport Beach, CA 92660. The office has 500 square feet, and the lease runs from April 2024 to February 2025. The monthly rent is $1,561.

The following table sets forth the leases term and monthly rent:

Lease Term	Address	Space (square feet)	Average Monthly Rent
April 2024 to February 2025	120 Newport Center Drive, Newport Beach, CA 92660	500	$1,561

Some members of our management work outside of these premises in office space that we do not rent.

Employees

As of the date of this prospectus, we have one (1) full-time employee. We provide employee benefits for each employee which include medical, unemployment, and work injury compensation. Our employees have not formed any employee union or association. We have developed various methods to train our employees adequately for the functions they perform and are aware of the laws and regulations affecting our industry. Our success depends on our ability to attract, retain and motivate qualified employees. We endeavor to offer employees competitive compensation packages and a positive, dynamic and creative work environment. We believe that we maintain a good working relationship with our employees and have not experienced any difficulty in recruiting staff for our operations.

Regulations

Government Regulation and Biologic Drug Approval

Government authorities in the United States, at the federal, state and local level, and other countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, recordkeeping, promotion, advertising, distribution, marketing and export and import of products such as those we are selling and developing. Because we are developing product candidates that are unique biological entities, the regulatory requirements that we will be subject to are not entirely clear and may change. Regulatory requirements governing our product candidates have changed frequently and will likely continue to change in the future. We believe that the FDA will regulate part of our product candidates as a biologic drug (i.e., a biologic) through the Biologics License Application (“BLA”) process under the jurisdiction of the Office of Therapeutic Products within the Center for Biologics Evaluation and Research (“CBER”). We will work with FDA to confirm that a BLA is the most appropriate pathway and that CBER will be the FDA center responsible for review and licensure (i.e., approval). For future product candidates, we will also confirm the appropriate approval pathway (i.e., BLA or new drug application (“NDA”)) and the appropriate FDA center with regulatory oversight (i.e., CBER or the Center for Drug Evaluation and Research (“CDER”)).

U.S. Biologic Drug Development Process

In the United States, biologic drugs (“biologics”) are regulated under two statutes: The Public Health Service Act (“PHS Act”) and the Federal Food, Drug, and Cosmetic Act (“FFDCA”) and their implementing regulations. However, submission and approval of only one application—typically either a BLA or an NDA—is required prior to marketing. The FDA has also issued numerous “Guidance Documents” and other materials that address specific aspects of biologic development for particular types of product candidates (e.g., cells, tissues, etc.). Substantial time and financial resources are required to obtain regulatory approvals and subsequently comply with appropriate federal, state, and local statutes and regulations. Failure to comply with the applicable U.S. requirements at any time during the biologic development, approval, or post-approval processes may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, imposition of a clinical hold on ongoing clinical trials, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a biologic may be marketed in the United States generally involves the following steps:

●	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with FDA’s current good laboratory practice requirements and other applicable regulations;

●	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	approval by an independent institutional review board (“IRB”) at each clinical site (or by one “commercial IRB”) before each trial may be initiated;

●	performance of adequate and well-controlled human clinical trials in accordance with cGCP requirements to establish the safety, purity, and potency (i.e., efficacy) of the proposed biologic for its intended use;

●	submission to the FDA of a BLA after completion of all clinical trials;

●	satisfactory outcome of an FDA advisory committee review, if applicable;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the biologic is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the biologic’s identity, strength, quality and purity, and FDA inspection of selected clinical investigation sites to assess compliance with cGCPs; and

●	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

The specific preclinical studies and clinical testing that is required for a BLA varies widely depending upon the specific type of product candidate under development. Prior to beginning a human clinical trial with either a biologic or drug product candidate in the United States, we must submit an IND to the FDA and that IND must become effective. The focus of an IND submission is the general investigational plan and protocol for the proposed clinical study. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; Chemistry Manufacturing and Controls (“CMC”) information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold, and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical hold is lifted and the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with cGCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters for monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development. Other submissions to an IND include protocol amendments, information amendments, IND safety reports and annual reports. Furthermore, an independent IRB for each clinical trial site (or a “commercial IRB” that acts as the IRB at one or more of the clinical trial sites) must review and approve the protocol and informed consent form before the clinical trial may begin. The IRB also monitors the clinical trial until completed.

Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some clinical trials also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board (“DSMB”). A DSMB authorizes whether or not a study may move forward at designated check points based on access to certain data from the trial. The DSMB may halt the clinical trial if it determines there is an unacceptable safety risk for subjects or on other grounds, such as no demonstration of efficacy. Related reporting requirements for the sponsor, clinical investigator, and/or IRB also include IND safety reports and updating clinical trial results in public registries (e.g., ClinicalTrials.gov).

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1: The product candidate is initially introduced into healthy human subjects. These clinical trials are designed to test the safety, dosage tolerance, absorption, metabolism, distribution, excretion, side effects, and, if possible, early evidence of effectiveness. In the case of some products for severe or life-threatening diseases when the product may be too inherently toxic to ethically administer it to healthy volunteers, the initial human testing is often conducted in individuals who have the targeted disease or condition instead of healthy subjects;

●	Phase 2: The product candidate is administered to a limited population of individuals who have the specified disease or condition to continue to evaluate safety, as well as preliminary efficacy, optimal dosages and dosing schedule, possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 (i.e., pivotal) clinical trials; and

●	Phase 3: Generally, the largest in size, Phase 3 clinical trials are generally conducted at multiple geographically dispersed clinical trial sites. The product candidate is administered to an expanded population of individuals who have the specified disease or condition to further evaluate dosage, provide statistically significant evidence of clinical efficacy and gain additional safety data. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

Concurrent with clinical trials, sponsors usually complete additional animal studies. Sponsors must also develop information about the chemical and physical characteristics of the biologic and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate, and, among other things, the manufacturer must develop methods for testing the identity, strength, quality, and purity of the final biologic. In addition, the sponsor must develop and test appropriate packaging, and must conduct stability studies to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life. Before approval of a BLA, FDA evaluates the establishment by an on-site inspection to ensure the facilities and controls used for the manufacture, processing, packaging, and testing of the drug are adequate to ensure and preserve its identity, strength, quality, and purity.

During the development of a new biologic, sponsors are given opportunities to meet with the FDA. These meetings typically occur before the submission of an IND (i.e., pre-IND meeting), at the end of Phase 2 (i.e., EOP2 meeting), and before a BLA is submitted (i.e., pre-BLA meeting). Meetings at other times may be requested. These meetings provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use EOP2 meetings to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new biologic.

U.S. Review and Approval Process for Biologic Drugs

Assuming successful completion of all required testing in accordance with the applicable statutory and regulatory requirements, the sponsor submits a BLA to the FDA. A BLA contains the results of product development, preclinical and other non-clinical studies and clinical trials, descriptions of the manufacturing process, analytical testing, proposed labeling and other relevant information. The submission of a BLA is subject to the payment of a substantial application fee under the Prescription Drug User Fee Amendments (“PDUFA”). PDUFA fees apply to both drugs and biologics. Sponsors may seek a waiver of these fees in certain limited circumstances, including a waiver of the application fee for the first BLA or NDA submitted by a small business. Product candidates with an Orphan Drug Designation (“ODD”) are not subject to the BLA application fee unless the product application also includes a non-orphan indication.

The FDA reviews a BLA to determine, among other things, whether a biologic is safe, pure, and potent (i.e., effective) for its intended use and whether its manufacturing is GMP-compliant to assure the product’s identity, strength, quality and purity. Under PDUFA, the FDA has a goal date of ten months from the date of “filing” to review and act on the submission. However, the time between submission and filing can add an additional two months as FDA conducts a preliminary review to ensure that the BLA is sufficiently complete to permit substantive review. Formal FDA review of the BLA does not begin until FDA has accepted it for filing. The FDA may refer an application in some cases to an advisory committee for its independent review. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation to FDA as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the locations where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMPs, and are adequate to assure consistent production of the product within required specifications. An important part of a BLA is a lot release protocol that the sponsor will use to test each lot of product made after BLA approval, as well as the FDA’s own test plan that will be used for confirmatory testing of each post-approval product lot that is made before it is released to the public. If the FDA determines that the data and information in the application, including about the manufacturing process or manufacturing facilities, are not acceptable, then the FDA will outline the deficiencies and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA, it will either issue an approval letter or a Complete Response Letter (“CRL”). The approval letter authorizes commercial marketing of the biologic with approved prescribing information for specific approved indications. On the other hand, a CRL indicates that the review cycle of the application is complete but the BLA cannot be approved in its present form. A CRL usually describes the specific deficiencies identified by the FDA and describes the actions the sponsor must take to correct those deficiencies. A sponsor that receives a CRL must resubmit the BLA after addressing the deficiencies or withdraw the application. Even if such additional data and information are submitted to address the deficiencies, the FDA may decide that the data and information in the resubmitted BLA do not satisfy the approval criteria.

Following marketing approval, a sponsor may need to fulfill certain post-marketing requirements (“PMRs”) or post-marketing commitments (“PMCs”). For example, post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients for the intended therapeutic indication. The trials may be agreed upon prior to approval, or the FDA may require them if new safety issues emerge. Following approval, a sponsor may also need to conduct a pediatric study that was temporarily deferred during the initial product development process. Under the Pediatric Research Equity Act (“PREA”), a sponsor must conduct pediatric clinical trials for most new drugs or biologics, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. PREA studies must be included in the application unless the sponsor has received a deferral or waiver.

A risk evaluation and mitigation strategy (“REMS”) may also be an important component of a BLA approval that requires sponsor post-marketing regulatory efforts. A REMS is a safety strategy to manage a known or potential serious risk associated with a drug or biologic and to enable patients to have continued access to such medicines by managing their safe use. A REMS may include medication guides, physician communication plans, or elements to assure safe use (ETASU) such as restricted distribution methods, patient registries, and other risk minimization tools.

Once approved, the FDA may withdraw the product approval if compliance with PMRs, PMCs, or a REMS program is not maintained or if problems occur after the product reaches the marketplace. The FDA may also request that a product be recalled for an identified safety issue. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

MANAGEMENT

The following table sets forth certain information with respect to our directors, executive officers and significant employees as of February 11, 2025:

Name	Age	Position
Executive Officers:
Graydon Bensler	33	Chief Executive Officer, Chief Financial Officer and Director
Braeden Lichti	39	Chairman of the Board
Non-Executive Directors:
Jeffrey Parry(1)(2)(3)	64	Independent Director and Chair of Nominating Committee
George Kovalyov(1)(2)(3)	39	Independent Director and Chair of Compensation Committee
Juliana Daley(1)(2)(3)	36	Independent Director and Chair of the Audit Committee

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.

Each of our directors serves for a term of one year ending on the date of the subsequent annual meeting of stockholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his or her successor is elected and qualified or until his death, resignation or removal. Our Board appoints our officers, and each officer is to serve until his or her successor is appointed and qualified or until his or her death, resignation or removal.

Graydon Bensler, CFA, Chief Executive Officer, Chief Financial Officer and Director

Mr. Bensler has served as our Chief Executive Officer since June 2024 and Chief Financial Officer since inception and a director since June 9, 2020. Mr. Bensler is a financial professional and analyst with over seven years of experience in financial consulting and management for both private businesses and US/Canadian publicly traded companies and is a CFA Charterholder (CFA) In 2017, Mr. Bensler Co-founded an Ed Tech curriculum management and scheduling company that was implanted in academic schools in Canada and the United States. From 2017 to 2019, Mr. Bensler was an account manager at a leading Canadian investor relations firm where he represented publicly traded companies across a wide range of sectors where he worked directly with investment banks, investment brokers and company executives and directors. During his tenure, Mr. Bensler created and conveyed messaging about his clients’ strategic position in the market and successfully guided several companies through multiple financings. From 2019 to 2021, Mr. Bensler was a Senior Associate at Evans & Evans, a Canadian boutique investment banking firm where he led valuations and going public transactions for Canadian and United States companies. In this capacity, Mr. Bensler gained strong knowledge of the capital markets, public company compliance requirements, and regularly interfaced with regulators, auditors, board and executive management. Mr. Bensler was also a director of publicly traded Health Logic Interactive Inc. (TSXv:CHIP) from 2020 to 2024. We believe that Mr. Bensler’s past experience as our Chief Financial Officer, his familiarity with both the banking and the financial consulting sectors and his having served as an account manager for similarly situated companies makes him a qualified director for our Company.

Mr. Bensler received his Bachelor of Management and Organizational Studies degree from the University of Western Ontario, with specialization in Finance, and is a CFA Charterholder.

Braeden Lichti, Chairman of the Board

Braeden Lichti is the founder and Chief Executive Officer of BWL Investments Ltd., a privately held holding corporation he established in 2016, and NorthStrive Companies, Inc., a U.S. based investment and advisory services company he founded in 2021. Mr. Lichti also serves as Chairman of Hydromer, Inc., a global leader in surface modification and coating solutions, focusing on hydrophilic, thromboresistant and antimicrobial coatings for medical devices and various industrial applications. Established in 1980 and headquartered in Concord, North Carolina, Hydromer offers a wide range of services, including polymer research and development, contract coating and specialized analytical testing. Mr. Lichti co-founded PMGC Holdings Inc. in 2020 and has served as its advisor and has been a principal stockholder since its formation. He has remained the largest stockholder through companies he controls and recently assumed the role of Chairman in 2024. We believe that Mr. Lichti’s past experience as our director and advisor, his extensive executive experience and his having served as Chairman for similarly situated companies makes him a qualified director for our Company.

Jeffrey Parry, Independent Director, Chair of the Nominating Committee and member of the of Audit Committee and Compensation Committee

Mr. Parry was appointed as an independent director in June 2023 and is the president of Mystic Marine Advisors LLC, a Connecticut based advisory firm he founded in 1998 focused on emerging and turnaround situations for strategic and financial stakeholders. Jeffrey served as Executive Chairman of TBS Shipping Limited from 2012 to 2018 where he led a successful restructuring and co-founded Valhalla Shipping, Inc with an $167 million equity investment by institutional investors. From July 2008 to October 2009, Mr. Parry was the Chief Executive Officer of Nasdaq-listed Aries Maritime Transport Limited and led a successful turn-around and sale to strategic investors. Mr. Parry was a Managing Director of Poten & Partners, an international energy advisor, from 2001 to 2007 where in 2006 he co-founded Poten Capital Services LLC, a New York based broker-dealer. Earlier in his career, Mr. Parry founded Cool FM and 7X Television in Athens, Greece and served as President of One Fifth Avenue Apartment Corporation. Since 2010, Jeffrey has served as an independent director of Nasdaq listed Globus Maritime Ltd. where he sits on the audit committee. Since 2022, Jeffrey has also become an independent director of Digitrax Entertainment Inc., a Tennessee based music technology start-up. Mr. Parry’s educational and professional experience in business, his background and familiarity in investment banking, his having served as a director of a company listed on Nasdaq makes him a qualified director candidate for our Company.

George Kovalyov, Independent Director, Chair of the Compensation Committee and member of the of Audit Committee and Nominating Committee

Mr. Kovalyov has acted as Chief Financial Officer and Treasurer of Marizyme, Inc. since December 2021. Since November 2022, Mr. Kovalyov has also been a director of DGTL Holdings Inc. Previously he served as the chief operating officer and director of Health Logic Interactive Inc. (“HLII”) from September 2020 to November 2021, and as HLII’s chief financial officer from December 2021 to September 2022. In addition, Mr. Kovalyov served as a director and audit committee member of Margaret Lake Diamonds Inc. from January 2021 to August 2022. From September 2018 to September 2020, Mr. Kovalyov was VP of Finance and director of Phivida Holdings Inc., a brand of cannabidiol-infused foods, beverages and clinical products. From October 2016 to September 2020, Mr. Kovalyov was the principal owner of Schindler and Company, an accounting consulting firm. Mr. Kovalyov is a chartered accountant and is a member of Chartered Professional Accountants of Canada. Mr. Kovalyov is qualified to serve on the Board due to his extensive accounting and finance experience.

Juliana Daley, CPA Independent Director, Chair of the Audit Committee and member of the of Compensation Committee and Nominating Committee

Ms. Daley was appointed as an independent director in June 2023 and holds over eleven years of accounting, controller, and financial reporting experience in the public sector. Ms. Daley has worked a variety of industries in both the United States and Canada. Since July 2021, Ms. Daley has served as Manager of Accounting at Anavex Life Sciences Corp. (NASDAQ: AVXL), a clinical-stage biopharmaceutical company based in New York, NY that is focused on developing treatments for debilitating neurodegenerative and neurodevelopmental diseases. In addition, from August 2021 to July 2022, she served as an independent director and audit committee chair to Vegano Foods (CSE: VAGN) during Vegano Food’s initial public offering in February 2022. From October 2015 to July 2021, Ms. Daley was a Manager of Financial Reporting and Advisory Services to various public companies in the United States and Canada, through her position with the accounting firm, Treewalk (previously ACM Management, Inc.). At Treewalk Ms. Daley assisted clients in meeting their quarterly and annual reporting requirements including the preparation of complete financial reporting packages and managing assurance engagements from start to finish. At Treewalk, she also served as chief financial officer to Makena Resources Inc. (CSE: MKNA) (April 2018 - April 2019) and Naked Brand Group Inc. (NASDAQ: NAKD) (March 2018 - June 2018) until the completion of their prospective mergers in April 2019 and June 2018, respectively. From September 2011 to April 2015, Ms. Daley was employed with Naked Brand Group Inc., where she worked in the accounting department, serving as controller from August 2013 until her departure in April 2015, and where she was also responsible for assisting in various operational functions including EDI implementation, ERP implementation, inventory management, information technology and office administration. From July 2021 to present, Ms. Daley has acted as manager of accounting at Anavex Life Sciences where she assists to in the finalization of all internal reporting, budgeting, and operational matters such as annual SOX audits, quarterly reviews, IT audits, and annual audits. Ms. Daley’s expertise in financial accounting for public companies and her having served as a chief financial officer and controller on companies listed on United States public exchanges makes her a qualified director candidate for our company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our amended and restated bylaws (“Bylaws”). Our officers are appointed by our Board and hold office until their resignation or removal by the Board.

Board Leadership Structure and Risk Oversight

Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board consists of six directors, three of whom qualify as “independent” under the listing standards of Nasdaq.

Directors serve until the next annual meeting and until their successors are elected and qualified.

Director Independence

Our Board is composed of a majority of “independent directors” as defined under the rules of Nasdaq. We use the definition of “independence” applied by Nasdaq to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board has determined that Jeffrey Parry, George Kovalyov and Juliana Daley are independent directors of the Company.

Board Committees

We have established three committees under the board of directors: an audit committee, a compensation committee and a nominating committee. We have adopted a charter for each of the three committees. Copies of our committee charters are posted on our corporate investor relations website.

Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee consists of Jeffrey Parry, George Kovalyov and Juliana Daley. Ms. Daley is the chairman of our audit committee. We have determined that these directors satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. Our board of directors has determined that Ms. Daley qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	monitoring management’s communication and implementation of the Company’s anti-fraud policy;

●	reviewing the Company’s cybersecurity mitigation measures and practices periodically;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our Compensation Committee consists of Jeffrey Parry, George Kovalyov and Juliana Daley. Mr. Kovalyov is the chairman of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nomination Committee. Our Nomination Committee consists of Jeffrey Parry, George Kovalyov and Juliana Daley. Mr. Parry is the chairman of our nomination committee. The nomination committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nomination committee is responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Code of Ethics

The Company adopted a Code of Ethics applicable to its directors, officers, and employees. This includes our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Ethics is posted on our website.

Compensation Recovery Policy

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our executive officers. The SEC also recently adopted rules which direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results.

In 2023, we adopted an executive compensation recovery policy or “Clawback Policy” in compliance with Nasdaq rules. Under our Clawback Policy, if we are required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements under any United States securities laws, we will be entitled to recover (and will seek to recover), from our executive officers, any excess incentive-based compensation received by our executive officers during the three-year period prior to the date on which we are required to prepare the restatement. This policy applies to both equity-based and cash compensation awards. The “excess compensation” is the difference between the actual amount that was paid and the amount that would have been paid if the financial statements were prepared properly in the first instance.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past 10 years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Introduction

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Our named executive officers (“Named Executive Officers” or “NEOs”) are or were, as applicable:

●	Graydon Bensler, Chief Executive Officer and Chief Financial Officer;

●	Jordan R. Plews, former Chief Executive Officer and President;

●	Brenda Buechler, former Chief Marketing Officer; and

●	Christoph Kraneiss, former Chief Commercial Officer.

The objective of our compensation program is to provide a total compensation package to each NEO that will enable us to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance.

Compensation of Directors and Named Executive Officers

The following table presents information regarding the total compensation (excluding equity-based compensation reported) awarded to, earned by, and paid to our NEOs for services rendered to us in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)	Total ($)
Graydon Bensler	2024		$196,333	$195,000	-		$391,333
Chief Executive Officer, Chief Financial Officer and Director	2023		$85,000	$25,000	$-		$110,000

Jordan R. Plews (1)	2024	$				$
Director and Former CEO and President	2023		$200,000	-	-		$200,000

Brenda Buechler(2)	2024		$-	-	-		$-
Former Chief Marketing Officer	2023		$190,000	-	-		$190,000

Christoph Kraneiss(3)	2024		$-	-	-		$-
Former Commercial Officer	2023		$180,000	-	-		$180,000

(1)	On December 23, 2024, Jordan Plews resigned as Director of the Company.

(2)

On June 20, 2024, we notified Brenda Buechler that she was involuntarily terminated without “cause” or laid off from employment as part of a wider job elimination/restructuring or reduction in force of the Company in order to streamline the Company’s operations and organizational structure.

(3)	On June 20, 2024, we notified Christoph Kraneiss that he was involuntarily terminated without “cause” or laid off from employment as part of a wider job elimination/restructuring or reduction in force of the Company in order to streamline the Company’s operations and organizational structure.

Employment Arrangements with Named Executive Officers

Graydon Bensler

Mr. Bensler serves as Chief Executive Officer and Chief Financial Officer of the Company, which positions he accepted the Board’s appointment for as of the close of business on June 21, 2024. On October 25, 2024, the Company entered into the Second Amended and Restated Consulting Agreement for Non-Employee Chief Executive Officer (the Second Amended Bensler Consulting Agreement”) with GB Capital Ltd, a British Colombia, Canada corporation (“GB Capital”), an entity controlled by Mr. Bensler. The Second Amended Bensler Consulting Agreement amended and restated the terms of that certain Amended and Restated Consulting Agreement between the Company and GB Capital for Non-Employee Chief Executive Officer dated June 1, 2020 (the “Original Bensler Consulting Agreement”). The Original Bensler Consulting Agreement was amended and restated again on June 21, 2024 pursuant to that certain Amended and Restated Consulting Agreement for Non-Employee Chief Executive Officer between the Company and GB Capital. Under the Second Amended Bensler Consulting Agreement, GB Capital agreed to designate Mr. Graydon Bensler, Director of GB Capital, to perform the Services (as defined in the Second Amended Bensler Consulting Agreement).

Pursuant to the terms of the Second Amended Bensler Consulting Agreement, as consideration for Mr. Bensler’s services as non-employee Chief Executive Officer of the Company, the Company would pay GB Capital a consultant fee of $250,000 per annum and certain bonuses. Upon execution of the Second Amended Bensler Consulting Agreement, the Company would make the following payments to GB Capital (such payments, the Bensler Sign-on Bonuses”): (a) a one-time bonus of $175,000, with (1) $100,000 of such bonus to be paid to GB Capital in cash and (2) $75,000 of such bonus to be remitted to GB Capital in Series B Preferred Stock, with the cash equivalent of such shares of Series B Preferred Stock to be determined by mutual agreement of the Company and GB Capital, and provided such issuance of Series B Preferred Stock was approved by the Company’s shareholders. In the Board’s sole discretion, it may also award GB Capital a bonus at the end of the applicable fiscal year in the amounts it determines in its sole discretion (each of such bonuses, the “Bensler Annual Bonus”), provided that GB Capital meets the Board’s performance objectives for GB Capital and GB Capital is engaged by the Company for such fiscal year in full. The target of the Annual Bonus is 125% or greater of the Bensler Annual Consultant Fee. For the avoidance of doubt, the first fiscal year for which the Company will consider whether GB Capital qualifies for the Bensler Annual Bonus is the fiscal year in which the Effective Date falls. Pursuant to the Second Amended Bensler Consulting Agreement, the Company shall also pay GB Capital in the first fiscal quarter of 2026 a bonus in the amount of $60,000 if the Company has a positive adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) in 2025. Subject to the terms of the Second Amended Bensler Consulting Agreement, GB Capital is also entitled to each of the following bonus payments (collectively, the “Bensler Milestone Bonuses”). Such Bensler Milestone Bonuses are payable upon the occurrence of the following events, at which time the Company shall remit the applicable Milestone Bonuses to GB Capital as follows:

(A) The Company shall pay GB Capital $50,000 for each Company acquisition consummated, provided the target company of such acquisition has $2,000,000 in annual revenue or more upon consummation of such acquisition.

(B) The Company shall pay GB Capital $50,000 upon any closing of an equity or equity-linked financing of the Company which results in net proceeds being raised in such financing of $3,000,000 in a fiscal quarter (the closing which qualifies GB Capital for such payment, the “GB Triggering Equity Financing,” and such payment, the “GB Equity Financing Bonus”). For the avoidance of doubt, GB Capital is entitled only to a one-time payment of the GB Equity Financing Bonus $50,000 per fiscal quarter and the Company will not make further payments as an Equity Financing Bonus in spite of the occurrence of any of the following events: (A) the closing of any equity or equity-linked financings subsequent to the GB Triggering Equity Financing in such fiscal quarter which result in proceeds of $3,000,000 to the Company; (B) any closings for the same equity financing round subsequent to the GB Triggering Equity Financing in such fiscal quarter which result in additional proceeds of $3,000,000 or more to the Company.

(C) If and when the Company achieves each of the targeted EBITDA amounts in one fiscal quarter, as set forth in this Section 1(e)(iii) (each of such amounts, “EBITDA Milestone”), the Company shall pay GB Capital a fee equal to 25% of the applicable EBITDA Milestone (such fee, the “EBITDA Milestone Bonus”: (A) $50,000; (B) $150,000; (C) $250,000; (D) $350,000. For the avoidance of doubt, GB Capital may only receive a one-time payment of the EBITDA Milestone Bonus in each fiscal quarter, upon the Company’s achievement of the applicable EBITDA Milestone, and the Company will not make further payments to GB Capital as the EBITDA Milestone Bonus even upon achievement of an EBITDA Milestone in the same fiscal quarter which value exceeds the value of the first EBITDA Milestone GB Capital has achieved in such fiscal quarter.

(D)  The Company shall pay GB Capital $300,000 each time the Company achieves a Market Valuation (as defined in the Second Amended Bensler Consulting Agreement) of $50,000,000 and $100,000,000, provided that each of such Market Valuations continues for each at least 5 consecutive Trading Days (as defined in the Second Amended Bensler Consulting Agreement).

Additionally, GB Capital may elect to accrue the Bensler Milestone Bonuses and convert the cash amount of the Bensler Milestone Bonus into shares of the Company’s Common Stock or preferred stock. In such event, the conversion ratio of the Bensler Milestone Bonus shall be determined by mutual agreement between the Company and GB Capital. The Second Amended Bensler Consulting Agreement is filed herein as Exhibit 10.19.

On October 25, 2024, the Company entered into the Amendment to the Second Amended Bensler Consulting Agreement which stipulated that the Company’s issuances of Series B Preferred Stock to GB Capital as the Bensler Sign-on Bonuses, were subject to shareholder approval. The Amendment to the Second Amended Bensler Consulting Agreement is filed herein as Exhibit 10.21.

Jordan R. Plews

In September 2021, we entered into an employment contract with Dr. Jordan R. Plews pursuant to which he served as the Company’s Chief Executive Officer, effective as of October 1, 2021 until his resignation on June 21, 2024.

The agreement is at will and subject to termination prior to completion of the services at any time by us, or with 14 days’ prior written notice by Dr. Plews and for any reason not prohibited by law.

Pursuant to the terms and provisions of the agreement: (a) Dr. Plews was appointed as our Chief Executive Officer and undertook and performed the duties and responsibilities normally and reasonably associated with such office; and (b) we agreed to pay Dr. Plews an annual salary of $200,000 in addition to equity compensation in the form of stock options in accordance with our 2020 Equity Incentive Plan, as amended.

Brenda Buechler

In June 2022, we entered into an employment contract with Brenda Buechler as the Company’s Chief Marketing Officer, effective as of August 1, 2022. On June 20, 2024, we terminated this employment agreement.

Pursuant to the terms and provisions of the agreement: (a) Ms. Buechler was appointed as our Chief Marketing Officer and undertook and performed the duties and responsibilities normally and reasonably associated with such office; and (b) we agreed to pay Ms. Buechler an annual salary of $190,000 in addition to equity compensation in the form of stock options in accordance with our 2020 Equity Incentive Plan, as amended. except that 25% of those stock-options shall not vest and become exercisable until the first anniversary of the grant date and, thereafter, the options shall vest at a rate of 25% per annum and become exercisable with respect to 100% of the shares subject to the option on the fourth anniversary of the grant date.

Christoph Kraneiss

In August 2022, we entered into an employment contract with Christoph Kraneiss as the Company’s Chief Commercial Officer, effective as of August 8, 2022. Pursuant to the terms and provisions of the agreement: (a) Mr. Kraneiss was appointed as our Chief Commercial Officer and undertook and performed the duties and responsibilities normally and reasonably associated with such office; and (b) we agreed to pay Mr. Kraneiss an annual salary of $180,000 in addition to equity compensation in the form of stock options in accordance with our 2020 Equity Incentive Plan, as amended. except that 25% of those stock-options shall not vest and become exercisable until the first anniversary of the grant date and, thereafter, the options shall vest at a rate of 25% per annum and become exercisable with respect to 100% of the shares subject to the option on the fourth anniversary of the grant date.

On June 20, 2024, we terminated this employment agreement.

Director Compensation

We intend to and have agreed to compensate our independent directors for their service as directors through a mix of cash and stock options. In addition to in-person attendance bonuses, we intend to reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

On June 1, 2023, we rescinded previously granted but unissued nonstatutory stock options to each of our independent director nominees and instead granted nonstatutory stock options to purchase 240,000 shares of the Company’s Common Stock to our then independent director nominees and related parties Jeffery Parry, Crystal Muilenburg and Julianna Daley under our 2021 Equity Incentive Plan. The equity compensation grants were directly in relation to the appointment of Mr. Parry, Ms. Daley and Ms. Muilenburg as our independent directors. The options maintain a contractual life of 10 years and an exercise price of $5.00 per share of Common Stock. All options vest at a rate of 25% on the first anniversary of the date of grant and the remaining 75% vest evenly over 36 months thereafter.

Equity Incentive Awards

The Company has historically granted stock options to its employees, including its executive officers, under the 2020 Equity Incentive Plan where our Board or any of its committees can grant issuances of incentives stock options, nonstatutory stock options, and restricted stock to our employees, advisors and directors. The exercise price of incentive stock options and nonqualified stock options will be no less than 100% of the fair value per share of the Company’s Common Stock on the date of grant. If an individual owns Common Stock representing more than 10% of the voting shares and the grant is an incentive stock option, the price of each share will be at least 110% of the fair value on the date of grant.

The aggregate number of shares of Common Stock allocated and made available for issuance pursuant to stock options granted under the Plan may not exceed 8,671 shares of Common Stock. As of the date of this prospectus, options to purchase 4,925 shares of Common Stock under the Plan were outstanding, and 3,225 shares were available for future grant. Each option granted under the Plan will carry a term of no more than 10 years from the date of grant and the Plan will remain in effect until it is terminated by the Board. The term and vesting periods for options granted under the Plan are determined by the Board. The summary does not contain a complete description of all provisions of the 2020 Plan and is qualified in its entirety by reference to the 2020 Plan, a copy of which is filed as Exhibit 10.2 to our offering statement of which this prospectus forms a part.

Policies and Practices for Granting Certain Equity Awards

Our policies and practices regarding the granting of equity awards are carefully designed to ensure compliance with applicable securities laws and to maintain the integrity of our executive compensation program. The Compensation Committee is responsible for the timing and terms of equity awards to executives and other eligible employees.

The timing of equity award grants is determined with consideration to a variety of factors, including but not limited to, the achievement of pre-established performance targets, market conditions and internal milestones. The Company does not follow a predetermined schedule for the granting of equity awards; instead, each grant is considered on a case-by-case basis to align with the Company’s strategic objectives and to ensure the competitiveness of our compensation packages.

In determining the timing and terms of an equity award, the Board or the Compensation Committee may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations. The Board’s or the Compensation Committee’s procedures to prevent the improper use of material nonpublic information in connection with the granting of equity awards include oversight by legal counsel and, where appropriate, delaying the grant of equity awards until the public disclosure of such material nonpublic information.

The Company is committed to maintaining transparency in its executive compensation practices and to making equity awards in a manner that is not influenced by the timing of the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Company regularly reviews its policies and practices related to equity awards to ensure they meet the evolving standards of corporate governance and continue to serve the best interests of the Company and its shareholders.

Equity Compensation Plan Information

The table below sets forth information concerning securities granted under equity compensation plans approved and not approved by security holders of the Company and the weighted average exercise price for such securities as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	$5,228	$335.32	$2,922	(1)
Equity compensation plans not approved by security holders	—	$—	—
Total	$5,228	$335.32	2,922

(1)

2,922 securities remaining available for future issuance under the Company’s 2020 Equity Incentive Plan (the “Plan”). The aggregate number of shares allocated and made available for issuance pursuant to stock options granted under the Plan shall not exceed 8,671 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions entered since January 1, 2022 to which we have been a party in which the amount involved exceeded or will exceed $70,915, which represents 1% of the average of our total assets amounts as of December 31, 2024 and 2023), and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

The Company paid consulting fees of $391,333, $110,000, and $95,078 to GB Capital Ltd., a company controlled by Graydon Bensler, Chief Financial Officer and Director in 2024, 2023, and 2022, respectively.

BWL Investments Ltd., a British Columbia Canadian Corporation (“BWL”) owned and managed by Braeden Lichti and Hatem Abou-Sayed “Tim” Sayed, our former Chief Medical Officer, subscribed to $48,980 and $10,000 in promissory notes, respectively. On July 15, 2022, these promissory notes and accrued interest were converted into Series A preferred shares and warrants as follows:

	Series A preferred shares	Warrants	Promissory notes and accrued interest
BWL Investments Ltd.	61,551	61,551	$49,538
Tim Sayed, former director and Chief Medical Officer	12,563	12,563	10,112
	74,114	74,114	$59,650

Pursuant to an advisory board agreement between us and Jeffery Parry, (an independent director to the Company as of June 1, 2023) dated August 12, 2021, on August 16, 2021, the Company granted Mr. Parry equity compensation in the form of non-statutory stock options to purchase 208 shares of the Company’s Common Stock (41,667 pre 200:1 share consolidation). Under an amended advisory board agreement between us and Jeffery Parry dated September 30, 2022 additional nonstatutory stock options to purchase 80 shares of the Company’s Common Stock (16,000 pre 200:1 share consolidation) were granted to Mr. Parry. The stock options held a contractual life of ten years and exercise price of $120 ($0.60 pre 200:1 share consolidation) per Common Stock. These stock options were valued at $10,630 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter. Through unanimous written consent, the Board of the Company amended the vesting schedule for those stock options to accelerate the vesting of such stock options so that those stock options fully vested as of December 3, 2022. On December 16, 2022, Mr. Parry exercised all 41,667 (pre 200:1 stock consolidation) stock options for a total exercise price of $25,000.20. On June 1, 2023, we terminated the advisory board agreement between us and Jeffery Parry.

As amended and agreed to on May 1, 2023, and as effective on January 4, 2022, we entered into a consulting agreement (the “Lichti Consulting Agreement”) with NorthStrive Companies Inc., a California Corporation (“NorthStrive”) owned and managed by Braeden Lichti. Pursuant to the Lichti Consulting Agreement, NorthStrive is to assist us in a variety of business matters, including assistance in our overall investor outreach and communications strategy, and advising us on becoming a “public” company. As of May 31, 2023, the Company had $192,705 (2022 - $120,000, 2021 - $23,520) due to NorthStrive, of which $22,705 (2021 - $23,520) is unsecured, non-interest bearing and are due on demand. $120,000 was due as of December 31, 2022, and the remaining $50,000 was due as of May 31, 2022. The aforementioned fees are due in contemplation for NorthStrive’s advisement under the CA, whereby starting on January 4, 2022, we agreed to compensate NorthStrive $10,000 per month (the “Compensation”). We retained the option, but not the obligation to issue the amount of Compensation due NorthStrive in shares of our Common Stock equal to our series A preferred stock price at $1.34138 per share (pre 200:1 stock consolidation) equal to the value of the Compensation due to NorthStrive for services provided through and up to March 31, 2023 and $3.00 per share (pre 200:1 stock consolidation) equal to the value of the Compensation due to NorthStrive for services provided after March 31, 2023 or via cash payment equal to the amount of Compensation outstanding however, that Compensation due NorthStrive shall accrue interest-free and payment of that Compensation has been deferred until the earlier of either (a) our raising an aggregate of at least US$2,000,000 of equity and/or debt investment from and after October 1, 2022, (b) our becoming listed on any established stock exchange or a national market system, or (c) a determination by our Board that Company has sufficient cash flows to support payment of the Compensation due to NorthStrive at the time of that determination. For the fiscal year ended December 31, 2022, we did not make payments to Northstrive under the Lichti Consulting Agreement. For the fiscal year ended December 31, 2023, we paid Northstrive $230,000 under the Lichti Consulting Agreement. On June 21, 2024, we entered into the Amended and Restated Consulting Agreement with Northstrive (the “First Amended Lichti Consulting Agreement”), pursuant to which Mr. Lichti would serve as non-executive Chairman of the Company. As consideration for his services as non-executive Chairman, the Company agreed to pay Northstrive $16,000 per month. The First Amended Lichti Consulting Agreement is filed herein as Exhibit 10.13.

On October 25, 2024, the Company entered into the Second Amended and Restated Consulting Agreement for Non-Executive Chairman (the “Second Amended Lichti Consulting Agreement”) with Northstrive. The Second Amended Lichti Consulting Agreement provided that, as consideration for Mr. Lichti’s provision of his services as non-executive Chairman, as set forth more fully in such agreement, the Company would compensate Northstrive as such: (i) an annual consultant fee of $300,000 per annum (the “Lichti Annual Consultant Fee”), 1/12 of which Lichti Annual Consultant Fee will be paid to Northstrive once per calendar month (“Northstrive Payment Cycle”), provided that Northstrive performs the Services required to be performed in each Northstrive Payment Cycle. The Company agreed that upon execution of the Second Amended Lichti Consulting Agreement, the Company would make the following payments to Northstrive (such payments, the “Northstrive Sign-on Bonuses”): (a) a one-time bonus of $175,000, with (1) $100,000 of such bonus to be paid to Northstrive in cash and (2) $75,000 of such bonus to be remitted to Northstrive in Series B Preferred Stock, with the cash equivalent of such shares of Series B Preferred Stock to be determined by mutual agreement of the Company and Northstrive; and (b) 300,000 shares of Series B Preferred Stock. In the Board’s sole discretion, it may also award Northstrive a bonus at the end of the applicable fiscal year in the amounts it determines in its sole discretion (each of such bonuses, the “Lichti Annual Bonus”), provided that Northstrive meets the Board’s performance objectives for Northstrive and Northstrive is engaged by the Company for such fiscal year in full. The target of the Lichti Annual Bonus is 125% or greater of the Lichti Annual Consultant Fee.

Subject to the terms of the Second Amended Lichti Consulting Agreement, Northstrive is also entitled to each of the following bonus payments (collectively, the “Northstrive Milestone Bonuses”). Such Northstrive Milestone Bonuses are payable upon the occurrence of the following events, at which time the Company shall remit the applicable Northstrive Milestone Bonuses to Northstrive as follows:

(A) The Company shall pay Northstrive $150,000 for each Company acquisition consummated, provided that the target company of such acquisition has $2,000,000 in annual revenue or more upon consummation of the acquisition.

(B) The Company shall pay Northstrive $50,000 upon any closing of an equity or equity- linked financing of the Company which results in net proceeds being raised in such financing of $3,000,000 in a fiscal quarter (the closing which qualifies Northstrive for such payment, the “Northstrive Triggering Equity Financing,” and such payment, the “Northstrive Equity Financing Bonus”). For the avoidance of doubt, Northstrive is entitled only to a one-time payment of the Northstrive Equity Financing Bonus $50,000 per fiscal quarter and the Company will not make further payments as a Northstrive Equity Financing Bonus in spite of the occurrence of any of the following events: (A) the closing of any equity or equity-linked financings subsequent to the Northstrive Triggering Equity Financing in such fiscal quarter which result in proceeds of $3,000,000 to the Company; (B) any closings for the same equity financing round subsequent to the Northstrive Triggering Equity Financing in such fiscal quarter which result in additional proceeds of $3,000,000 or more to the Company.

(C) The Company shall pay Northstrive $75,000 each time the Company achieves a Market Valuation (as defined in the Second Amended Lichti Consulting Agreement) of $10,000,000, $20,000,000, $30,000,000, and $40,000,000 (each of such payments, “Northstrive Valuation Payment”), provided that each of such market valuations continue for each at least five (5) consecutive Trading Days, and provided further that the Company may only recover any erroneously awarded amounts in Northstrive Valuation Payments for one (1) year following the date of such erroneous award.

(D) The Company shall pay Northstrive $300,000 each time the Company achieves a Market Valuation of $50,000,000 and $100,000,000, provided that each of such Market Valuations continues for each at least two (2) consecutive Trading Days.

Notwithstanding anything to the contrary stated in the Second Amended Lichti Consulting Agreement, Northstrive may elect to accrue the Northstrive Milestone Bonuses and convert the cash amount of the Northstrive Milestone Bonus into shares of the Company’s common stock or preferred stock. In such event, the conversion ratio of the Northstrive Milestone Bonus shall be determined by mutual agreement between the Company and Northstrive. The Second Amended Lichti Consulting Agreement is filed herein as Exhibit 10.20.

On October 25, 2024, the Company entered into the Amendment to the Second Amended Lichti Consulting Agreement, which stipulated that the Company’s issuances of Series B Preferred Stock to Northstrive as the Northstrive Sign-on Bonuses, were subject to shareholder approval. The Amendment to the Second Amended Lichti Consulting Agreement is filed herein as Exhibit 10.22. For the fiscal year ended December 31, 2024, we paid Northstrive $188,500 under the Second Amended Lichti Consulting Agreement.

On May 1, 2023, as effective on February 1, 2023, we entered into an advisory agreement (the “Advisory Agreement”) with Braeden Litchi which terminates after twenty-two months to strategically assist us in our maintenance of board governance, director recruitment, and direction for our board of directors strategy sessions. The Advisory Agreement was entered into under contemplation of Mr. Litchi’s resignation from our Board effective February 1, 2023, and our desire to maintain Mr. Litchi’s compensation as a valuable advisor to us. Pursuant to the Advisory Agreement, we agreed with Mr. Litchi that in exchange for services under the Advisory Agreement, his options granted on February 9, 2021 to purchase 1,000 shares of our Common Stock (200,000 pre 200:1 share consolidation) under our 2020 Equity Incentive Plan shall continue to vest pursuant to the aforementioned terms of the Advisory Agreement. On June 21, 2024, we terminated the Advisory Agreement, which was a condition to Mr. Lichti’s appointment to the Board and as non-executive Chairman of the Board on the same date.

Prior to our reorganization, BWL Investments Ltd., a British Columbia Canadian Corporation (“BWL”) also owned and managed by Braeden Lichti, owned approximately 29.4% of our issued and outstanding shares of Common Stock and 100% of the equity interests in Reactive Labs. On June 4, 2021, we issued 100 shares of Common Stock (pre 200:1 stock consolidation) to BWL in in exchange for substantially all of the assets and liabilities of Reactive Labs.

Braeden Lichti is one of our co-founders and our current Chairman and director. He is the current chief executive officer of NorthStrive and BWL, as described herein and may be deemed a “promoter” as defined by Rule 405 of the Securities Act though we elect to refer to him as a “founder” or “organizer” as permitted under Rule 405. There are no other promoters of the Company.

In May, and December of 2022, we granted nonstatutory stock options to purchase1,250 ( 250,000 pre 200:1 share consolidation) shares of the Company’s Common Stock to Brenda Buechler, our former Chief Marketing Officer, and Christoph Kraneiss, our former Chief Commercial Officer. The options maintain a contractual life of ten years and weighted average exercise price of $244 ($1.22 pre 200:1 share consolidation) per share of Common Stock. These stock options were valued at $264,906 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter. Details of the fair value granted to each individual and the related expense recorded for the year ended December 31, 2022, are as follows:

	December 31, 2022	Fair value of stock options granted
Brenda Buechler, former Chief Marketing Officer	$43,488	$143,679
Christoph Kraneiss, former Chief Commercial Officer	28,344	121,227
	$71,832	$264,906

On June 1, 2023, we rescinded previously granted but unissued nonstatutory stock options to each of our independent director nominees and instead granted nonstatutory stock options to purchase 1,200 (240,000 pre 200:1 share consolidation) shares of the Company’s Common Stock to our then independent director nominees and related parties Jeffery Parry, Crystal Muilenburg and Julianna Daley under our 2021 Equity Incentive Plan. The equity compensation grants were directly in relation to the appointment of Mr. Parry, Ms. Daley and Ms. Muilenburg as our independent directors. The options maintain a contractual life of ten years and an exercise price of $1,000 ($5.00 pre 200:1 share consolidation) per share of Common Stock. All options vest at a rate of 25% on the first anniversary of the date of grant and the remaining 75% vest evenly over 36 months thereafter.

Other Agreements with Our Stockholders

In connection with our Series A convertible preferred stock financing, we entered into an investors’ rights, and voting agreements containing registration rights, information rights, voting rights among other things, with certain holders of our preferred stock. Similarly, in connection with our Common Stock financing, we entered into a subordinate investors’ rights agreement containing registration rights and information rights with certain holders of our Common Stock. Each of those stockholder agreements terminated upon the closing of our initial public offering in 2023 whereby such stockholders are no longer entitled to the rights to them afforded therein.

PRINCIPAL STOCKHOLDERS

The following table provides information with respect to the beneficial ownership of our Common Stock as of February 5, 2025 by:

●	each of our executive officers and directors;

●	all of our current directors and executive officers as a group; and

●	each person or entity, or group of persons or entities, known by us to own beneficially more than 5% of our Common Stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of February 5, 2025. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Percentage ownership is based on 4,042,295 shares of Common Stock outstanding as of February 5, 2025.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Beneficial Ownership Prior to this Offering	Percentage of Beneficial Ownership After this Offering
5% or Greater Shareholders:
Directors, Named Executive Officers and Other Executive Officers:
Graydon Bensler, Chief Executive Officer, Chief Financial Officer and Director	5,208	(6)	0.1%	0.1%
Braeden Lichti, Chairman of the Board	19,121	(7)	0.5%	0.4%
Jeffrey Parry, Director	409	(8)	* %	* %
George Kovalyov, Director	-		-%	-%
Juliana Daley, Director	167	(9)	* %	* %
All executive officers and directors as a group (5 persons)	24,911	(10)	0.6%	0.4%

*	Denotes less than one (1%) percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is our address of c/o PMGC Inc., 120 Newport Center Drive, Ste. 250, Newport Beach, CA 92660.

(2)	Braeden Lichti has sole voting and dipositive power over the shares held by BWL Investments Ltd. The address of BWL Investments Ltd. is 650 West Georgia Street #3200, British Columbia Canada V6B 4P7.

(3)	Consists of (i) 1,359,342 shares of Common Stock and (ii) 12,563 shares of Common Stock underlying warrants. Hatem Abou-Sayed has sole voting and dipositive power over the shares held by Hatem Abou-Sayed MD MBA FACS, a Professional Medical Corporation. The address of Hatem Abou-Sayed MD MBA FACS is 4510 Executive Drive, Suite 210, San Diego, CA 92121.

(4)	Consists of (i) 1,359,342 shares of Common Stock held by Hatem Abou-Sayed MD MBA FACS of which Dr. Abou-Sayed has sole voting and dipositive power over the shares, (ii) 12,563 shares of Common Stock underlying warrants and (iii) 191,667 shares of Common Stock that Dr. Abou-Sayed has the right to acquire from us within 60 days of September 16, 2024, pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(5)	Deniel Mero has sole voting and dipositive power over the shares held by Santorio Biomedical, LLC. The address of Santorio Biomedical, LLC is 99 Wall St, Suite 1925, New York, NY, 10005.

(6)

Consists of (i) 4,208 shares of Common Stock held by GB Capital Ltd., of which Mr. Bensler has sole voting and dipositive power over the shares and (ii) 1,000 shares of Common Stock that Mr. Bensler has the right to acquire from us within 60 days of February 5, 2025 pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(7)

Consists of (i) 1,000 shares of Common Stock that Mr. Lichti has the right to acquire from us within 60 days of February 5, 2025 pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan, (ii) 9,533 shares of Common Stock held by BWL Investments Ltd. of which Mr. Lichti has sole voting and dipositive power over the shares, (iii) 4,140 shares of Common Stock held by BWL Holdings Ltd. of which Mr. Lichti has sole voting and dipositive power over the shares, (iv) 4,140 shares of Common Stock held by Northstrive Fund II LP of which Mr. Lichti has sole voting and dipositive power over the shares and (v) 308 shares of Common Stock underlying warrants held by BWL Investments Ltd.

(8)

Consists of (i) 209 shares of Common Stock and (ii) 200 shares of Common Stock that Mr. Parry has the right to acquire from us within 60 days of February 5, 2025, pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(9)	Consists of (i) 6 shares of Common Stock and (ii) 167 shares of Common Stock that Ms. Daley has the right to acquire from us within 60 days of February 5, 2025, pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(10)

Consists of (i) 22,236 shares of Common Stock beneficially owned by our directors and executive officers and (ii) 2,367 shares of Common Stock underlying outstanding options, exercisable within 60 days of February 5, 2025 and (iii) 308 shares of Common Stock underlying warrants.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale, from time to time, of up to 969,386 shares of our Common Stock by the stockholders identified in the table below, who we refer to in this prospectus as the “Selling Shareholders” and their respective transferees, pledgees, donees, assignees or other successors (each also a Selling Shareholder for purposes of this prospectus). The Selling Shareholders identified below may currently hold or acquire at any time shares of our Common Stock in addition to those registered hereby.

We are registering these 969,386 shares of our Common Stock for sale by the Selling Shareholders named below pursuant to the Warrant Inducement Agreement and the Warrants, as described below.

The percent of beneficial ownership for the Selling Shareholders is based on 4,042,295 shares of Common Stock outstanding as of February 5, 2025. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, each Selling Shareholder listed below has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by it.

Information concerning the Selling Shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional Selling Shareholders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the Selling Shareholders.

The Selling Shareholders are not obligated to sell any of the shares of our securities offered by this prospectus. Because each Selling Shareholder identified in the table below may sell some or all of the shares of our securities owned by it that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by the Selling Shareholders.

In addition, subject to applicable law, each Selling Shareholder may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our securities it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the Selling Shareholder provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that each Selling Shareholder will sell all of the shares of our Common Stock beneficially owned by it that are covered by this prospectus but will not sell any other shares of our Common Stock that it may currently own.

		Maximum
	Number of	Number of	Number of
	Shares of	Shares of	Shares of
	Common	Common	Common
	Stock	Stock to	Stock	Percentage of
	Beneficially	be Sold	Beneficially	Beneficial
	Owned	Pursuant	Owned	Ownership
	Prior to	to this	After	After
Name of Selling Shareholder	Offering(1)	Prospectus(2)	Offering(3)	Offering
Altium Healthcare Long Short Onshore Fund LP(4)	193,877	193,877	0	0%
Anson East Master Fund LP(5)	42,653	42,653	0	0%
Anson Investments Master Fund LP(6)			0	0%
L1 Capital Global Opportunities Master Fund (“L1”) (7)	193,877	193,877	0	0%
Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) (8)	193,878	193,878	0	0%
S.H.N. Financial Investments Ltd. (“SHN”) (9)	193,877	193,877	0	0%
Total	969,386	969,386	0	0%

(1)	Includes both the shares Common Stock owned by such Selling Shareholder prior to this Offering and the shares of Common Stock issuable upon exercise of such Selling Shareholder’s Warrants.

(2)	Includes shares issuable upon the exercise of the Warrants.

(3)	Assumes that the Selling Shareholders will sell all of the shares of Common Stock beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional shares of our Common Stock.

(4)	Such Selling Shareholder’s mailing address is 152 West 57th Street, 20th Floor, New York, NY 10019. Jacob Gottlieb may be deemed to have sole voting and dispositive power with respect to the shares held by Altium Growth Fund, LP.

(5)	Such Selling Shareholder’s mailing address is principal business address is Maples Corporate Services Limited, PO Box 309, Ugland house, Grand Kayman, KY1-1104, Cayman Islands. Anson Advisors Inc and Anson Funds Management LP, the co-investment advisers of Anson East Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(6)	Such Selling Shareholder’s principal business address is Maples Corporate Services Limited, PO Box 309, Ugland house, Grand Kayman, KY1-1104, Cayman Islands. Anson Advisors Inc and Anson Funds Management LP, the co-investment advisers of Anson Investments Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(7)	Such Selling Shareholder’s mailing address is P.O. Box 10085, 161A Shedden Road, 1 Artillery Court, Grand Kayman KY1-1001, Cayman Islands. David Feldman and Joel Arber are the Directors of L1. As such, L1, Mr. Feldman, and Mr. Arber may be deemed to beneficially own these shares (as such term is defined in Rule 13d-3 of the Exchange Act. To the extent that Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these shares for all other purposes.

(8)	Such Selling Shareholder’s mailing address is Arik Einstein 3, Herzliya, Israel. Sabby Management, LLC, the invesetment manager to this Selling Shareholder, has discretionary authority to vote and dipose of these shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these shares.

(9)	S.H.N. Financial Investments Ltd.’s mailing address is Arik Einstein Street 3, Herzliya, Israel. Nir Shamir is the Chief Executive Officer of SHN and may be deemed to beneficially own these Shares. To the extent Mr. Shamir is deemed to beneficially has sole voting and dispositive power over the shares.

DESCRIPTION OF SECURITIES

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Articles of Incorporation and our Bylaws.

General

We are authorized to issue one class of stock. The total number of shares of stock which we are authorized to issue is 2,500,000,000 shares of capital stock, 2,000,000,000 of which are Common Stock, $0.0001 par value per share, of which 4,042,295 shares of which are outstanding as of January 5, 2025, and 500,000,000 shares of which are preferred stock, of which 50,000,000 shares have been designated as Series B Preferred Stock. As of the date of this prospectus, no shares of preferred stock of the Company are issued and outstanding. As of January 5, 2025, there were 43 holders of record of our Common Stock.

Common Stock

The holders of our Common Stock are entitled to the following rights:

Voting Rights. Each share of our Common Stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders.

Dividend Rights. Subject to limitations under Nevada law, holders of our Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our Common Stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities.

Other Matters. The holders of our Common Stock that are not to be issued upon conversion of the convertible promissory notes have no subscription, redemption or conversion privileges; in addition, such Common Stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Other Securities of the Company Not Being Offered in this Offering

The following is a description of securities of the Company other than the Common Stock offered hereby.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are issued and outstanding. However, our Board has the authority to issue up to 500,000,000 shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

While we do not currently have any plans for the issuance of any shares of preferred stock, the issuance of shares of preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the Common Stock;

●	Diluting the voting power of the Common Stock;

●	Impairing the liquidation rights of the Common Stock; or

●	Delaying or preventing a change in control of the Company without further action by the stockholders.

Series B Preferred Stock

We have authorized 50,000,000 shares of preferred stock named “Series B Preferred Stock.” The terms of the Series B Preferred Stock are as follows:

Redemption Rights

The Series B Preferred Stock have no redemption rights.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company (each of such events, “Liquidation”), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, on parity with the holders of shares of Common Stock or any other class or series of capital stock of the Company, the amount that would be paid to the holders of the Series B Preferred Stock if, prior to such voluntary or involuntary liquidation, dissolution, or winding up of the Company, the Series B Preferred Stock had been converted into shares of Common Stock and the Common Stock that has accrued thereon had been issued.

Conversion Rights

On and after the date on which (i) the Company receives at least $2.5 million in revenues in any single financial quarter or $10.0 million in annual revenue, (ii) the Company completes any material acquisition of an operating company or asset, or (iii) the Company effectuates a corporate spin-off which results in the creation of a new public company, the Corporation has the right, but not the obligation, to require and cause 100% of the number of outstanding shares of Series B Preferred Stock held by each holder of Series B Preferred Stock to be converted into shares of Common Stock such that each share of Series B Preferred Stock is converted into one share of Common Stock, without the approval of any holder of Series B Preferred Stock (the “Revenue Required Conversion”). Each share of Series B Preferred Stock shall be convertible, at any time after one year from the date of issuance, at the option of the holder thereof (or, upon a Revenue Required Conversion, at the option of the Company), into one share of Common Stock.

Voting Rights

For so long as any shares of the Series B Preferred Stock remain issued and outstanding, each share of Series B Preferred Stock entitles its holder to the right to vote, in respect of all matters concerning the Common Stock, in an amount equal to the number of shares of Common Stock underlying a share of Series B Preferred Stock on an as-converted basis on the record date for such vote. The Common Stock (and any other class or series of capital stock of the Company entitled to vote generally with the Common Stock) and the Series B Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

As long as any shares of Series B Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or this Articles of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock: (i) amend the Company’s Articles of Incorporation or Bylaws so as to adversely alter the rights, preferences, privileges or powers of the Series B Preferred Stock; (ii) create any new class or series of shares pari passu or senior to the Series B Preferred Stock or increase or decrease the number of authorized shares, or change the par value, of Common Stock or preferred stock; (iii) pay or declare any dividend on Common Stock or junior securities of the Company, or incur indebtedness in any single transaction in excess of $1 million; or (iv) redeem, purchase or otherwise acquire any share or shares of preferred stock or Common Stock (other than (x) the repurchase of shares of Common Stock pursuant to a written benefit plan or employment or consulting agreement, or (y) the repurchase of any equity securities in connection with the Company’s right of first offer with respect to those securities contained in any written agreement with the Company).

Preemptive Rights

Holders of Series B Preferred Stock have no preemptive rights.

Warrants

Representative Warrants

On November 24, 2023, we issued the underwriter in our initial public offering warrants (the “Representative’s Warrants”) to purchase an aggregate of 75,000 shares of our Common Stock, at an exercise price of $4.00 per share. The Representative’s Warrant may be exercised beginning on November 24, 2023, until November 24, 2029. As of September 16, 2024, no Representative’s Warrants have been exercised.

Warrants Issued Pursuant to Warrant Inducements

On January 27, 2025, we entered into a warrant inducement agreement (“Warrant Inducement Agreement”) with certain warrant holders (the “Warrant Holders”), which Warrant Inducement Agreement references the Company’s common stock purchase warrants (the “Existing Warrants”) registered for sale under the registration statement on Form S-1 (File No. 333-281987) to purchase shares of the Company’s Common Stock.

Pursuant to the Warrant Inducement Agreement, the holders of the Existing Warrants agreed to reduce the exercise price of their Existing Warrants from $11.20 per share to $2.00 per share and to exercise such Existing Warrants at the reduced exercise price. Additionally, the Company agreed to issue unregistered warrants (the “New Warrants”) with an exercise price of $2.75 per share (subject to adjustment pursuant to the terms of the warrant agreement for such New Warrants (the “New Warrant Agreement”), to purchase 969,386 shares of Common Stock, in the aggregate.

The transactions contemplated by the Warrant Inducement Agreement and the New Warrant Agreement (the “Warrant Inducement Transactions”) were consummated or January 28, 2025. Pursuant to the Warrant Inducement Transactions, the Company received aggregate gross proceeds up to approximately $1,938,772, before deducting expenses payable by the Company.

Convertible Notes

As of February 5, 2025, there are no convertible notes outstanding.

Options

As of February 5, 2025, there were 4,925 shares of Common Stock issuable upon exercise of outstanding options with a weighted exercise of $303.41 per share, of which a total of 4,108 option shares have vested.

Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, Nevada Revised Statues (“NRS”) 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws providegenerally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ELAB.”

PLAN OF DISTRIBUTION

We are registering the offer and sale from time to time by the Selling Shareholders or their permitted transferees, of up to 969,386 Warrant Shares.

The shares of Common Stock offered by this prospectus are being offered by the Selling Shareholders. The shares of Common Stock may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Warrant Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Warrant Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Warrant Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Shareholders may be deemed as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholders have informed us that they intend to use one or more registered broker-dealers to effectuate all sales, if any, of the Warrant Shares that they have acquired and may in the future acquire from us pursuant to the Warrants or otherwise. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Shareholders have informed us that each such broker-dealer will receive commissions from the Selling Shareholders that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the Warrant Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Warrant Shares sold by the Selling Shareholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Warrant Shares sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive from any purchasers of Warrant Shares sold by the Selling Shareholders.

We know of no existing arrangements between the Selling Shareholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of the Warrant Shares offered by this prospectus by the Selling Shareholders including the names of any brokers, dealers, underwriters or agents participating in the distribution of such Warrant Shares by the Selling Shareholders any compensation paid by the Selling Shareholders to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Warrant Shares covered by this prospectus by the Selling Shareholders. We have reserved up to 969,386 shares of our Common Stock that we may issue to the Selling Shareholders as shares issuable pursuant to the exercise of the Warrants.

This offering will terminate on the date that all Warrant Shares offered by this prospectus have been sold by the Selling Shareholders.

Our Common Stock are listed on the Nasdaq Capital Market under the symbols “ELAB.” On February 10, 2025, the closing price of our Common Stock was $1.71.

EXPERTS

Our financial statements as of December 31, 2023 and 2022, and for each of the two years in the period ending December 31, 2023, included in this prospectus have been audited by TPS Thayer, LLC (“TPS Thayer”) an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the entity’s ability to continue as a going concern). The current address of TPS Thayer is 1600 Hwy 6 Suite 100, Sugar Land, TX 77478. On December 17, 2024, the Company dismissed TPS Thayer, LLC as its independent registered public accounting firm. During the Company’s fiscal years ending in December 31, 2023 and December 31, 2022, there were (i) no disagreements with TPS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of TPS Thayer would have caused TPS Thayer to make reference to the subject matter of the disagreements in connection with its report, and (ii) with the exception of material weaknesses related to reconciliation of various accounts, lack of precision and accuracy to properly reflect in the financial statements, no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. The Company provided TPS Thayer with a copy of the disclosure in this “Expert” section and requested TPS Thayer furnish the Company with a letter addressed to the SEC stating whether or not TPS agrees with such disclosure. A copy of the letter provided by TPS is filed as Exhibit 16.1 to this registration statement.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at https://www.pmgcholdings.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not incorporated herein by references or otherwise a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Condensed Consolidated Financial Statements of

For the quarterly periods ended September 30, 2024, and 2023

(Unaudited - Expressed in United States Dollars)

Elevai Labs Inc.

Condensed Consolidated Balance Sheets

(Unaudited - Expressed in United States dollar)

As of:	September 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash	$6,425,670	$3,326,851
Receivables, net	27,887	36,161
Prepaids and deposits	787,848	1,060,765
Inventory, net	986,421	495,667
Total Current Assets	8,227,826	4,919,444

Deposit	-	10,773
Property and equipment, net	52,528	53,119
Intangibles, net	2,823,530	-
Operating lease right-of-use asset	101,471	206,582
TOTAL ASSETS	$11,205,355	$5,189,918
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$1,216,191	$669,375
Customer deposits	39,583	36,693
Due to related parties	419,457	77,127
Current portion of consideration payable	350,000	-
Current portion of lease liability	103,309	145,000
Derivative liabilities	1,882	369,158
Total Current Liabilities	2,130,422	1,297,353

Consideration payable	519,711	-
Operating lease liability	-	65,489
TOTAL LIABILIITES	$2,650,133	$1,362,842

Commitments and Contingencies

EQUITY
Common stock, $0.0001 par value, 300,000,000 shares authorized; 49,376,039 and 17,329,615 shares issued and outstanding as of September 30, 2024, and December 31, 2023, respectively	4,938	1,733
Additional paid-in capital	19,884,944	10,849,031
Accumulated other comprehensive income	228	202
Accumulated deficit	(11,334,888)	(7,023,890)
TOTAL EQUITY	8,555,222	3,827,076
TOTAL LIABILITIES AND EQUITY	$11,205,355	$5,189,918

The accompanying notes are an integral part of these condensed consolidated financial statements.

Elevai Labs Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the Three & Nine months ended September 30, 2024, and 2023

(Unaudited - Expressed in United States dollar)

	Three months ended September 30, 2024	Three months ended September 30, 2023	Nine months ended September 30, 2024	Nine months ended September 30, 2023
Revenue	$527,478	554,654	1,747,570	1,014,004
Cost of sales	133,577	188,509	468,763	341,122
Gross profit	$393,901	366,145	1,278,807	672,882

Expenses
Depreciation and amortization	2,686	2,439	7,779	7,824
Marketing and promotion	94,514	99,709	1,209,041	316,436
Consulting fees	235,461	82,781	817,030	316,468
Office and administrative	553,808	664,922	2,096,372	1,628,931
Professional fees	249,889	143,654	587,954	450,384
Investor relations	36,862	9,100	141,484	84,820
Research and development	95,260	86,374	268,786	303,769
Foreign exchange (gain) loss	875	(3,113)	1,660	(480)
Travel and entertainment	44,383	65,830	160,612	250,000
Total Expenses	$1,313,738	1,151,696	5,290,718	3,358,152

Net loss before other income (expense)	$(919,837)	(785,551)	(4,011,911)	(2,685,270)

Other income (expense)
Change in fair value of derivative liabilities	65,474	8,192	367,277	(451,054)
Interest expense	(648,332)	(5,713)	(702,675)	(12,758)
Interest income	95	25	245	5,481
Other income	1,343	-	36,066	-
Net loss	$(1,501,257)	(783,047)	(4,310,998)	(3,143,601)

Other comprehensive income (loss)
Currency translation adjustment	(1,014)	387	26	762
Total comprehensive loss	$(1,502,271)	(782,660)	(4,310,972)	(3,142,839)

Basic and diluted loss per share	$(0.068)	(0.078)	(0.226)	(0.318)
Weighted average shares outstanding	22,159,118	10,023,002	19,105,176	9,900,744

The accompanying notes are an integral part of these condensed consolidated financial statements.

Elevai Labs Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the Three & Nine months ended September 30, 2024, and 2023

(Unaudited - Expressed in United States dollars)

	Series seed 1 preferred stock		Series seed 2 preferred stock		Series A preferred stock		Common Stock		Additional		Accumulated other
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	paid-in capital	Accumulated deficit	comprehensive income	Total
	#	$	#	$	#	$	#	$	$	$	$	$

Balance, July 1, 2023	213,730	21	3,635,252	364	1,861,799	186	9,988,836	999	5,148,159	(5,082,927)	486	67,288
Private placement	-	-	-	-	-	-	129,998	13	389,984	-	-	389,997
Share-based compensation	-	-	-	-	-	-	-	-	161,480	-	-	161,480
Net loss for the period	-	-	-	-	-	-	-	-	-	(783,047)	-	(783,047)
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	387	387
Balance, September 30, 2023	213,730	21	3,635,252	364	1,861,799	186	10,118,834	1,012	5,699,623	(5,865,974)	873	(163,895)

Balance, July 1, 2024	-	-	-	-	-	-	18,892,115	1,889	12,470,136	(9,833,631)	1,242	2,639,636
Issued and issuable for acquisition of intangible assets	-	-	-	-	-	-	612,500	62	(62)	-	-	-
Issued pursuant to public offering	-	-	-	-	-	-	28,571,425	2,857	7,042,143	-	-	7,045,000
Issued pursuant to Securities Purchase Agreement	-	-	-	-	-	-	1,299,999	130	325,689	-	-	325,819
Share-based compensation	-	-	-	-	-	-	-	-	47,038	-	-	47,038
Net loss for the period	-	-	-	-	-	-	-	-		(1,501,257)	-	(1,501,257)
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(1,014)	(1,014)
Balance, September 30, 2024	-	-	-	-	-	-	49,376,039	4,938	19,884,944	(11,334,888)	228	8,555,222

The accompanying notes are an integral part of these condensed consolidated financial statements.

Elevai Labs Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the Three & Nine months ended September 30, 2024, and 2023

(Unaudited - Expressed in United States dollars)

	Series seed 1 preferred stock		Series seed 2 preferred stock		Series A preferred stock		Common Stock		Additional		Accumulated other
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	paid-in capital	Accumulated deficit	Comprehensive income	Total
	#	$	#	$	#	$	#	$	$	$	$	$

Balance, January 1, 2023	213,730	21	3,635,252	364	1,861,799	186	9,568,475	957	3,852,044	(2,722,373)	111	1,131,310
Private placement	-	-	-	-	-	-	487,859	49	1,463,537	-	-	1,463,586
Exercise of stock options	-	-	-	-	-	-	62,500	6	37,494	-	-	37,500
Share-based compensation	-	-	-	-	-	-	-	-	346,548	-	-	346,548
Net loss for the period	-	-	-	-	-	-	-	-	-	(3,143,601)	-	(3,143,601)
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	762	762
Balance, September 30, 2023	213,730	21	3,635,252	364	1,861,799	186	10,118,834	1,012	5,699,623	(5,865,974)	873	(163,895)

Balance, January 1, 2024	-	-	-	-	-	-	17,329,615	1,733	10,849,031	(7,023,890)	202	3,827,076
Issued and issuable for acquisition of intangible assets	-	-	-	-	-	-	2,175,000	218	1,610,560	-	-	1,610,778
Issued pursuant to public offering	-	-	-	-	-	-	28,571,425	2,857	7,042,143	-	-	7,045,000
Issued pursuant to Securities Purchase Agreement	-	-	-	-	-	-	1,299,999	130	325,689	-	-	325,819
Share-based compensation	-	-	-	-	-	-	-	-	57,521	-	-	57,521
Net loss for the period	-	-	-	-	-	-	-	-	-	(4,310,998)	-	(4,310,998)
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	26	26
Balance, September 30, 2024	-	-	-	-	-	-	49,376,039	4,938	19,884,944	(11,334,888)	228	8,555,222

The accompanying notes are an integral part of these condensed consolidated financial statements.

Elevai Labs Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine months ended September 30, 2024, and 2023

(Unaudited - Expressed in United States dollars)

	September 30, 2024	September 30, 2023
Operating activities
Net loss	$(4,310,998)	$(3,143,601)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,715	8,737
Share-based compensation	57,521	346,548
Straight-line rent expense	(2,069)	(2,068)
Change in fair value of derivative liabilities	(367,277)	451,054
Non-cash interest expense on notes payable and consideration payable	671,578	-
R&D costs for intangible assets	61,019	-

Changes in operating assets and liabilities:
Receivables	8,266	4,507
Prepaid expenses and deposits	283,722	(138,636)
Inventory	(490,754)	(269,164)
Accounts payable and accrued liabilities	383,119	449,281
Customer deposits	2,890	44,681
Due to related parties	206,833	80,000
Cash flows used in operating activities	$(3,486,435)	$(2,168,661)

Investing activities
Purchase of equipment	(9,160)	(11,191)
Purchase of intangible assets	(162,320)	-
Cash flows used in investing activities	$(171,480)	$(11,191)

Financing activities
Net proceeds from issuance of common stock and warrants	6,993,059	1,463,586
Net proceeds from issuance of Notes	914,442	-
Repayment of Notes	(1,150,000)	-
Exercise of stock options	-	37,500

Cash flows provided by financing activities	$6,757,501	$1,501,086

Effect of exchange rate changes on cash	(767)	720

Increase (decrease) in cash	3,098,819	(678,046)
Cash, beginning of period	3,326,851	1,154,901
Cash, ending of period	$6,425,670	$476,855

Supplemental cash flow information:
Cash paid for interest	$23,248	$4,898
Cash paid for taxes	-	-
Non-cash Investing and Financing transactions:
Common stock issued and issuable on acquisition of intangible asset	$1,610,778	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

1.	Organization and nature of operations

Elevai Labs Inc. (“Elevai”) was incorporated under the laws of the State of Delaware on June 9, 2020. Elevai and its 100% owned subsidiaries, Elevai Research Inc., Elevai Skincare Inc., and Elevai Biosciences, Inc., are collectively referred to in these unaudited condensed consolidated financial statements as “the Company.”

The Company is a skincare development company engaged in the design, manufacture, and marketing of skincare products in the skincare industry. The Company’s principal activities are developing and manufacturing skincare products.

On April 29, 2024, Elevai Skincare Inc. ("Skincare”) and Elevai Biosciences, Inc. (“BioSciences”) were incorporated under the laws of the state of Delaware. Elevai is the sole shareholder of Skincare and BioSciences. The purpose of Skincare is to operate the Company’s existing business, while the purpose of BioSciences is to hold and develop the Company’s intellectual property. Effective May 1, 2024, Elevai transferred its operating assets and liabilities relating to its skincare business to Skincare in exchange for common stock of Skincare.

2.	Going Concern

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders and the ability of the Company to obtain necessary equity financing to continue operations, and ultimately the attainment of profitable operations.

As of September 30, 2024, and December 31, 2023, the Company had a net working capital of $6,097,404 and $3,622,091, respectively, and has an accumulated deficit of $11,334,888 and $7,023,890, respectively. Furthermore, for the nine months ended September 30, 2024, and 2023, the Company incurred a net loss of $4,310,998 and $3,143,601, respectively, and used $3,486,435 and $2,168,661, respectively of cash flows for operating activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The assessment of whether the going concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but not limited to, 12 months from the date the financial statements are issued. The Company is aware that material uncertainties related to events or conditions may cast substantial doubt upon the Company’s ability to continue as a going concern.

Management’s plans that alleviate substantial doubt about the Company’s ability to continue as a going concern include raising additional debt or equity financing. Although the Company has been successful in raising funds in the past, and expects to do so in the future, there are no guarantees that it will be able to raise funds as anticipated.

3.	Summary of Significant Accounting Policies

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information and are expressed in United States dollars. Accordingly, the unaudited condensed consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, we have included all adjustments considered necessary for a fair presentation and such adjustments are of a normal recurring nature. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the years ended December 31, 2023, and 2022. The results of operations for the nine months ended September 30, 2024, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2024.

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

Principles of Consolidation

The unaudited condensed consolidated financial statements include the account of Elevai, and its 100% owned subsidiaries, Elevai Research Inc., Skincare, and BioSciences. All intercompany accounts, transactions and profits were eliminated in the unaudited condensed consolidated financial statements.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to revenue recognition, the collectability of receivables, valuation of inventory, fair value of derivative liabilities and stock options, useful lives and recoverability of long-lived assets, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the unaudited condensed consolidated financial statements in the period they are determined.

Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. dollar. The functional currency of Elevai Research Inc. is the Canadian dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets, liabilities, and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

The accounts of Elevai Research Inc. are translated to U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated into U.S. dollars at the period-end exchange rate while revenues and expenses are translated at the average exchange rates during the period. Related exchange gains and losses are included in a separate component of stockholders’ equity as accumulated other comprehensive income (loss).

Intangible Assets

In accordance with ASC 350 “Intangibles—Goodwill and Other”, intangible assets are recorded at cost less accumulated amortization. They are depreciated using the straight-line method over their estimated useful lives, which reflect the period over which economic benefits are expected to be realized. In accordance with ASC 730 “Research and development costs”, an acquired in-process researched and development (“IPR&D”) intangible asset with an alternative future use is capitalized, in accordance with ASC 350, and amortized over its useful life. Although IPR&D assets are likely to be finite-lived, amortization does not begin until the research and development projects are completed. In accordance with the IPR&D asset purchase agreement, the Company is required to meet development milestones starting with the initiation of a pre-clinical IND-enabling study within 2 years of the acquisition date, and ending with obtaining marketing approval from the FDA within 9 years of the acquisition date. Management assesses impairment indicators at each reporting period end. The estimated useful lives of intangible assets are generally as follows:

License #1	10-year straight-line
License #2	IPR&D project not yet complete

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

Accounting for Freestanding Instruments Issued Together

The Company accounts for multiple instruments issued together in accordance with ASC 470 “Debt”, ASC 480 “Distinguishing Liabilities from Equity” and ASC 505 “Equity”. The Company first identifies all freestanding instruments. When multiple freestanding instruments are issued in a single transaction, the total proceeds from the transaction are allocated among the individual freestanding instruments identified based on their relative fair values at issuance. Transaction costs that are directly attributable to the issuance of both debt and equity are allocated between the liability and equity components based on their relative fair values.

New Accounting Standards

Recently Adopted Accounting Standards

In March 2022, the FASB issued ASU 2022-02, ASC Subtopic 326 “Credit Losses”: Troubled Debt Restructurings and Vintage Disclosures. Since the issuance of Accounting Standards Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the Board has provided resources to monitor and assist stakeholders with the implementation of Topic 326 (“Update”). Post-Implementation Review (PIR) activities have included forming a Credit Losses Transition Resource Group, conducting outreach with stakeholders of all types, developing educational materials and staff question-and-answer guidance, conducting educational workshops, and performing an archival review of financial reports. ASU No. 2022-02 is effective for annual and interim periods beginning after December 15, 2022. The adoption of this standard did not have a significant impact on the Company’s unaudited condensed consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The FASB is issuing this Update (1) to clarify the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security, (2) to amend a related illustrative example, and (3) to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820.

Stakeholders asserted that the language in the illustrative example resulted in diversity in practice on whether the effects of a contractual restriction that prohibits the sale of an equity security should be considered in measuring that equity security’s fair value. Some stakeholders apply a discount to the price of an equity security subject to a contractual sale restriction, whereas other stakeholders consider the application of a discount to be inappropriate under the principles of Topic 820.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption of this standard did not have a significant impact on the Company’s unaudited condensed consolidated financial statements.

Recently Issued Accounting Standards

The Company assesses the adoption impacts of recently issued, but not yet effective, accounting standards by the Financial Accounting Standards Board on the Company’s unaudited condensed consolidated financial statements.

There are no recently issued accounting standards which may have effect on the Company’s unaudited condensed consolidated financial statements

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

4.	Receivables

As of September 30, 2024, receivables consisted of the following:

	September 30, 2024	December 31, 2023
Trade receivable	$16,889	$33,089
Sales taxes receivable	10,998	3,072
	$27,887	$36,161

The Company records sales taxes receivable for recoverable sales taxes paid on eligible purchases in its Canadian subsidiary. As at September 30, 2024, and December 31, 2023, the Company recorded a provision for credit losses of $nil and $nil, respectively.

5.	Prepaids and Deposits

As of September 30, 2024, and December 31, 2023, prepaid and deposits consisted of the following:

	September 30, 2024	December 31, 2023
Prepaid expenses	$651,984	$957,645
Deposits	135,864	113,893
	$787,848	$1,071,538

Prepaids and deposits - current	787,848	1,060,765
Deposits- non-current	-	10,773

As of December 31, 2023, the security deposit on the Company’s long-term lease in the amount of $10,773 is classified as a non-current deposit on the balance sheet. As this lease term is expected to end in May 2025, this non-current deposit is classified as current on the balance sheet as at September 30, 2024.

6.	Inventory

As of September 30, 2024, and December 31, 2023, inventory consisted of the following:

	September 30, 2024	December 31, 2023
Raw materials	$439,328	$279,514
Work in progress	289,113	147,906
Finished goods	257,980	68,247
	$986,421	$495,667

Cost of inventory recognized as expense in cost of sales for the nine months ended September 30, 2024, and 2023, totaled $214,272 and $193,805, respectively. In addition, the cost of inventory relating to samples given out and expensed in marketing and promotion for the nine months ended September 30, 2024, and 2023, totaled $134,000 and $96,184, respectively. As of September 30, 2024, and December 31, 2023, the Company recorded an allowance for inventory of $nil and $nil, respectively.

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

7.	Property and Equipment

	Equipment	Furniture and Fixtures	Computers	Total

Cost
Balance, December 31, 2022	$50,516	$8,365	$2,759	$61,640
Additions	2,658	8,533	-	11,191
Foreign currency translation	-	-	61	61
Balance, December 31, 2023	$53,174	$16,898	$2,820	$72,892
Additions	9,160	-	-	9,160
Foreign currency translation	-	-	(54)	(54)
Balance, September 30, 2024	$62,334	$16,898	$2,766	$81,998

Accumulated depreciation
Balance, December 31, 2022	$7,052	$548	$505	$8,105
Depreciation	8,680	2,414	555	11,649
Foreign currency translation	-	-	19	19
Balance, December 31, 2023	$15,732	$2,962	$1,079	$19,773
Depreciation	7,492	1,811	412	9,715
Foreign currency translation	-	-	(18)	(18)
Balance, September 30, 2024	$23,224	$4,773	$1,473	$29,470

Net book value
December 31, 2023	$37,442	$13,936	$1,741	$53,119
September 30, 2024	$39,110	$12,125	$1,293	$52,528

During the nine months ended September 30, 2024, and 2023, the Company capitalized depreciation of $1,936 and $914, respectively as part of the production of inventory.

8.	Intangible assets

On January 15, 2024, the Company entered into a license agreement with a biotechnology company to use their proprietary technology and process to assist in formulating stem cells (“License #1”). The term of the license is 10 years and has a purchase price of $1,000,000. The payment structure for License #1 is as follows:

a)	$50,000 payable upon executing the license (paid);

b)	$350,000 payable on March 15, 2025 (updated from July 15, 2024 in an amendment dated July 9, 2024); and

c)	$600,000 payable on completion of technology transfer or two years from January 15, 2024, whichever comes first.

The cost of License #1 was measured at $861,452, which is the fair value of the consideration payable on initial recognition, determined by discounting the future payments using a market interest rate of 11.75%.

On April 30, 2024, the Company entered into an exclusive license agreement with a pharmaceutical company granting the Company rights to develop, manufacture, and commercialize licensed products (“License #2”). The Company has classified License #2 as an IPR&D asset resulting in only the acquisition costs plus any transaction costs to be capitalized upon acquisition. The research and development project associated with License #2 is not yet complete and as a result the Company has not yet determined the useful life of the IPR&D asset.

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

The Company paid consideration of $400,000 and 950,000 shares of common stock with a value of $492,850 to the pharmaceutical company. The shares issued to the pharmaceutical company are unregistered and subject to trading restrictions for six months from the issue date resulting in a fair value discount adjustment of $173,100 on the value of the common stock issued to the pharmaceutical company. The Company incurred transaction costs of $12,320 in legal fees and $1,117,771 in common stock paid to a consultant who assisted in acquiring License #2. The common stock to be issued to the consultant will be unregistered and subject to trading restrictions for a 1-year period from the issue date of the first tranche resulting in a fair value discount adjustment of $599,863 on the value of the common stock issued to the consultant. The fair value adjustments were calculated using the Black-Scholes Option Pricing Model.

The Black-Scholes Option Pricing Model requires six basic data inputs: the exercise or strike price, expected time to expiration or exercise, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement.

The following assumptions were used in the Black-Scholes option pricing model:

Initial recognition
Risk-free interest rate	5.12-5.44%
Expected life	0.5-1 years
Expected dividend rate	0.00%
Expected volatility	100%

The consultant is to receive 2,450,000 shares of common stock in the following tranches and all shares were earned (i.e. fully vested) upon the Company’s acquisition of License #2 as follows:

●	May 3, 2024: 612,500 shares (issued)

●	August 1, 2024: 612,500 shares (issued)

●	November 1, 2024: 612,500 shares (issued – Note 18)

●	February 2, 2025: 612,500 shares

The cost of License #2 IPR&D asset is $2,023,097, which is the fair value of the consideration paid on initial recognition.

	License #1	License #2 (IPR&D asset)	Total
Cost
Balance, December 31, 2023	$-	-	-
Additions	861,452	2,023,097	2,884,549
Balance, September 30, 2024	$861,452	2,023,097	2,884,549

Accumulated amortization
Balance, December 31, 2023	$-	-	-
Additions	61,019	-	61,019
Balance, September 30, 2024	$61,019	-	61,019

Net Book value – September 30, 2024	$800,433	2,023,097	2,823,530

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

9.	Operating Lease

During 2022, the Company entered into a non-cancelable operating lease that includes two property locations, one which is being used as the Company’s office and the other as its lab for research and development and the production of inventory. The lease had a commencement date of June 1, 2022, and expires on May 31, 2025, after which the term will continue on a month-to-month basis.

On July 3, 2023, the Company amended the terms of the previously entered lease agreement to lease additional office space from the lessor. Rent increased from $10,773 to $13,477 per month commencing July 1, 2023, through May 31, 2025. The lease amendment required a remeasurement of the lease liability which resulted in an increase of $47,986 to the lease liability and an equal increase in the right-of-use asset as of July 1, 2023. The Company used a discount rate of 11.50% upon the remeasurement of the lease liability on July 1, 2023, compared to an original discount rate of 8% on lease commencement, as its incremental cost of borrowing due to the amendment.

The Company recognized a total lease cost related to its non-cancelable operating lease of $119,222 and $103,000 for the nine months ended September 30, 2024, and 2023, respectively. The lease cost has been allocated as follows based on the square footage of each property location.

	September 30, 2024	September 30, 2023
Office space, recorded in office and administration	$90,863	$74,640
Lab space, recorded in research and development	18,688	23,705
Lab space, capitalized to production of inventory	9,671	4,655
	$119,222	$103,000

As of September 30, 2024, and December 31, 2023, the Company recorded a security deposit of $10,773 (Note 5).

Future minimum lease payments under the Company’s operating lease that have an initial non-cancelable lease term in excess of one year at September 30, 2024, are as follows:

As of September 30, 2024	Total
2024	40,430
2025	67,384
Thereafter	-
107,814
Less: Imputed interest	(4,505)
Operating lease liability	103,309

Operating lease lability – current	103,309
Operating lease lability – non-current	$-

The remaining lease term as of September 30, 2024, is 0.67 years (December 31, 2023 – 1.42 years).

10.	Accounts Payable and Accrued Liabilities

As of September 30, 2024, and December 31, 2023, accounts payable and accrued liabilities consisted of the following:

	September 30, 2024	December 31, 2023
Accounts payable	$1,078,624	$596,147
Accrued liabilities	137,567	73,228
	$1,216,191	$669,375

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

11.	Consideration payable

On January 15, 2024, the Company entered into a license agreement with a Biotechnology company to use their proprietary technology and process to assist in formulating stem cells. The remaining amount of the payments to be made in accordance with the interest-free payment schedule disclosed in Note 8 is $950,000.

The Company has accounted for a discount, using a market interest rate of 11.75%, on the consideration payable to reflect the imputed interest on future installments, totaling $138,548.

Consideration payable
Outstanding, December 31, 2023	$-
Additions	861,452
Payment	(50,000)
Accretion expense	58,259
Outstanding, September 30, 2024	$869,711

Consideration payable – current	350,000
Consideration payable – non-current	$519,711

12.	Derivative liabilities

On July 15, 2022, the Company issued 231,828 common stock purchase warrants with an exercise price of $2.01 as part of the conversion of promissory notes.

On November 21, 2023, the Company completed its Initial Public Offering (“IPO”) and issued 75,000 warrants (the “IPO warrants”). Each IPO warrant is exercisable into one share of common stock of the Company at $4 per share and expire on November 21, 2028.

We analyzed the common stock purchase warrants issued as partial settlement of the promissory notes payable and the IPO warrants against the requirements of ASC 480, Distinguishing Liabilities from Equity, and determined that the warrants should be classified as financial liabilities.

ASC 815, Derivatives and Hedging, requires that the warrants be accounted for as derivative liabilities with initial and subsequent measurement at fair value with changes in fair value recorded as other income (expense).

A continuity of the Company’s common stock purchase derivative liability warrants is as follows:

Derivative liabilities
Outstanding, December 31, 2022	$68,455
Addition of new derivatives during IPO	229,437
Change in fair value of derivative liabilities	71,266
Outstanding, December 31, 2023	$369,158
Change in fair value of derivative liabilities	(367,277)
Outstanding, September 30, 2024	$1,881

We determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes Option Pricing Model to calculate the fair value as of initial recognition and as of September 30, 2024, and December 31, 2023. The Black-Scholes Option Pricing Model requires six basic data inputs: the exercise or strike price, expected time to expiration or exercise, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement.

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

The following assumptions were used in the Black-Scholes option pricing model:

	September 30, 2024	December 31, 2023	November 21, 2023	December 31, 2022	July 15, 2022
Risk-free interest rate	3.58%	3.84 - 4.01%	4.41%	4.73%	3.12%
Expected life [1]	2.57 – 4.15 years	3.32 – 4.90 years	5 years	0.75 years	0.6 years
Expected dividend rate	0%	0%	0.00%	0.00%	0.00%
Expected volatility	100%	100%	100%	100%	100%

As of September 30, 2024, the following derivative liability warrants were outstanding:

Outstanding	Expiry date[1]	Weighted average exercise price ($)
75,840	April 27, 2027	2.01
63,037	April 27, 2027	2.01
80,388	April 27, 2027	2.01
12,563	April 27, 2027	2.01
75,000	November 21, 2028	4.00
306,828		2.50

As of September 30, 2024, and December 31, 2023, the weighted average life of derivative liability warrants outstanding was 2.96 and 3.71 years, respectively.

[1]	On April 28, 2023, the Company amended the warrant agreements for the 231,828 derivative liability warrants outstanding. The amendment removed the clause to automatically convert warrants to shares on IPO date and all warrants were given an expiry date of April 27, 2027. This led to an increase in the expected life input in the Black-Scholes model as of December 31, 2023, compared to December 31, 2022, when the Company used the expected IPO date to calculate the expected life of the warrants.

13.	Notes payable

On July 31, 2024, the Company signed a securities purchase agreement (the “Securities Purchase Agreement”) to sell an aggregate of $1,150,000 in Notes with a $150,000 original issue discount. Pursuant to the Securities Purchase Agreement, the Company also agreed to issue 1,299,999 shares of common stock (Note 14). Given the original issue discount, the subscription amount received by the Company was an aggregate of $1,000,000. The Notes were non-interest bearing except in the event of default, in which case interest would accrue at 14% per annum. The maturity date of the Notes was 90 days from the date of issuance. While the Notes were outstanding, the Company agreed to use the net proceeds of any offering of its equity or debt securities to first redeem the Notes in full, including the principal amount and all other amounts due and payable pursuant to the Notes.

The fair value of the Notes was $622,239. The Company incurred total transaction costs of $137,500 in relation to the Security Purchase Agreement, of which $85,558 was attributed to the issuance of the Notes and $51,942 was attributed to the issuance of common stock. The Company repaid $1,150,000 in relation to the Notes Payable in September 2024, resulting in a Notes payable balance of $nil at September 30, 2024.

A continuity of the Company’s Notes Payable during the nine months ended September 30, 2024 is as follows:

Notes Payable
Outstanding, December 31, 2023	$-
Fair value of Notes issued	622,239
Transaction costs	(85,558)
Interest accretion	613,319
Repayment	(1,150,000)
Outstanding, September 30, 2024	$-

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

14.	Equity

Common Stock

Authorized

As of September 30, 2024, and December 31, 2023, the Company had 300,000,000 common stock authorized, each having a par value of $0.0001.

Issued and outstanding

As of September 30, 2024, and December 31, 2023, the Company had 49,376,039 and 17,329,615 shares issued and outstanding, respectively.

Transactions during the nine months ended September 30, 2024

On April 30, 2024, the Company issued 950,000 common stock on acquisition of License #2 and $492,945 was recognized in equity. A total of $95 was recognized in common stock and the remainder of $492,850 to additional paid in capital (Note 8). These shares are unregistered and restricted from trading as disclosed in Note 8.

On May 3, 2024, the Company committed to issue 2,450,000 fully vested shares for the acquisition of License #2. As at September 30, 2024, 1,225,000 of these shares have been issued. A total of $1,117,833 was recognized in equity in relation to the issuance of these shares, of which $123 was recognized in common stock and the remainder of $1,117,710 to additional paid in capital (Note 8). These shares are unregistered and restricted from trading as disclosed in Note 8.

On August 2, 2024, the Company issued 1,299,999 shares as consideration for purchasers who entered into the Securities Purchase Agreement (Note 13). Transaction costs of $51,942 were associated with this share issuance. A total of $325,819 was recognized in equity, of which $130 was recognized in common stock and the remainder of $325,689 to additional paid in capital.

On September 24, 2024, the Company issued 8,900,000 shares of the Company’s common stock and 19,671,425 pre-funded warrants in lieu of shares of common stock, along with 51,142,850 common stock purchase warrants. The purchasers had the option to elect to purchase pre-funded warrants in lieu of common shares in order to avoid exceeding the Beneficial Ownership Limitation, which is 4.99% (or 9.99% upon election of the holder prior to the issuance of any warrants) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrant. The pre-funded warrants had an exercise price of $0.0001, had no expiry date and had a cashless exercise provision. All pre-funded warrants were exercised by September 30, 2024. The purchase price of each share of common stock and accompanying warrants was $0.28, and the purchase price of each pre-funded warrant and accompanying warrants was equal to such price minus $0.0001. Share issuance costs of $955,000 were associated with this offering. A total of $7,045,000 was recognized in equity, of which $2,857 was recognized in common stock and the remainder of $7,042,143 to additional paid in capital.

Transactions during the nine months ended September 30, 2023

On January 6, 2023, the Company issued 62,500 common stock upon the exercise of 62,500 stock options with an exercise price of $0.60 per common stock for $37,500, of which $6 was recognized in common stock and the remaining $37,494 in additional paid-in capital.

On March 2, 2023, the Company issued 250,000 common stock and 250,000 common stock purchase warrants for $750,000, of which $25 was recognized in common stock and the remaining $749,975 in additional paid-in capital. These warrants are accounted for as equity warrants.

On April 14, 2023, the Company issued 97,681 common stock, of which $10 was recognized in common stock and the remaining $293,579 in additional paid-in capital.

On May 15, 2023, the Company issued 10,000 common stock, of which $1 was recognized in common stock and the remaining $29,999 was recognized in additional paid-in capital.

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

On August 25, 2023, the Company issued 46,666 common stock, of which $5 was recognized in common stock and the remaining $139,995 was recognized in additional paid-in capital.

On September 13, 2023, the Company issued 83,882 common stock and 99,998 common stock purchase warrants, of which $8 was recognized in the common stock and the remaining $249,996 was recognized in additional paid-in capital. These warrants are accounted for as equity warrants.

Preferred Stock

Authorized

As of September 30, 2024, and December 31, 2023, the Company had 75,000,000 of all preferred stock authorized, each having a par value of $0.0001 per stock.

The holders of Preferred Stock shall have the right to convert their shares of Preferred Stock, at any time, into shares of Common Stock at a conversion price of 1:1. Upon IPO, all preferred shares were converted into common stock on November 21, 2023.

Issued and outstanding

As at September 30, 2024, and December 31, 2023, the Company had Nil preferred stock issued and outstanding.

Transactions during the nine months ended September 30, 2024, and 2023

There were no preferred stock transactions during the nine months ended September 30, 2024, and 2023.

Equity Warrants

Transactions during the nine months ended September 30, 2024.

On September 24, 2024, with each of the 28,571,425 shares of common stock or pre-funded warrants issued on the same date, the Company also issued one Series A Warrant (the “Series A Warrants”) and one Series B Warrant (the “Series B Warrants”). The Series A Warrants will be exercisable beginning on the date of completion of the requisite waiting period following the filing of the Information Statement related to the approval by the stockholders of the Company (the “Initial Exercise Date” or “Shareholder Approval Date”) of the issuance of shares upon exercise of the Warrants, among other things (the “Shareholder Approval”). The Initial Exercise Date was October 30, 2024. The Series B Warrants will be exercisable beginning on the Shareholder Approval Date. The Series A Warrants will expire on the five-year anniversary of the Initial Exercise Date and the Series B Warrants will expire on the two and one-half-year anniversary of the Initial Exercise Date.

The exercise price of the Series A and Series B Warrants shall be $0.38, subject to adjustments, including the following:

A.	On the day that is the eleventh trading day following the Initial Exercise Date (the “Reset Date”), the exercise price shall be adjusted to equal the reset price (the “Reset Price”), which is the greater of:

(i)	the lowest daily volume-weighted average price (“VWAP”) during the 10-day period following the Initial Exercise Date (the “Reset Period”); and

(ii)	the floor price in effect as of the Reset Date, being a price equal to $0.056 (the “Floor Price”).

B.	Upon reset of the Series A and Series B Warrants’ exercise price, the number of Series A and Series B Warrants and the number of common shares issuable shall be increased such that the aggregate exercise price (“Initial Exercise Value”) on the issuance date shall remain unchanged following such reset.

Furthermore, holders of the Series B Warrants may effect an “alternative cashless exercise”. In such an event, the aggregate number of common shares issuable in such alternative cashless exercise shall equal the product of (i) the aggregate number of common shares that would be issuable upon exercise of a Series B Warrant if such exercise were by means of a cash exercise rather than a cashless exercise, multiplied by (ii) 3.0.

On September 24, 2024, the Company issued 1,428,571 placement agent warrants to the placement agent in connection with the financing that closed on the same date (the “Placement Agent Warrants”). These Placement Agent Warrants have an exercise price of $0.336 and shall expire three and a half years from issuance. As these warrants are accounted for as equity warrants, they have no net impact on the consolidated statement of changes in stockholders’ equity.

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

Transactions during the nine months ended September 30, 2023

On March 2, 2023, the Company issued 250,000 common stock and 250,000 common stock purchase warrants. Each warrant is exercisable at $3.00 per common stock. The warrants are exercisable, in whole or in part at the issue date but such exercisability shall cease upon the date of the Company’s IPO and listing of its common stock on the Nasdaq Capital Market or other Trading Market (as defined below) and shall continue to be exercisable in whole or in part immediately after the Lock-up Period but no later than the Warrant Expiration Date or Accelerated Warrant Expiration Date (the period in which these warrants are exercisable, the “Exercise Period”). In the event of the Company’s initial public offering and listing of shares of its common stock on a Trading Market, the Company shall notify the holder at least fifteen (15) calendar days prior to the consummation of such IPO. “Trading Market” shall mean a "national securities exchange" that has registered with the SEC under Section 6 of the Exchange Act. The Expiration Date shall be the earlier of (i) three years and one hundred eighty (180) days from the issue date (the “Warrant Expiration Date”) or (ii) upon the Company’s reasonable judgment and written notice to the purchaser, of the Company’s option to accelerate the Warrant Expiration Date whereby upon purchaser’s receipt of the Company’s written notice of acceleration during the Exercise Period, the Purchaser’s option to exercise any number of warrants shall occur no later than fourteen (14) days following the receipt of the written notice of acceleration (the “Accelerated Warrant Expiration Date”). For the avoidance of doubt, it shall be reasonable for the Company to accelerate the Expiration Date of this warrant to coincide with transactions including, but not limited to (i) a change of control including but not limited to the voluntary or involuntary sale, assignment, transfer or other disposition, or transfer by operation of law, of more than 50% of any direct or indirect equity interest of the Company; or (ii) a subsequent capital financing other than the IPO consisting of but not limited to an offer or proposal for, or indication of interest in, the issuance of debt or the capital stock of the Company.

On September 13, 2023, the Company issued 83,332 common stock and 99,998 common stock purchase warrants. Each warrant is exercisable at $3.00 per common stock. The Warrants shall be exercisable, in whole or in part immediately upon issuance, but such exercisability shall cease upon the date of the Company’s initial public offering (the “IPO”) and listing of its common stock on the Nasdaq Capital Market or other Trading Market (as defined herein) and will only become exercisable after the expiration of one hundred eighty (180) days following the Company’s initial public offering (the “Lock-up Period”). The expiration date shall be three years and one hundred eighty (180) days following the issuance of the Warrant Shares.

As of September 30, 2024, the following equity warrants were outstanding:

Outstanding		Expiry date	Weighted average exercise price ($)
250,000		August 28, 2026	3.00
99,998		March 12, 2027	3.00
28,571,425	[1]	October 30, 2029	0.38	[1]
28,571,425	[2]	April 30, 2027	0.38	[2]
1,428,571		March 24, 2028	0.34
58,921,419			0.39

[1]	As of the Reset Date, the exercise price of the Series A Warrants has been adjusted to the Floor Price of $0.056. In addition, the number of Series A Warrants outstanding was adjusted to 193,877,526 such that the Initial Exercise Value on the issuance date remained unchanged.

[2]	As of the Reset Date, the exercise price of the Series B Warrants has been adjusted to the Floor Price of $0.056. In addition, the number of Series B Warrants outstanding was adjusted to 188,194,300 such that the Initial Exercise Value on the issuance date remained unchanged.

As of September 30, 2024, and December 31, 2023, the weighted average life of equity warrants outstanding was 3.81 and 2.81 years, respectively.

Stock Options

The Company has a stock option plan included in the Company’s 2020 Equity Incentive Plan (the “Plan”) where the Board of Directors or any of its committees can grant Incentive Stock Options, Nonstatutory Stock Options, and Restricted Stock to employees, advisors and directors of the Company. As of December 31, 2023 and 2022, the aggregate number of shares allocated and made available for issuance pursuant to stock options granted under the Plan shall not exceed 1,734,188 shares. The plan shall remain in effect until it is terminated by the Board of Directors.

Transactions during the nine-month ended September 30, 2024

In January 2024, the Company granted 12,500 stock options with a contractual life of ten years and an exercise price of $5.00 per common stock. These stock options were valued at $16,178 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

On March 6, 2024, the Company granted 80,000 stock options with a contractual life of ten years and an exercise price of $1.00 per common stock. These stock options were valued at $52,845 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

Transactions during the nine-month ended September 30, 2023

On February 1, 2023, the Company granted 10,000 stock options with a contractual life of ten years and an exercise price of $5.00 per common stock. These stock options were valued at $10,767 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

From May 12, 2023, to June 30, 2023, the Company granted 222,500 stock options (includes 80,000 each to two of its newly appointed independent directors) with a contractual life of ten years and an exercise price of $5.00 per common stock. These stock options were valued at $584,787 using the Black-Scholes Option Pricing Model. The options vest 25% on the first vesting date and the remaining 75% vest evenly over 36 months thereafter.

On June 30, 2023, the Company cancelled and reissued 80,000 options previously issued to an advisor of the Company upon their appointment as a director effective June 1, 2023. The cancelled and re-issued options had the same exercise price of $5.00 per common stock and the same vesting terms and expiry date, and as such the cancellation and reissuance had no impact on the Company’s consolidated financial statements.

On July 1, 2023, the Company granted 1,500 stock options with a contractual life of ten years and an exercise price of $5.00 per common stock. These stock options were valued at $3,940 using the Black-Scholes Option Pricing Model. The options vest 25% on the first vesting date and the remaining 75% vest evenly over 36 months thereafter.

The following assumptions were used in the Black-Scholes option pricing model:

	September 30, 2024	December 31, 2023
Risk-free interest rate	3.95% – 4.19%	3.39% –3.86%
Expected life	10 years	10 years
Expected dividend rate	0.00%	0.00%
Expected volatility	100%	100%
Forfeiture rate	0.00%	0.00%

The continuity of stock options for the nine months ended September 30, 2024, and December 31, 2023, is summarized below:

	Number of stock options	Weighted average exercise price
Outstanding, December 31, 2022	1,366,167	1.08
Granted	234,000	5.00
Forfeited	(14,583)	0.60
Exercised	(62,500)	0.60
Outstanding, December 31, 2023	1,523,084	1.71
Granted	92,500	1.54
Forfeited	(394,990)	2.20
Exercised	-	-
Outstanding, September 30, 2024	1,220,594	1.52

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

As of September 30, 2024, the following options were outstanding, entitling the holders thereof the right to purchase one common stock for each option held as follows:

Outstanding	Vested	Expiry date	Weighted average exercise price ($)
816,677	763,203	February 8, 2031	0.60
35,417	35,417	February 27, 2031	0.60
5,000	3,021	April 25, 2032	0.60
16,000	9,000	June 1, 2032	1.34
16,000	8,000	September 30, 2032	1.34
80,000	40,000	September 30, 2032	5.00
10,000	4,792	October 15, 2032	1.34
5,000	2,292	November 1, 2032	5.00
10,000	3,958	March 2, 2033	5.00
50,000	16,666	April 16, 2033	5.00
80,000	28,333	May 1, 2033	5.00
10,000	3,125	June 27, 2033	5.00
1,500	438	July 1, 2033	5.00
5,000	-	February 12, 2034	5.00
80,000	-	March 5, 2034	1.00
1,220,594	918,245

As of September 30, 2024, and December 31, 2023, the weighted average life of stock options outstanding was 7.03 years and 7.84 years, respectively.

During the nine months ended September 30, 2024, and 2023, the Company recorded $57,521 and $346,549, respectively, in share-based compensation expense, of which $53,977 and $3,543, and $337,551 and $8,998, respectively is included in office and administration and research and development, respectively.

15.	Related Party Transactions

Related parties consist of the following individuals and corporations:

●	Braeden Lichti, Non-executive Chairman, significant shareholder through BWL Investments Ltd.

●	Jordan Plews, Director and CEO of Skincare and BioSciences, significant shareholder through JP Bio Consulting LLC

●	Graydon Bensler, Director and CEO, CFO of Elevai

●	Tim Sayed, Former Chief Medical Officer and Former Director (resigned August 1, 2024)

●	Brenda Buechler, Former Chief Marketing Officer (effective June 20, 2024)

●	Christoph Kraneiss, Former Chief Commercial Officer (effective June 20, 2024)

●	Jeffrey Parry, Director (appointed June 1, 2023)

●	Julie Daley, Director (appointed June 1, 2023)

●	Crystal Muilenburg, Former Director (appointed June 1, 2023, resigned February 29, 2024)

●	George Kovalyov, Director (appointed March 1, 2024)

●	GB Capital Ltd., controlled by Graydon Bensler

●	JP Bio Consulting LLC, significant shareholder and controlled by Jordan Plews

●	BWL Investments Ltd., significant shareholder and controlled by Braeden Lichti

●	Northstrive Companies Inc., controlled by Braeden Lichti

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company’s Board of Directors, corporate officers, and individuals with more than 10% control.

Remuneration attributed to key management personnel are summarized as follows:

	Three months ended September 30, 2024	Three months ended September 30, 2023	Nine months ended September 30, 2024	Nine months ended September 30, 2023
Consulting fees	$101,100	51,250	261,933	153,750
Salaries	67,353	159,874	445,009	476,126
Share-based compensation	30,764	124,994	(1,819)	247,348
	$199,217	336,118	705,123	877,224

During the nine months ended September 30, 2024, the Company incurred consulting fees of $150,833 (September 30, 2023 - $63,750) to GB Capital Ltd., a company controlled by Graydon Bensler, CEO, CFO and Director. In addition, the Company incurred consulting fees of $111,100 (September 30, 2023 - $90,000) to Northstrive Companies Inc., a company controlled by Braeden Litchi, the Company’s Chairman.

Jordan Plews, Director and CEO of Skincare and BioSciences, earned a Salary of $189,385 and $168,050 respectively during the nine months ended September 30, 2024, and 2023 (includes employer taxes of $21,051 and $18,050, respectively).

Brenda Buechler, former Chief Marketing Officer, earned a Salary of $132,807 and $159,950, respectively during the nine months ended September 30, 2024, and 2023 (includes employer taxes of $14,297 and $17,446 respectively).

Christoph Kraneiss, former Chief Commercial Officer, earned a Salary of $122,818 and $148,131, respectively during the nine months ended September 30, 2024, and 2023 (includes employer taxes of $10,639 and $13,131, respectively).

During the nine months ended September 30, 2024, and 2023, the Company issued the following stock options to related parties:

On March 1, 2024, the Company granted 80,000 stock options to directors of the company with a contractual life of 10 years and exercise price of $1.00 per share of common stock. These stock options were valued at $45,986 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

Details of the fair value granted to each related party in the current and prior periods, and the related expense recorded for the nine months ended September 30, 2024, and 2023 is as follow:

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023	Fair value of stock options granted
Braeden Lichti, Chairman	$1,894	$5,398	$50,995
Graydon Bensler, CEO, CFO and Director	1,897	5,398	50,995
Jordan Plews, Director and CEO of Skincare and BioSciences	1,897	5,398	50,995
Tim Sayed, Former Chief Medical Officer and Former Director[1]	(4,291)	5,398	50,995
Jeffrey Parry, Director	18,564	21,177	107,669
Crystal Muilenburg, Former Director[1]	(41,668)	46,725	210,245
Julie Daley, Director	69,111	56,022	210,245
George Kovalyov, Director	18,144	-	52,845
Brenda Buechler, Former Chief Marketing Officer[1]	(36,918)	-	143,671
Christoph Kraneiss, Former Chief Commercial Officer[1]	(30,449)	-	121,243
	$(1,819)	$145,516	$1,049,898

[1]	354,990 options of related parties were forfeited in the nine months ended September 30, 2024.

Elevai Labs Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited - Expressed in United States dollars)

As of September 30, 2024, and December 31, 2023, the Company had $22,217 and $22,455, respectively due to companies controlled by Braeden Lichti, of which $22,217 and $22,455, respectively, is unsecured, non-interest bearing and are due on demand. Additionally, the Company drew $200,000 on a line of credit provided by a company controlled by Braeden Lichti during the nine months ended September 30, 2024. The line of credit incurs interest at a rate of 20% per annum on the outstanding principal. During the nine months ended September 30, 2024, $6,833 in interest had accrued on this line of credit.

As of September 30, 2024, the Company had $80,368 (December 31, 2023 - $34,378) in consulting fees due to Graydon Bensler, CEO, CFO and Director, $49,500 (December 31, 2023 - $15,143) due to companies controlled by Braeden Lichti, and $Nil and $Nil (December 31, 2023 - $4,272 and $879) due to Jordan Plews, Director and CEO of Skincare and BioSciences, and Christopher Kraneiss, former Chief Commercial Officer, respectively, for expenses incurred on behalf of the Company. As of September 30, 2024, the Company owed Jordan Plews, Director, $60,539 (December 31, 2023 - $Nil) in accrued salaries.

16.	Commitments and Contingencies

There were no commitments as of September 30, 2024, and December 31, 2023, or during the periods then ended.

As of March 18, 2024, the Company has voluntarily stopped sale of its products in Canada following a communication from Health Canada regarding the way the Company’s products are marketed in Canada. The Company is working with Canadian regulatory and legal counsel to explore options to rectify the issues raised. On April 30, 2024, the Company's appointed Canadian distributor terminated the existing distribution agreement.

17.	Concentrations

Customers

For the nine months ended September 30, 2024, no single customer represented 10% or more of the Company's revenue. During the nine-month period ended September 30, 2023, the Company recorded 14% of its revenue from its largest customers. The Company’s largest customer, representing $139,149 of revenue, relates to sales to a wholesaler during the period.

Suppliers

During the nine months ended September 30, 2024, and 2023, the Company had 3 key suppliers that represented approximately 78% and 3 key suppliers that represented approximately 66%, respectively, of the cost incurred in the purchase and production of inventory. The table below represents a breakdown of each supplier as a percentage of the cost incurred. (Suppliers are shown from largest to smallest and do not necessarily represent the same suppliers period over period):

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Supplier 1	37%	26%
Supplier 2	29%	23%
Supplier 3	12%	17%
	78%	66%

The Company continually evaluates the performance of its suppliers and the availability of alternatives to substitute or supplement its inventory production supply chain. The Company believes that a breakdown in supply from one of its key suppliers would be overcome in a short amount of time given the availability of alternatives.

18.	Subsequent Events

Management has evaluated events subsequent to the year ended September 30, 2024, up to November 13, 2024, for transactions and other events that may require adjustment of and/or disclosure in the consolidated financial statements.

Issuance of commons shares

On November 1, 2024, the Company issued 612,500 shares to a consultant in relation to the acquisition of the License #2 IPR&D asset (Note 8).

Exercise of Series B Warrants

As of November 13, 2024, 155,890,910 Series B Warrants have been exercised under the alternative cashless exercise feature into 467,672,730 shares of common stock, resulting in 32,303,390 unexercised Series B Warrants.

Consolidated Financial Statements of

PMGC HOLDINGS INC.

For the years ended
December 31, 2023 and 2022

(Expressed in United States Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Elevai Labs, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Elevai Labs, Inc. and subsidiaries (collectively, “the Company”) as of December 31, 2023, and 2022, and the related consolidated statements of operations and other comprehensive loss, shareholders’ equity and cash flows for the two year period then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the consolidated results of its operations and its consolidated cash flows for the two year period ended December 31, 2023 and 2022 in conformity with generally accepted accounting principles in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 the financial statements, the Company has suffered recurring losses from operations and has stockholders’ deficit that raise substantial doubt about its ability to continue as going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.

/s/ TPS Thayer, LLC

TPS Thayer, LLC

We have served as the Company’s auditor since 2022

Sugar Land, Texas

March 28, 2024

PMGC Holdings Inc.

Consolidated Balance Sheets

(Expressed in United States dollar)

As of:	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash	$3,326,851	$1,154,901
Receivables, net	36,161	12,854
Prepaids and deposits	1,060,765	153,422
Inventory, net	495,667	230,145
Total Current Assets	4,919,444	1,551,322

Deposit	10,773	10,773
Property and equipment, net	53,119	53,535
Operating lease right-of-use asset	206,582	276,553
TOTAL ASSETS	$5,189,918	$1,892,183
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$669,375	$244,704
Customer deposits	36,693	10,172
Due to related parties	77,127	154,325
Current portion of lease liability	145,000	110,616
Derivative liabilities	369,158	68,455
Total Current Liabilities	1,297,353	588,272

Operating lease liability	65,489	172,601
TOTAL LIABILIITES	$1,362,842	$760,873

Commitments and Contingencies

EQUITY
Preferred stock $0.0001 par value; 75,000,000 stock authorized:
Series seed 1 preferred stock, Nil and 213,730 shares issued and outstanding as of December 31, 2023 and 2022,	-	21
Series seed 2 preferred stock, Nil and 3,635,252 shares issued and outstanding as of December 31, 2023 and 2022, respectively	-	364
Series A preferred stock, Nil and 1,861,799 shares issued and outstanding as of December 31, 2023, and 2022,	-	186
Common stock, $0.0001 par value, 300,000,000 shares authorized; 17,329,615 and 9,568,475 shares issued and outstanding as of December 31, 2023 and 2022, respectively	1,733	957
Additional paid-in capital	10,849,031	3,852,044
Accumulated other comprehensive income	202	111
Accumulated deficit	(7,023,890)	(2,722,373)
TOTAL EQUITY	3,827,076	1,131,310
TOTAL LIABILITIES AND EQUITY	$5,189,918	$1,892,183

The accompanying notes are an integral part of these consolidated financial statements

PMGC Holdings Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2023 and 2022

(Expressed in United States dollar)

	December 31, 2023	December 31, 2022
Revenue	$1,712,595	766,277
Cost of sales	578,015	318,968
Gross profit	$1,134,580	447,309

Expenses
Depreciation	10,295	5,034
Marketing and promotion	660,291	192,863
Consulting fees	459,498	324,395
Office and administrative	2,329,067	1,019,708
Professional fees	579,111	192,409
Investor relations	91,009	74,003
Research and development	426,243	228,747
Foreign exchange (gain) loss	6,130	2,749
Travel and entertainment	339,147	198,442
Total Expenses	$4,900,791	2,238,350

Net loss before other income (expense)	$(3,766,211)	(1,791,041)

Other income (expense)
Listing expense	(450,079)	-
Change in fair value of derivative liabilities	(71,266)	(12,754)
Interest income	5,564	7,702
Interest expense	(19,525)	(2,629)
Loss on sale of equipment	-	(1,546)
Net loss	$(4,301,517)	(1,800,268)

Other comprehensive income (loss)
Currency translation adjustment	91	(91)
Total comprehensive loss	$(4,301,426)	(1,800,359)

Basic and diluted loss per share	$(0.400)	(0.189)
Weighted average shares outstanding	10,745,938	9,528,863

The accompanying notes are an integral part of these consolidated financial statements

PMGC Holdings Inc.

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

	Series seed 1 preferred stock		Series seed 2 preferred stock		Series A preferred stock		Common Stock		Additional		Accumulated other
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	paid-in capital	Accumulated deficit	comprehensive income	Total
	#	$	#	$	#	$	#	$	$	$	$	$

Balance, January 1, 2022	213,730	21	3,635,252	364	-	-	9,526,808	952	1,371,194	(922,105)	202	450,628
Private placements	-	-	-	-	1,629,971	163	-	-	2,186,258	-	-	2,186,421
Share issuance cost	-	-	-	-	-	-	-	-	(33,132)	-	-	(33,132)
Conversion of promissory notes	-	-	-	-	231,828	23	-	-	130,860	-	-	130,883
Share-based compensation	-	-	-	-	-	-	-	-	171,869	-	-	171,869
Exercise of stock options	-	-	-	-	-	-	41,667	5	24,995	-	-	25,000
Net loss for the year	-	-	-	-	-	-	-	-	-	(1,800,268)	-	(1,800,268)
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(91)	(91)
Balance, December 31, 2022	213,730	21	3,635,252	364	1,861,799	186	9,568,475	957	3,852,044	(2,722,373)	111	1,131,310

Balance, January 1, 2023	213,730	21	3,635,252	364	1,861,799	186	9,568,475	957	3,852,044	(2,722,373)	111	1,131,310
Private placement	-	-	-	-	-	-	487,859	49	1,463,537	-	-	1,463,586
Exercise of stock options	-	-	-	-	-	-	62,500	6	37,494	-	-	37,500
Conversion of preferred shares on IPO	(213,730)	(21)	(3,635,252)	(364)	(1,861,799)	(186)	5,710,781	571	-	-	-	-
Shares issued alongside IPO	-	-	-	-	-	-	1,500,000	150	5,999,850	-	-	6,000,000
Share issuance costs for IPO	-	-	-	-	-	-	-	-	(991,632)	-	-	(991,632)
Share-based compensation	-	-	-	-	-	-	-	-	487,738	-	-	487,738
Net loss for the year	-	-	-	-	-	-	-	-	-	(4,301,517)	-	(4,301,517)
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	91	91
Balance, December 31, 2023	-	-	-	-	-	-	17,329,615	1,733	10,849,031	(7,023,890)	202	3,827,076

The accompanying notes are an integral part of these consolidated financial statements

PMGC Holdings Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

	December 31, 2023	December 31, 2022
Operating activities
Net loss	$(4,301,517)	$(1,800,268)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,649	6,512
Interest expense	-	2,614
Share-based compensation	487,738	171,869
Straight-line rent expense	(2,757)	6,664
Loss on sale of equipment	-	1,546
Change in fair value of derivative liabilities	71,266	12,754

Changes in operating assets and liabilities:
Receivables	(23,218)	(11,547)
Prepaid expenses and deposits	(907,343)	(102,055)
Inventory	(265,522)	(69,328)
Accounts payable and accrued liabilities	466,891	65,191
Customer deposits	26,521	10,172
Due to related parties	(120,519)	120,000
Cash flows used in operating activities	$(4,556,811)	$(1,585,876)

Investing activities
Purchase of equipment	(11,191)	(35,527)
Proceeds on disposal of equipment	-	3,500
Cash flows used in investing activities	$(11,191)	$(32,027)

Financing activities
Exercise of stock options	37,500	25,000
Proceeds from the issuance of series A preferred stock	-	2,153,289
Private Placement	1,463,585	-
Proceeds from IPO	6,000,000	-
Share issuance costs for IPO	(762,195)	-
Proceeds from notes payable	-	183,970
Cash flows provided by financing activities	$6,738,890	$2,362,259

Effect of exchange rate changes on cash	1,062	(1,313)

Increase in cash	2,171,950	743,043
Cash, beginning of period	1,154,901	411,858
Cash, ending of period	$3,326,851	$1,154,901

Supplemental cash flow information:
Cash paid for interest	14,397	-
Cash paid for taxes	-	-

Non-cash Investing and Financing transactions:
Conversion of preferred stock to common stock	3,527,701	-
Settlement of notes payable and accrued interest through issuance of series A preferred stock and warrants	-	186,584
Derivative liability broker warrants included in share issuance cost for IPO	229,437	-

The accompanying notes are an integral part of these consolidated financial statements

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

1.	Organization and nature of operations

PMGC Holdings Inc. (“Elevai”) was incorporated under the laws of the State of Delaware on June 9, 2020. Elevai and its 100% owned subsidiary, Elevai Research Inc, are collectively referred to in these consolidated financial statements as “the Company”.

The Company is a skincare development company engaged in the design, manufacture, and marketing of skincare products in the skincare industry. The Company’s principal activities are developing and manufacturing skincare products.

2.	Going Concern

These audited consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders and the ability of the Company to obtain necessary equity financing to continue operations, and ultimately the attainment of profitable operations.

As of December 31, 2023 and 2022, the Company had a net working capital of $3,622,091 and $963,050, respectively, and has an accumulated deficit of $7,023,890 and $2,722,373, respectively. Furthermore, for the years ended December 31, 2023 and 2022, the Company incurred a net loss of $4,301,517 and $1,800,268, respectively and used $4,556,811 and $1,585,876, respectively of cash flows for operating activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These audited consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The assessment of whether the going concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but not limited to, 12 months from the date the financial statements are issued. The Company is aware that material uncertainties related to events or conditions may cast substantial doubt upon the Company’s ability to continue as a going concern.

Management’s plans that alleviate substantial doubt about the Company’s ability to continue as a going concern include raising additional debt or equity financing. Although the Company has been successful in raising funds in the past, and expects to do so in the future, there are no guarantees that it will be able to raise funds as anticipated.

3.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are expressed in U.S. dollars. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions were eliminated upon consolidation.

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

Principles of Consolidation

The consolidated financial statements include the account of Elevai, and its 100% owned subsidiary, Elevai Research. All intercompany accounts, transactions and profits were eliminated in the consolidated financial statements.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to revenue recognition, the collectability of receivables, valuation of inventory, fair value of derivative liabilities and stock options, useful lives and recoverability of long-lived assets, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined.

Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. dollar. The functional currency of Elevai Research is the Canadian dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets, liabilities, and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

The accounts of Elevai Research are translated to U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated into U.S. dollars at the period-end exchange rate while revenues and expenses are translated at the average exchange rates during the period. Related exchange gains and losses are included in a separate component of stockholders’ equity as accumulated other comprehensive income (loss).

Reportable Segments and Geographic Areas

The Company has one reportable segment. The Company’s activities are interrelated, and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

The majority of the Company’s operations are conducted from and its assets are located in the United States Elevai Research, the Company’s Canadian subsidiary, is located in Canada and provide limited operational support. The following is a summary of the Company’s operations, assets and liabilities split between the Unites States and Canada:

	United States	Canada	Total
Revenue	$1,712,595	$-	$1,712,595
Cost of sales	578,015	-	578,015
Gross profit	$1,134,580	$-	$1,134,580

Expenses	$4,768,011	$132,780	$4,900,791
Other income (expense)	(535,330)	24	(535,306)
Net loss	$4,168,761	$132,756	$4,301,517

Current Assets	$4,896,675	$22,769	$4,919,444
Non-current assets	268,733	1,741	270,474
Total Assets	$5,165,408	$24,510	$5,189,918

Current liabilities	$1,241,764	$55,589	$1,297,353
Non-current liabilities	65,489	-	65,489
Total Liabilities	$1,307,253	$55,589	$1,362,842

Total Equity	$4,227,088	$(400,012)	$3,827,076

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

During 2023, the Company’s started exporting products to international markets. Following is a breakdown of the sales per geographical area:

	United Sates	Canada	Vietnam	Australia	Total
Revenue	1,248,537	158,603	70,655	234,800	1,712,595

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer. Revenue is measured based on the consideration the Company expects to receive in exchange for those products. In instances where financial acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenues are recognized under ASC 606, “Revenue from Contracts with Customers,” in a manner that reasonably reflects the delivery of its products and services to customers in return for expected consideration.

The Company generates revenue through the sale of skincare products. Revenue from the sale of skincare products are recognized at the point in time when the Company considered revenue realized or realizable and earned, which is typically when all of the five following criteria are met: (1) the contract with the customer is identifiable (i.e. when a sales transaction has been entered into between the Company and the customer), (2) the performance obligation in the contract is identifiable (i.e. the customer has ordered a known quantity of product to be delivered), (3) the transaction price is determinable (i.e. the customer has agreed to the Company’s price for the products ordered), (4) the Company is able to allocate the transaction price to the performance obligations in the contract, and (5) the performance obligations have been satisfied, which is typically upon delivery of the product to the customer.

Transaction prices for performance obligations are explicitly outlined in relevant agreements; therefore, the Company does not believe that significant judgements are required with respect to the determination of the transaction price, including any variable consideration identified.

The Company is responsible for providing the products to customers. As a result, the Company is considered the Principal when providing products to customers. As the Company collects payment at the time of the customer order, its contracts do not have a significant financing component. Customers are entitled to replacement or full refund of any damaged or defective product, after the return of the damaged or defective product to the Company. There were no significant returns or refunds during the year ended December 31, 2023 and 2022.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

Research and development

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development. The Company incurs research and development costs in the pursuit of new products and improving the formulation of existing products. Examples of research costs include laboratory research, studies, surveys, and other activities aimed at acquiring new knowledge. Development costs include expenses incurred in the process of applying research findings or other knowledge to a plan or design for a new product or process. Examples of development costs include engineering, design, testing, and other activities aimed at developing a product or process for commercial production.

Development costs may be capitalized if the following criteria are met: (1) technological feasibility has been established, (2) the Company intends to complete the product or process. (3) the Company has the ability to use or sell the product or process, (4) the product or process will generate future economic benefits, and (5) the costs can be reliably measured.

As of December 31, 2023 and 2022, the Company has not capitalized any development cost.

Marketing and promotion

Costs associated with marketing and promoting the Company’s products are expensed when incurred. The Company includes the cost of products given out as samples in marketing and promotion expenses.

Leases

The Company accounts for leases in accordance with ASC 842, “Leases”. We determine if an arrangement meets the definition of a lease at inception of the contract. Leases are classified as either operating or finance leases. All of the Company’s leases have been assessed as operating leases. Accounting for operating leases, other than short term leases, results in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As our lease do not provide an implicit rate, we use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred income tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial reporting and taxes basis of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that it believes more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income tax planning, strategies and results of recent operations. If the Company determines that such deferred tax assets will be recognized in the future in excess of the net recorded amount then the deferred tax asset valuation will be adjusted which would reduce the provision for income taxes. Significant judgments and estimates are required in the determination of the consolidated income tax expense. As of December 31, 2023 and 2022, the Company did not have any amounts recorded pertaining to tax assets or liabilities as the Company has incurred losses since inception and has taken a full valuation allowance against its tax loss carry forwards. In addition, the Company did not have any amounts recorded pertaining to tax expense or recovery.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

The Company records uncertain tax provisions in accordance with ASC 740 based on a two-step process whereby (1) a determination is made about whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

As of December 31, 2023 and 2022, the Company did not have any amounts recorded pertaining to uncertain tax positions. The Company recognizes interest and penalties related to uncertain tax positions in office and administrative expense. The Company did not incur any penalties or interest during the years ended December 31, 2023 and 2022.

Concentration of Credit Risk

Cash, receivables and refundable deposits are the only financial instruments that are potentially subject to credit risk. The Company places its cash in what it believes to be credit-worthy financial institutions. Receivables relate to sales taxes paid that is reimbursable from the Canadian government and timing differences on receiving proceeds from sales transactions processed through customer credit cards. Refundable deposits relate to the Company’s security deposit on lease agreements.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, regulatory environment, other risks associated with   financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgement. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

Cash and Cash Equivalents

Cash includes cash on hand and cash in demand deposits. Cash equivalents include all highly liquid instruments with original maturities of three months or less. As of December 31, 2023 and 2022, the Company did not hold any cash equivalents.

Receivables

All receivables under standard terms are due thirty (30) days from the date billed. If the funds are not received within thirty (30) days, the customer is contacted to arrange payment. The Company uses the allowance method to account for uncollectable receivables. As of December 31, 2023 and 2022, there was no allowance for uncollectable receivables recorded.

Inventory

Inventory consist of raw materials, work-in-progress and finished goods and are valued at the lower of cost or net realizable value. The Company’s manufacturing process involves the production of our proprietary stem cell-derived Elevai Exosomes™. Finished goods consists of a new generation of cosmetic topical products containing our proprietary stem cell-derived Elevai Exosomes™. Cost is determined using the weighted average cost formula. Net realizable value is determined on the basis of anticipated sales proceeds less the estimated selling expenses. Management compares the cost of inventories with the net realizable value and an allowance is made to write down inventories to net realizable value, if lower.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Renewals and betterments that materially extend the life of assets are capitalized. Expenditures for maintenance and repairs are expensed as incurred. Property and equipment is depreciated using the straight-line method. The estimated useful lives of property and equipment are generally as follows:

Lab equipment	7-year straight-line
Furniture and fixtures	7-year straight-line
Computers	5-year straight-line

Impairment of Long-Lived Assets

The Company reviews long-lived assets such as equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying value of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.

The Company’s policy for property and equipment requires judgement in determining whether the present value of future expected economic benefits exceeds capitalized costs. The policy requires management to make certain estimates and assumptions about future economic benefits related to its operations. Estimates and assumptions may change if new information becomes available. If information becomes available suggesting that the recovery of capitalized cost is unlikely, the capitalized cost is written off/impaired to the consolidated statement of operations.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statement of operations. The Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

Common Stock Warrants

The Company classifies as equity any warrants that (i) require physical settlement or net-share settlement or (ii) provide the Company with a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any warrants that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control), (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement) or (iii) that contain reset provisions that do not qualify for the scope exception. The Company assesses classification of its common stock warrants at each reporting date to determine whether a change in classification is required. Warrants classified as liabilities are initially recorded at fair value, with gains and losses arising from changes in fair value recognized in other income (expense) in the consolidated statements of operations at each period end while such instruments remain outstanding.

Financial Instruments and Fair Value Measurements

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815 “Derivatives and Hedging”.

ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

The Company’s financial instruments consist of cash, receivables, accounts payable and accrued liabilities, notes payable, due to related parties and derivative liabilities. Except for cash and derivative liabilities, the Company’s financial instruments’ carrying amounts, excluding unamortized discounts, approximate their fair values due to their short term to maturity. Cash is measured and recognized at fair value based on level 1 inputs for all periods presented. Derivative liabilities are measured and recognized at fair value based on level 3 inputs.

	Level 1	Level 2	Level 3	Total
December 31, 2023:
Cash	$3,326,851	$-	$-	$3,326,851
Derivative liabilities	-	-	369,158	369,158
	$3,326,851	$-	$369,158	$3,696,009

December 31, 2022:
Cash	$1,154,901	$-	$-	$1,154,901
Derivative liabilities	-	-	68,455	68,455
	$1,154,901	$-	$68,455	$1,223,356

Loss per Share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the consolidated statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potential shares if their effect is anti-dilutive.

The Company’s preferred stock, stock options and warrants outstanding as of December 31, 2023 and 2022, are considered potential common shares that could dilute earnings per share, but were not included in the diluted loss per share computation because their effect was antidilutive for the periods presented.   As a result, there is no difference between the computation of basic and diluted loss per shares for the periods presented.

Share-Based Compensation

Employees - The Company accounts for share-based compensation under the fair value method which requires all such compensation to employees, including the grant of employee stock options, to be calculated based on its fair value at the measurement date (generally the grant date), and recognized in the consolidated statement of operations over the requisite service period.

Nonemployees - During June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”) to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees. Under the requirements of ASU 2018-07, the Company accounts for share-based compensation to non-employees under the fair value method which requires all such compensation to be calculated based on the fair value at the measurement date (generally the grant date), and recognized in the statement of operations over the requisite service period.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

During the years ended December 31, 2023 and 2022, the Company recorded $487,738 and $171,869, respectively, in share-based compensation expense, of which $476,905 and $10,833, and $164,907 and $6,962 , respectively is included in office and administration and research and development, respectively.

Determining the appropriate fair value model and the related assumptions requires judgment. During the years ended December 31, 2023 and 2022, the fair value of each option grant was estimated using a Black-Scholes option-pricing model.

The expected volatility represents the historical volatility of comparable publicly traded companies in similar industries, adjusted for variables such as stock price, market capitalization and life cycle. Due to limited historical data, the expected term for options granted is equal to the contractual life. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of stock options. The Company has not paid and does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero.

New Accounting Standards

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

In March 2022, the FASB issued ASU 2022-02, ASC Subtopic 326 “Credit Losses”: Troubled Debt Restructurings and Vintage Disclosures. Since the issuance of Accounting Standards Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the Board has provided resources to monitor and assist stakeholders with the implementation of Topic 326. Post-Implementation Review (PIR) activities have included forming a Credit Losses Transition Resource Group, conducting outreach with stakeholders of all types, developing educational materials and staff question-and-answer guidance, conducting educational workshops, and performing an archival review of financial reports. ASU No. 2022-02 is effective for annual and interim periods beginning after December 15, 2022. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

The Company assesses the adoption impacts of recently issued, but not yet effective, accounting standards by the Financial Accounting Standards Board on the Company’s consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The FASB is issuing this Update (1) to clarify the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security, (2) to amend a related illustrative example, and (3) to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

Stakeholders asserted that the language in the illustrative example resulted in diversity in practice on whether the effects of a contractual restriction that prohibits the sale of an equity security should be considered in measuring that equity security’s fair value. Some stakeholders apply a discount to the price of an equity security subject to a contractual sale restriction, whereas other stakeholders consider the application of a discount to be inappropriate under the principles of Topic 820.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years.

The Company does not expect the standard to have a significant impact on its consolidated financial statements.

4.	Receivables

As of December 31, 2023 and 2022, receivables consisted of the following:

	December 31, 2023	December 31, 2022
Trade receivable	$33,089	$4,180
Sales taxes receivable	3,072	8,674
	$36,161	$12,854

The Company records sales taxes receivable for recoverable sales taxes paid on eligible purchases in its Canadian subsidiary. As at December 31, 2023, and December 31, 2022, the Company recorded a provision for doubtful accounts of $nil and $nil, respectively.

5.	Prepaids and Deposits

As of December 31, 2023 and 2022, prepaid and deposits consisted of the following:

	December 31, 2023	December 31, 2022
Prepaid expenses	$957,645	$89,819
Deposits	113,893	24,376
Deferred share issuance and listing expense	-	50,000
	$1,071,538	$164,195

Prepaids and deposits - current	1,060,765	153,422
Deposits- non-current	10,773	10,773

As of December 31, 2023 and 2022, the security deposit on the Company’s long term lease in the amount of $10,773 and $10,773, respectively, is classified as a non-current deposit on the balance sheet.

6.	Inventory

As of December 31, 2023 and 2022, inventory consisted of the following:

	December 31, 2023	December 31, 2022
Raw materials	$279,514	$81,133
Work in progress	147,906	116,984
Finished goods	68,247	32,028
	$495,667	$230,145

Cost of inventory recognized as expense in cost of sales for the years ended December 31, 2023 and 2022, totaled $363,082 and $251,580, respectively. In addition, the cost of inventory relating to samples given out and expensed in marketing and promotion for the year ended December 31, 2023 and 2022 totaled $124,376 and $36,501, respectively. As at December 31 2023, and December 31, 2022, the Company recorded an allowance for inventory of $nil and $nil, respectively.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

7.	Property and Equipment

	Equipment	Furniture and Fixtures	Computers	Total

Cost
Balance, December 31, 2021	$32,482	$-	$-	$32,482
Additions	24,222	8,365	2,940	35,527
Disposal	(6,188)	-	-	(6,188)
Foreign currency translation	-	-	(181)	(181)
Balance, December 31, 2022	$50,516	$8,365	$2,759	$61,640
Additions	2,658	8,533	-	11,191
Disposal				-
Foreign currency translation			61	61
Balance, December 31, 2023	$53,174	$16,898	$2,820	$72,892

Accumulated depreciation
Balance, December 31, 2021	$2,757	$-	$-	$2,757
Depreciation	5,437	548	527	6,512
Disposal	(1,142)	-	-	(1,142)
Foreign currency translation	-	-	(22)	(22)
Balance, December 31, 2022	$7,052	$548	$505	$8,105
Depreciation	8,680	2,414	555	11,649
Foreign currency translation			19	19
Balance, December 31, 2023	$15,732	$2,962	$1,079	$19,773

Net book value
December 31, 2022	$43,464	$7,817	$2,254	$53,535
December 31, 2023	$37,442	$13,936	$1,741	$53,119

During the years ended December 31, 2023 and 2022, the Company capitalized depreciation of $1,354 and $1,478, respectively as part of the production of inventory.

8.	Operating Lease

During 2022, the Company entered into a noncancPMGCle operating lease that includes two property location, one which is being used as the Company’s office and the other as its lab for research and development and the production of inventory. The lease had a commencement date of June 1, 2022 and expires on May 31, 2025, after which the term will continue on a month-to-month basis.

On July 3rd, 2023, the Company amended the terms of the previously entered lease agreement to lease additional office space from the lessor. Rent increased from $10,773 to $13,477 per month commencing July 1, 2023, through May 31, 2025. The lease amendment required a remeasurement of the lease liability which resulted in an increase of $47,986 to the lease liability and an equal increase in the right of use asset as of July 1, 2023.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

The Company recognized a total lease cost related to its noncancPMGCle operating lease of $142,741 and $73,802 for the year ended December 31, 2023, and 2022, respectively. The lease cost has been allocated as follows based on the square footage of each property location.

	December 31, 2023	December 31, 2022
Office space, recorded in office and administration	104,928	$51,745
Lab space, recorded in research and development	31,010	19,004
Lab space, capitalized to production of inventory	6,803	3,053
	142,741	$73,802

As of December 31, 2023 and December 31, 2022, the Company recorded a security deposit of $10,773 (note 5).

Future minimum lease payments under the Company’s operating lease that has an initial noncancPMGCle lease term in excess of one year at December 31, 2023 are as follows:

Year ended December 31,	Total
2024	161,721
2025	67,384
Thereafter	-
229,105
Less: Imputed interest	(18,616)
Operating lease liability	210,489

Operating lease lability – current	145,000
Operating lease lability – non-current	$65,489

On July 3rd, 2023, the Company amended the terms of the previously entered lease agreement on July 4, 2022 to acquire more space. Rent shall increase to $13,476.75 per month commencing July 1, 2023. The Company used a discount rate of 11.50% upon the remeasurement of the lease liability on July 1, 2023, compared to an original discount rate of 8% on lease commencement, as its incremental cost of borrowing due to the amendment. The remaining lease term as of December 31, 2023, is 1.42 years (December 31, 2022 – 2.42 years).

9.	Accounts Payable and Accrued Liabilities

As of December 31, 2023 and 2022, accounts payable and accrued liabilities consisted of the following:

	December 31, 2023	December 31, 2022
Accounts payable	$596,147	$210,840
Accrued liabilities	73,228	33,864
	$669,375	$244,704

10.	Notes Payable

In April and May 2022, the Company issued promissory notes to five investors (including two related parties of the Company) for a total amount of $183,970. The promissory notes carried simple interest at a rate of 8% per annum. On July 15 2022, the promissory notes and accrued interest of $2,614, converted into the Series A financing round in accordance with the original terms of the agreements. The conversion price was set at $0.80 (60% of the Series A preferred shares financing round price) and as a result the noteholders received 231,828 Series A preferred shares. In addition, the conversion terms contained a 100% warrant coverage ratio resulting in the note holders receiving 231,828 common stock purchase warrants with an exercise price of $2.01 (150% of the Series A financing round price).

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

11.	Derivative liabilities

On July 15, 2022, the Company issued 231,828 common stock purchase warrants with an exercise price of $2.01 as part of the conversion of promissory notes (Note 10).

On November 21, 2023, the Company completed its Initial Public Offering (“IPO”) (Note 12) and issued 75,000 warrants (the “IPO warrants”). The IPO warrants are exercisable into one common share of the Company at $4 per share and expire on November 21, 2028.

We analyzed the common stock purchase warrants issued as partial settlement of the promissory notes payable and the IPO warrants against the requirements of ASC 480, Distinguishing Liabilities from Equity, and determined that the warrants should be classified as financial liabilities since the terms allows for a cashless net share settlement at the option of the holder.

ASC 815, Derivatives and Hedging, requires that the warrants be accounted for as derivative liabilities with initial and subsequent measurement at fair value with changes in fair value recorded as other income (expense).

A continuity of the Company’s common stock purchase derivative liability warrants is as follows:

Derivative liabilities
December 31, 2021	$-
Addition of new derivatives recognized as partial settlement of promissory notes	55,701
Change in fair value of derivative liabilities	12,754
Outstanding, December 31, 2022	$68,455
Addition of new derivatives during IPO	229,437
Change in fair value of derivative liabilities	71,266
Outstanding, December 31, 2023	$369,158

We determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes Option Pricing Model to calculate the fair value as of initial recognition and as of December 31, 2023 and 2022. The Black-Scholes Option Pricing Model requires six basic data inputs: the exercise or strike price, expected time to expiration or exercise, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement.

The following assumptions were used in the Black-Scholes option pricing model:

	December 31, 2023	November 21, 2023	December 31, 2022	July 15, 2022
Risk-free interest rate	3.84 - 4.01%	4.41%	4.73%	3.12%
Expected life [1]	3.32 – 4.90 years	5 years	0.75 years	0.6 years
Expected dividend rate	0.00%	0.00%	0.00%	0.00%
Expected volatility	100%	100%	100%	100.00%

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

As of December 31, 2023, the following warrants were outstanding:

Outstanding	Expiry date[1]	Weighted average exercise price ($)
75,840	April 27, 2027	2.01
63,037	April 27, 2027	2.01
80,388	April 27, 2027	2.01
12,563	April 27, 2027	2.01
75,000	November 21, 2028	4.00
306,828		2.49

As of December 31, 2023 and December 31, 2022, the weighted average life of derivative liability warrants outstanding was 3.71 and 4.36 years, respectively.

[1]	On April 28, 2023, the Company amended the warrant agreements for the 231,828 derivative liability warrants outstanding. The amendment removed the clause to automatically convert warrants to shares on IPO date and all warrants were given an expiry date of April 27, 2027. This led to an increase in the expected life input in the Black-Scholes model as of December 31, 2023 compared to December 31, 2022, when the Company used the expected IPO date to calculate the expected life of the warrants.

12.	Equity

Common Stock

Authorized

As of December 31, 2023 and December 31, 2022, the Company had 300,000,000 and 19,000,000 common stock authorized, respectively, each having a par value of $0.0001.

Issued and outstanding

As of December 31, 2023 and 2022, the Company had 17,329,615 and had 9,568,475 shares issued and outstanding, respectively

Transactions during the year ended December 31, 2023

On January 6, 2023, the Company issued 62,500 common stock upon the exercise of 62,500 stock options with an exercise price of $0.60 per common stock for $37,500, of which $6 was recognized in common stock and the remaining $37,494 in additional paid-in capital.

On March 2, 2023, the Company issued 250,000 common stock and 250,000 common stock purchase warrants for $750,000, of which $25 was recognized in common stock and the remaining $749,975 in additional paid-in capital. These warrants are accounted for as equity warrants.

On April 14, 2023, the Company issued 97,861 common stock, of which $10 was recognized in common stock and the remaining $293,579 in additional paid-in capital.

On May 15, 2023, the Company issued 10,000 common stock, of which $1 was recognized in common stock and the remaining $29,999 was recognized in additional paid-in capital.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

On August 25, 2023, the Company issued 46,666 common stock, of which $5 was recognized in common stock and the remaining $139,995 was recognized in additional paid-in capital.

On September 13, 2023, the Company issued 83,882 common stock and 99,998 common stock purchase warrants, of which $8 was recognized in the common stock and the remaining $249,996 was recognized in additional paid-in capital. These warrants are accounted for as equity warrants.

On November 21, 2023, the Company completed its IPO and issued 1,500,000 common shares, of which $150 was recognized in common stock and the remaining $5,999,850 was recognized in additional paid in capital. The gross proceeds of the offering were $6,000,000. The Company issued 75,000 underwriter warrants in connection with the IPO exercisable at $4 per warrant (Note 11). Additionally, the 213,730 series 1 preferred shares, 3,635,252 series 2 preferred shares, and 1,861,799 series A preferred shares were converted to common shares on a 1:1 basis. This conversion resulted in accordance with the original terms of the preferred shares and as such no gain or loss were recorded on the conversion. This resulted in the Company issuing a total of 5,710,781 common shares. In connection with the IPO financing, the Company paid share issuance costs of $762,194 consisting of $730,000 in underwriting fees, and $32,194 in other directly related expenses. The Company also incurred listing expenses in the amount of $450,079 in connection with its IPO.

Transactions during the year ended December 31, 2022

On December 13, 2022, the Company issued 41,667 common stock upon the exercise of 41,667 stock options with an exercise price of $0.60 per common stock for $25,000, of which $5 was recognized in common stock and the remaining $24,995 in additional paid-in capital.

Preferred Stock

Authorized

As of December 31, 2023, the Company had 75,000,000 of all preferred stock authorized, each having a par value of $0.0001 per stock

As of December 31, 2022, the Company had 213,730 stock of Series Seed 1 preferred stock authorized, each having a par value of $0.0001 per stock.

As of December 31, 2022, the Company had 3,635,252 stock of Series Seed 2 preferred stock authorized, each having a par value of $0.0001 per stock.

As of December 31, 2022, the Company had 2,982,003 stock of Series A preferred stock authorized, each having a par value of $0.0001 per stock.

The holders of Preferred Stock shall have the right to convert their shares of Preferred Stock, at any time, into shares of Common Stock at a conversion price of 1:1.

Issued and outstanding

As of December 31, 2023 and 2022, the Company had Nil and 213,730 Series Seed 1 preferred stock issued and outstanding, respectively.

As of December 31, 2023 and 2022, the Company had Nil and 3,635,252 Series Seed 2 preferred stock issued and outstanding, respectively.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

As of December 31, 2023 and 2022, the Company had Nil and 1,861,799 Series A preferred stock issued and outstanding, respectively.

Transactions during the year ended December 31, 2023

On November 21, the Company completed its IPO and converted the 213,730 series 1 preferred shares, 3,635,252 series 2 preferred shares, and 1,861,799 series A preferred shares into common shares on a 1:1 basis.

Transactions during the year ended December 31, 2022

On July 15, 2022, the Company closed the first tranche of its Series A Financing and issued 1,090,029 Series A preferred shares for gross proceeds of $1,462,146, of which $109 was recognized in preferred stock and the remaining $1,462,037 in additional paid-in capital. In addition, the Company issued 231,828 Series A preferred shares and 231,828 common stock purchase warrants upon conversion of $186,584 of promissory notes and accrued interest, of which $23 was recognized in preferred stock, $55,701 as derivative liabilities at fair value, and the remaining $130,860 in additional paid-in capital.

On July 27, 2022, the Company closed the second tranche of its Series A Financing and issued 349,790 Series A preferred shares for gross proceeds of $469,207, of which $35 was recognized in preferred stock and the remaining $469,172 in additional paid-in capital.

On August 4, 2022, the Company closed the third tranche of its Series A Financing and issued 111,884 Series A preferred shares for gross proceeds of $150,080, of which $11 was recognized in preferred stock and the remaining $150,069 in additional paid-in capital.

On October 10, 2022, the Company closed the fourth tranche of its Series A Financing and issued 78,268 Series A Preferred shares for gross proceeds of $104,988, of which $8 was recognized in preferred stock and the remaining $104,980 in additional paid-in capital.

The Company incurred shared issuance cost of $33,132 in connection with its Series A Financing which has been recorded as a deduction from additional paid-in capital.

Equity Warrants

Transactions during the year ended December 31, 2023

On March 2, 2023, the Company issued 250,000 common stock and 250,000 common stock purchase warrants. Each warrant is exercisable at $3.00 per common stock. The warrants shall be exercisable, in whole or in part at the issue date but such exercisability shall cease upon the date of the Company’s IPO and listing of its common shares on the Nasdaq Capital Market or other Trading Market and shall continue to be exercisable in whole or in part immediately after the Lock-up Period but no later than the Warrant Expiration Date or Accelerated Warrant Expiration Date (the “Exercise Period”). In the event of the Company’s initial public offering and listing of shares of its common stock on a Trading Market, the Company shall notify the holder at least fifteen (15) calendar days prior to the consummation of such IPO. “Trading Market” shall mean a “national securities exchange” that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934. The Expiration Date shall be the earlier of (i) three years and one hundred eighty (180) days from the issue date (the “Warrant Expiration Date”) or (ii) upon the Company’s reasonable judgment and written notice to the purchaser, of the Company’s option to accelerate the Warrant Expiration Date whereby upon purchaser’s receipt of the Company’s written notice of acceleration during the Exercise Period, the Purchaser’s option to exercise any number of warrants shall occur no later than fourteen (14) days following the receipt of the written notice of acceleration (the “Accelerated Warrant Expiration Date”). For the avoidance of doubt, it shall be reasonable for the Company to accelerate the Expiration Date of this warrant to coincide with transactions including, but not limited to (i) a change of control including but not limited to the voluntary or involuntary sale, assignment, transfer or other disposition, or transfer by operation of law, of more than 50% of any direct or indirect equity interest of the Company; or (ii) a subsequent capital financing other than the IPO consisting of but not limited to an offer or proposal for, or indication of interest in, the issuance of debt or the capital stock of the Company.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

On September 13, 2023, the Company issued 83,332 common stock and 99,998 common stock purchase warrants. Each warrant is exercisable at $3.00 per common stock. The Warrants shall be exercisable, in whole or in part immediately upon issuance, but such exercisability shall cease upon the date of the Company’s initial public offering (the “IPO”) and listing of its Common Shares on the Nasdaq Capital Market or other Trading Market (as defined herein) and will only become exercisable after the expiration of one hundred eighty (180) days following the Company’s initial public offering (the “Lock-up Period”). The expiration date shall be three years and one hundred eighty (180) days following the issuance of the Warrant Shares.

Transactions during the year ended December 31, 2022.

There was no equity warrant activity during the year ended December 31, 2022.

As of December 31, 2023, the following equity warrants were outstanding:

Outstanding	Expiry date	Weighted average exercise price ($)
250,000	August 28, 2026	3.00
99,998	March 12, 2027	3.00
349,998		3.00

As of December 31, 2022, there were no equity warrants outstanding.

As of December 31, 2023, and December 31, 2022, the weighted average life of equity warrants outstanding was 2.81 and Nil years, respectively.

Stock Options

The Company has a stock option plan included in the Company’s 2020 Equity Incentive Plan (the “Plan”) where the Board of Directors or any of its committees can grant Incentive Stock Options, Nonstatutory Stock Options, and Restricted Stock to employees, advisors and directors of the Company. As of December 31, 2023 and 2022, the aggregate number of shares allocated and made available for issuance pursuant to stock options granted under the Plan shall not exceed 1,734,188 shares. The plan shall remain in effect until it is terminated by the Board of Directors.

Transactions during the year ended December 31, 2023

On February 1, 2023, the Company granted 10,000 stock options with a contractual life of ten years and an exercise price of $5.00 per common stock. These stock options were valued at $10,767 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

From May 12, 2023 to June 30, 2023, the Company granted 222,500 stock options (includes 80,000 each to two of its newly appointed independent directors) with a contractual life of ten years and an exercise price of $5.00 per common stock. These stock options were valued at $584,787 using the Black-Scholes Option Pricing Model. The options vest 25% on the first vesting date and the remaining 75% vest evenly over 36 months thereafter.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

On June 30, 2023, the Company cancelled and reissued 80,000 options previously issued to an advisor of the Company upon their appointment as a director effective June 1, 2023. The cancelled and re-issued options had the same exercise price of $5.00 per common stock and the same vesting terms and expiry date, and as such the cancellation and reissuance had no impact on the Company’s consolidated financial statements.

On July 1, 2023, the Company granted 1,500 stock options with a contractual life of ten years and an exercise price of $5.00 per common stock. These stock options were valued at $3,940 using the Black-Scholes Option Pricing Model. The options vest 25% on the first vesting date and the remaining 75% vest evenly over 36 months thereafter.

Transactions during the year ended December 31, 2022

On April 25, 2022, the Company granted 45,000 stock options with a contractual life of ten years and exercise price of $0.60 per common stock. These stock options were valued at $11,617 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

From June 1, 2022 to November 1, 2022, the Company granted 262,000 stock options with a contractual life of ten years and exercise price of $1.34 per common stock. These stock options were valued at $317,652 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

From September 1, 2022 to December 12, 2022, the Company granted 105,000 stock options with a contractual life of ten years and exercise price of $5.00 per common stock. These stock options were valued at $115,868 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

The following assumptions were used in the Black-Scholes option pricing model:

	December 31, 2023	December 31, 2022
Risk-free interest rate	3.39% - 3.86%	2.81% - 4.07%
Expected life	10 years	10 years
Expected dividend rate	0.00%	0.00%
Expected volatility	100%	100%
Forfeiture rate	0.00%	0.00%

The continuity of stock options for the years ended December 31, 2023 and 2022 is summarized below:

	Number of stock options	Weighted average exercise price
Outstanding, December 31, 2021	1,133,334	$0.60
Granted	412,000	2.19
Forfeited	(137,500)	0.60
Exercised	(41,667)	0.60
Outstanding, December 31, 2022	1,366,167	1.08
Granted	234,000	5.00
Forfeited	(14,583)	0.60
Exercised	(62,500)	0.60
Outstanding, December 31, 2023	1,523,084	1.71

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

As of December 31, 2023, the following options were outstanding, entitling the holders thereof the right to purchase one common stock for each option held as follows:

Outstanding	Vested	Expiry date	Weighted average exercise price ($)
841,667	613,722	February 8, 2031	0.60
35,417	35,417	February 27, 2031	0.60
45,000	18,750	April 25, 2032	0.60
16,000	6,000	June 1, 2032	1.34
110,000	38,958	July 1, 2032	1.34
100,000	33,333	August 8, 2032	1.34
16,000	2,708	September 30, 2032	1.34
80,000	25,000	September 30, 2032	5.00
10,000	2,918	October 15, 2032	1.34
10,000	5,000	November 1, 2032	1.34
5,000	1,354	November 1, 2032	5.00
20,000	5,000	December 12, 2032	5.00
10,000	-	February 1, 2033	5.00
50,000	-	April 16, 2033	5.00
80,000	-	May 1, 2033	5.00
80,000	-	January 25, 2033	5.00
10,000	-	June 27, 2033	5.00
2,500	-	July 10, 2033	5.00
1,500	-	July 1, 2033	5.00
1,523,084	788,160		2.62

As of December 31, 2023 and 2022, the weighted average life of stock options outstanding was 7.84 years and 8.58 years, respectively.

During the years ended December 31, 2023 and 2022, the Company recorded $487,738 and $171,869, respectively, in share-based compensation expense, of which $476,905 and $10,833, and $164,907 and $6,962 , respectively is included in office and administration and research and development, respectively.

13.	Related Party Transactions

Related parties consist of the following individuals and corporations:

●	Braeden Lichti, Chairman and former President, significant shareholder through BWL Investments Ltd. Resigned as President effective October 11, 2022.

●	Jordan Plews, CEO and Director, significant shareholder through JP Bio Consulting LLC

●	Graydon Bensler, CFO and Director

●	Yi Guo, Former Director, resigned effective September 29, 2022

●	Tim Sayed, Chief Medical Officer

●	Brenda Buechler, Chief Marketing Officer

●	Christoph Kraneiss, Chief Commercial Officer

●	Jeffrey Parry, Director (appointed June 1, 2023)

●	Julie Daley, Director (appointed June 1, 2023)

●	Crystal Muilenburg, Director (appointed June 1, 2023)

●	GB Capital Ltd., controlled by Graydon Bensler

●	JP Bio Consulting LLC, significant shareholder and controlled by Jordan Plews

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

●	BWL Investments Ltd., significant shareholder and controlled by Braeden Lichti

●	Northstrive Companies Inc., controlled by Braeden Lichti

Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company’s Board of Directors, corporate officers, and individuals with more than 10% control.

Remuneration attributed to key management personnel are summarized as follows:

	December 31, 2023	December 31, 2022
Consulting fees	$230,000	$215,078
Salaries	633,957	403,180
Share-based compensation	357,349	129,980
	$1,221,306	$748,238

During the year ended December 31, 2023, the Company incurred consulting fees of $110,000 (December 31, 2022 - $95,078) to GB Capital Ltd., a company controlled by Graydon Bensler, CFO and Director. In addition, the Company incurred consulting fees of $120,000 (December 31, 2022 - $120,000) to Northstrive Companies Inc., a company controlled by the Company’s Chairman and former President.

Jordan Plews, CEO and Director, earned a Salary of $223,646 and $222,446 respectively during the year ended December 31, 2023 and 2022 (includes employer taxes of $23,646 and $12,446, respectively).

Brenda Buechler, Chief Marketing Officer, earned a Salary of $212,913 and $107,937, respectively during the year ended December 31, 2023 and 2022 (includes employer taxes of $22,913and $7,937 respectively).

Christoph Kraneiss, Chief Commercial Officer, earned a Salary of $197,398 and $72,792, respectively during the year ended December, 2023 and 2022 (includes employer taxes of $17,398 and $5,292, respectively).

On February 9, 2021, the Company granted 800,000 stock options to four related parties (200,000 stock options each) with a contractual life of ten years and exercise price of $0.60 per share of common stock. These stock options were valued at $203,972 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

On June 1, 2023, the Company granted 160,000 stock options to directors of the company (80,000 stock options each) with a contractual life of ten years and exercise price of $5.00 per share of common stock. These stock options were valued at $420,521 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

On June 1, 2023, the Company cancelled and re-issued 80,000 stock options to a director of the company with a contractual life of ten years and exercise price of $5.00 per share of common stock. The cancelled and re-issued options had the same exercise price of $5.00 per common stock and the same vesting terms and expiry date, and as such the cancellation and reissuance is not expected to impact on the Company’s consolidated financial statements. (Note 12).

Details of the fair value of the options granted to each individual and the related expense recorded for the year ended December 31, 2023 and 2022 are as follow:

On July 20, 2021, the Company granted 200,000 stock options to a related party, Yi Guo, former Director, with a contractual life of ten years and exercise price of $0.60 per share of common stock. These stock options were valued at $51,014 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter. On October 17, 2022, Yi Guo resigned from the board of directors of the Company and as a result, 137,500 unvested options were forfeited. The remaining 62,500 vested option remain exercisable for 3 months after the resignation. The share-based compensation expense recorded for the years ended December 31, 2023 and 2022 relating to these stock options was Nil and $1,424, respectively.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

During 2023, the Company granted 250,000 stock options to two related parties (150,000 stock options to Brenda Buechler, Chief Marketing Officer, and 100,000 options to Christoph Kraneiss, Chief Commercial Officer) with a contractual life of ten years and weighted average exercise price of $1.22 per share of common stock. These stock options were valued at $264,906 using the Black-Scholes Option Pricing Model. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

Details of the fair value granted to each individual and the related expense recorded for the year ended December 31, 2023 is as follow:

	December 31, 2023	December 31, 2022	Fair value of stock options granted
Braeden Lichti, Former Chairman and President	$6,563	$14,181	$50,995
Graydon Bensler, CFO and Director	6,563	14,181	50,995
Jordan Plews, CEO and Director	6,563	14,181	50,995
Tim Sayed, Chief Medical Officer	6,563	14,181	50,995
Jeffrey Parry, Director	29,855	-	107,669
Julie Daley, Director	98,613	-	210,245
Crystal Muilenburg, Director	82,252	-	210,245
Brenda Buechler, Chief Marketing Officer	62,705	-	143,671
Christoph Kraneiss, Chief Commercial Officer	57,672	-	121,243
	$357,349	$56,724	$997,053

As of December 31, 2023 and 2022, the Company had $22,455 and $142,705, respectively due to companies controlled by Braeden Lichti, of which $22,455 and $22,705, respectively is unsecured, non-interest bearing and are due on demand.

As of December 31, 2023, the Company had $34,378 (December 31, 2022 - $7,165) in consulting fees due to Graydon Bensler, CFO and Director, $15,143 (December 31, 2022 - $1,485) due to companies controlled by Braeden Lichti, and $4,272 and $879 (December 31, 2022 - $2,971 and $Nil) due to Jordan Plews, CEO and Director, and Christopher Kraneiss, Chief Commercial Officer, respectively, for expenses incurred on behalf of the Company.

14.	Income Tax

During the years ended December 31, 2023 and 2022, there is $Nil and $Nil current and deferred income tax expense, respectively, reflected in the Statement of Operations and Comprehensive Loss.

The following are the components of income before income tax reflected in the Consolidated Statement of Operations and Comprehensive Loss for the years ended December 31, 2023 and 2022:

Component of Loss Before Income Tax

	December 31, 2023	December 31, 2022
Net loss before income tax	$(4,301,517)	$(1,800,268)
Effective tax rate	27.87%	27.87%
Expected recovery	(1,198,833)	(501,735)
Share-based compensation	135,947	47,906
Other non-deductible items	19,864	3,555
Foreign exchange	(2,168)	3,602
Tax rate differences	1,031	1,292
Change in valuation allowance	1,044,159	445,380
Tax expense (recovery)	-	-

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial operations. In projecting future taxable income, the Company began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgement about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying businesses. In evaluating objective evidence that historical results provide, the Company consider three years of cumulative operating income (loss).

During the year ended December 31, 2023, the Company had aggregate net operating losses for income tax purposes of $4,168,622 (2022 – $1,615,645) to offset future taxable income in the United States and Canada. As of December 31, 2023, the deferred tax asset related to these loss carry forwards amounted to approximately $1,710,000 (2022 - $662,000) and were fully reserved. Management believes that it is not yet more likely than not that these assets will be realized in the near future.

15.	Commitments and Contingencies

There were no commitments as of December 31, 2023 and 2022 or during the years then ended.

The Company had an ongoing dispute with a vendor regarding unpaid invoices. The Company disputed the services claimed to have been rendered by the vendor. In May 2023, the Company and the vendor agreed to settle the matter, resulting in the Company agreeing to pay a final settlement of Cnd$12,500 (approximately $9,225), an amount that is significantly less than the unpaid invoices originally claimed by the vendor. The Company included the settlement amount in accrued liabilities as of December 31, 2022 and the amount was paid over to the vendor during the year ended December 31, 2023.

Upon the Company’s initial registration of cosmetic products with Health Canada in 2022, the Canadian health ministry confirmed that the ingredients contained in the cosmetic products were permitted for use in cosmetics in Canada, and our cosmetic products as sold were compliant with any applicable requirements of the Food and Drugs Act (Canada) and Cosmetic Regulations pursuant to the Food and Drugs Act (Canada) with respect to all ingredients and composition, including that none of the ingredients contained therein were named on the Cosmetic Ingredient Hotlist (as published by Health Canada).

Health Canada is responsible for regulation of the sale of cosmetics under the Food and Drugs Act and Cosmetic Regulations, including the interpretation of what may be represented on labels and in promotional materials regarding the claimed properties of cosmetic products. The Company markets its products in Canada as cosmetics under the Food and Drugs Act, having submitted cosmetic notifications to Health Canada for both products as required by the Cosmetic Regulations. There is no pre-market approval required from Health Canada to market a cosmetic in Canada. In March 2024, The Company received correspondence from Health Canada, advising that Health Canada had reviewed certain undisclosed information about the Company’s products. Health Canada advised that based on this review, the products did not meet Health Canada’s interpretation of the conditions required to market a cosmetic in Canada. In response to Health Canada’s communication, The Company has engaged Health Canada to obtain clarity about the review and how the products can be marked in Canada.

Depending on the outcome of the Company’s engagement with Health Canada, the Company’s products could be subject to additional regulatory requirements in order to be advertised or sold in Canada. Prior to receiving the March 2024 notice, our distribution agreement partner’s sales in Canada contributed $158,603 to our total revenue of $1,712,595, representing about 9.26% of total revenue for the year ended December 31, 2023.

As of March 18, 2024, the Company has voluntarily stopped sale of its products in Canada. The Company is working with Canadian regulatory and legal counsel to explore options to rectify the issues raised. This will impede sales in Canada until resolved and raises concerns about our future collaboration with our distributor, Evolve Medical Inc.

PMGC Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

(Expressed in United States dollars)

16.	Concentrations

Customers

For the year ended December 31, 2023, the Company recorded 34% of its revenue from its 3 largest customers. The Company’s largest customer, representing $234,800 of revenue, relates to sales to a wholesaler during the period. During the year ended December 31, 2022, the Company recorded 54% of its revenue from its two largest customers, each representing 45% and 9% respectively. The Company’s largest customer, representing $344,018 of revenue, relates to a white label distributor agreement signed during the year.

As of December 31, 2023, the Company had $49 receivables due from these customers and $7,500 in customer deposits were received from its largest customer.

The Company expects its dependence on these major customers to decrease over time as it enters into additional distributor agreements and builds out its sales team.

Suppliers

During the year end December 31, 2023, and 2022, the Company had 3 key suppliers that represented approximately 73% and 3 key suppliers that represented approximately 64%, respectively, of the cost incurred in the purchase and production of inventory. The table below represents a breakdown of each supplier as a percentage of the cost incurred (Suppliers are shown from largest to smallest and does not necessarily represent the same suppliers period over period):

	December 31, 2023	December 31, 2022
Supplier 1	32%	39%
Supplier 2	29%	14%
Supplier 3	12%	11%
	73%	64%

The Company continually evaluates the performance of its suppliers and the availability of alternatives to substitute or supplement its inventory production supply chain. The Company believes that a breakdown in supply from one of its key suppliers would be overcome in a short amount of time given the availability of alternatives.

17.	Subsequent Events

Management has evaluated events subsequent to the year ended December 31, 2023 up to March 28, 2024, for transactions and other events that may require adjustment of and/or disclosure in the consolidated financial statements.

From January 2 to February 13, 2024, the Company issued 12,500 stock options to purchase common stock of the company at an exercise price equal to $5.00 per share that mature in 10 years.

On March 6, 2024, Health Canada notified the Company that it has classified the Company’s products as a drug. This classification could impede sales in Canada and raises concerns about our future collaboration with our distributor, Evolve Medical Inc (Note 15)

On March 6, 2024, the Company issued 80,000 stock options to purchase common stock of the Company at an exercise price equal to $1.00 per share that mature in 10 years. Additionally, 160,000 stock options previously issued were repriced from $5.00 per share to $1.00 per share.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all costs and expenses, other than the estimated placement agent fees and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

	Amount
SEC registration fee		$408.14
Printing expenses		$10,000
Legal fees and expenses		$65,000
Accounting fees and expenses		$5,000
Transfer agent and registrar fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

*	To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding securities issued by us within the last three years from February 11, 2025 which were not registered under the Securities Act of 1933, as amended.

●	In April and May 2022, the Company issued promissory notes to 5 investors (including 2 directors of the Company) for a total amount of $183,970. The promissory notes carry simple interest at a rate of eight percent (8%) per annum. The notes also carry 100% warrant coverage. Each lender is entitled to receive a warrant to purchase shares of Common Stock. Each warrant is exercisable for that number of shares of Common Stock determined by dividing the warrant coverage amount by the conversion price and shall have a term of five (5) years. The exercise price for the Common Stock purchasable upon exercise of the warrants shall be equal to 150% of the price per share paid for the conversion shares. The promissory notes and all accrued but unpaid interest automatically converted into the next equity financing, the Series A round. The conversion price was 60% of the price paid per share for equity securities in the next equity financing, the Series A round. On July 15 2022, $183,970 of principal and $2,614 of accrued interest, converted into the series A round for a total of 231,828 shares and 231,828 warrants. The warrants have an exercise price of $2.01207.

●	On July 15, 2022, the Company closed the first tranche of its series A financing and issued 1,090,029 series A preferred shares for gross proceeds of $1,462,146 (excluding the conversion of the promissory notes referred to immediately above).

●	On July 27, 2022, the Company closed the second tranche of its series A financing and issued 349,790 series A preferred shares for gross proceeds of $469,207.

●	On August 4, 2022, the Company closed the third tranche of its series A financing and issued 111,884 series A preferred shares for gross proceeds of $150,080.

●	On October 10, 2022, the Company closed the fourth tranche of its series A financing and issued 78,268 series A preferred shares for gross proceeds of $104,988.

●	In December 2022, 41,667 stock options with an exercise price of $0.60 were exercised in exchange for 41,667 shares of Common Stock for total proceeds of $25,000.

●	In January 2023, 62,500 stock options with an exercise price of $0.60 were exercised in exchange for 62,500 shares of Common Stock for total proceeds of $37,500.

●	On March 2, 2023, the Company amended its certificate of incorporation to increase the number of Common Stock authorized for issuance from 19,000,000 to 300,000,000. On the same date, the Company increased the aggregate number of shares allocated and made available for issuance pursuant to stock options granted under the Company’s 2020 equity incentive plan from 1,534,188 to 1,734,188 shares.

●	On March 3, 2023, the Company issued 250,000 shares of Common Stock and 250,000 warrants to purchase 250,000 shares of Common Stock for gross proceeds of $750,000. Each warrant has a term of three years and 180 days subject to the Company’s ability to accelerate the warrant expiration date. The warrants have an exercise price of $3.00.

●	From March 15, 2023, to May 19, 2023, the Company issued 107,861 shares of Common Stock for gross proceeds of $ 323,589.

●	On June 1, 2023, the Company granted 240,000 stock options to each of its independent directors with a contractual life of ten years and exercise price of $5.00 per Common Stock. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

●	On August 24, 2023, the Company issued 46,666 shares of Common Stock for gross proceeds of $140,000.

●	On September 13, 2023, the Company issued 83,332 shares of Common Stock and 99,998 warrants to purchase 99,998 shares of Common Stock for gross proceeds of $249,996. Each warrant has a term of three years and 180 days. The warrants have an exercise price of $3.00.

●	On April 30, 2024, the Company issued 950,000 shares of common stock to a licensor as consideration for the license of two product candidates and related rights, with a cost basis of $0.7010 per share.

●	On July 31, 2024, we entered into a securities purchase agreement with certain investors pursuant to which we sold, in a private placement, notes with an aggregate principal amount of $1,150,000, with an original issue discount of $150,000. As consideration for entering into this securities purchase agreement, we issued a total of 1,299,999 shares of common stock of the Company to these investors on August 2, 2024.

●	On January 27, 2025, the Company entered into a warrant inducement agreement with certain warrant holders (the “Warrant Holders”), in which the Warrant Holders agreed to reduce the exercise price of warrants that were previously issued to the Warrant Holders by the Company in a public offering (the “Existing Warrants”), which shares of Common Stock underlying the Existing Warrants were registered for sale under the registration statement on Form S-1, as amended (File No. 333-281987), and exercise the Existing Warrants in exchange for the Company issuing warrants (the “New Warrants”) with an exercise price of $2.75 per share (subject to adjustment pursuant to the terms of the warrant agreement for such New Warrants, the “New Warrant Agreement”), to purchase 969,386 shares of Common Stock, in the aggregate. The transactions contemplated by the Warrant Inducement Agreement and the New Warrant Agreement (the “Warrant Inducement Transactions”) were consummated or January 28, 2025. Pursuant to the Warrant Inducement Transactions, the Company received aggregate gross proceeds up to approximately $1,938,772, before deducting expenses payable by the Company.

These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

Exhibit No.	Description
3.1	Articles of Incorporation of the Registrant
3.2	Bylaws of Registrant
3.3	Certificate of Designations, Rights, and Preferences of Series B Preferred Stock.
5.1*	Opinion of Counsel to Registrant
10.1	2020 Equity Incentive Plan, as amended, and forms of award agreements thereunder
10.2	Form of Amended and Restated Consulting Agreement between the Registrant and Northstrive Companies Inc.
10.3	Form of Advisory Agreement between the Registrant and Braeden Lichti
10.4†	Authorized Distributor Agreement, dated August 30, 2022, between the Registrant and Refine USA, LLC
10.5†	Authorized Distributor and Trademark License Agreement, dated January 17, 2022, between the Registrant and Dermapenworld Pty Ltd
10.6†	Collaboration Agreement, dated November 28, 2023, by and between the Registrant and Yuva BioSciences, Inc.
10.7†	License Agreement, dated January 16, 2024, by and between the Company and INmune Bio, Inc.
10.8†#	Employment Agreement of Jordan R. Plews, dated September 26, 2021.
10.9†	Employment Agreement of Brenda Buechler, dated June 24, 2022.
10.10†	Employment Agreement of Chris Kraneiss, dated August 6, 2022.
10.11†	License Agreement, dated April 30, 2024, by and between the Company and MOA Life Plus Co., Ltd.
10.12	Consulting Agreement with Santorio Biomedical, LLC.
10.13#	Amended and Restated Consulting Agreement by and between the Company and GB Capital Ltd.
10.14#	Amended and Restated Consulting Agreement by and between the Company and NorthStrive Companies Inc.
10.15#	Chairman Appointment Letter to Mr. Braeden Lichti
10.16	Termination Agreement by and between the Company and Mr. Lichti
10.17†	First Amendment to License Agreement dated as of July 9, 2024, by and between the Company and INmune Bio, Inc.
10.18	Form of Securities Purchase Agreement dated September 22, 2024
10.19	Second Amended and Restated Consulting Agreement for Non-Employee Chief Executive Officer by and between the Company and GB Capital Ltd
10.20	Second Amended and Restated Consulting Agreement for Non-Executive Chairman by and between the Company and Northstrive Companies Inc.
10.21	Amendment to the Second Amended and Restated Consulting Agreement for Non-Employee Chief Executive Officer by and between the Company and GB Capital Ltd
10.22	Amendment to the Second Amended and Restated Consulting Agreement for Non-Executive Chairman by and between the Company and GB Capital Ltd Northstrive Companies Inc.
10.23	Form of Warrant Inducement Agreement
10.24	Form of Warrant
16.1	Letter from TPS Thayer, LLC
21.1	List of Subsidiaries
23.1	Consent of Counsel to Registrant (included in Exhibit 5.1).
23.2	Consent of TPS Thayer.
24.1	Powers of Attorney (included on signature page).
99.1	Unaudited pro forma consolidated statements of income of the Company for the fiscal years ended December 31, 2023 and 2022 and for the nine months ended September 20, 2024, and the notes related thereto, and unaudited pro forma condensed consolidated statements of financial condition as of September 30, 2024
107	Filing Fee Table.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	To be filed by amendment.

#	Management contract or compensatory plan.

†	Certain portions of this document that constitute confidential information have been redacted in accordance with Item 601(b)(10) of Regulation S-K.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, State of California, on February 11, 2025.

PMGC HOLDINGS INC.

By:	/s/ Graydon Bensler
Graydon Bensler
Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Graydon Bensler as his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Graydon Bensler	Chief Executive Officer, Chief Financial Officer and Director	February 11, 2025
Graydon Bensler	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Braeden Lichti	Chairman of the Board of Directors	February 11, 2025
Braeden Lichti

/s/ Jeffrey Parry	Director	February 11, 2025
Jeffrey Parry

/s/ Juliana Daley	Director	February 11, 2025
Juliana Daley

/s/ George Kovalyov	Director	February 11, 2025
George Kovalyov